                                                                    EXHIBIT 10.1

================================================================================

                            STOCK PURCHASE AGREEMENT

                          dated as of February 12, 2004

                                     between

                          HILLENBRAND INDUSTRIES, INC.,

                             an Indiana corporation,

                                       and

                               FFS HOLDINGS, INC.

                             a Delaware corporation

================================================================================

                                TABLE OF CONTENTS

                                                                                            Page
                                                 ARTICLE I

                                                DEFINITIONS

SECTION 1.1.     Definitions..............................................................     2

                                                ARTICLE II

                                          PURCHASE OF THE SHARES

SECTION 2.1.     Purchase and Sale........................................................    12
SECTION 2.2.     Post-Closing Purchase Price Adjustment...................................    13
SECTION 2.3.     Closing..................................................................    15
SECTION 2.4.     First Closing Deliveries.................................................    15
SECTION 2.5.     FFSB Closing Deliveries..................................................    17
SECTION 2.6.     Payment of DSCA Funds....................................................    17

                                                ARTICLE III

                                      REPRESENTATIONS AND WARRANTIES

SECTION 3.1.     Representations and Warranties of Seller.................................    18
SECTION 3.2.     Representations and Warranties of Buyer..................................    38

                                                ARTICLE IV

                                                 COVENANTS

SECTION 4.1.     Conduct of Business of the Company.......................................    42
SECTION 4.2.     Access to Information; Confidentiality...................................    43
SECTION 4.3.     Consents, Approvals and Filings..........................................    45
SECTION 4.4.     Public Announcements.....................................................    46
SECTION 4.5.     Intercompany Agreements and Accounts.....................................    46
SECTION 4.6.     Transaction Documents....................................................    47
SECTION 4.7.     Use of Names.............................................................    47

SECTION 4.8.     Access to Books and Records; Cooperation.................................    47
SECTION 4.9.     Noncompetition...........................................................    48
SECTION 4.10.    Company Investment Assets................................................    50
SECTION 4.11.    Excluded Assets; Dividend of FFSB Shares; Loan Repayment.................    50
SECTION 4.12.    Financing................................................................    51
SECTION 4.13.    Pre-payment of Loans.....................................................    51
SECTION 4.14.    Qualification to purchase FFSB Shares....................................    51
SECTION 4.15.    Commercially Reasonable Efforts..........................................    51
SECTION 4.16.    Further Assurances.......................................................    51
SECTION 4.17.    Buyer Pre-Closing Transactions...........................................    52
SECTION 4.18.    Seller Pre-Closing Transactions..........................................    52
SECTION 4.19.    Sections 72 and 7702 Qualification.......................................    52
SECTION 4.20.    Obligations under Retention Agreements...................................    52
SECTION 4.21.    Buyer Capital Structure..................................................    52

                                                ARTICLE V

                                             EMPLOYEE MATTERS

SECTION 5.1.     Certain Obligations......................................................    52
SECTION 5.2.     Credit for Service.......................................................    53
SECTION 5.3.     Preexisting Conditions, Exclusions and Waiting Periods; Deductibles......    53
SECTION 5.4.     COBRA....................................................................    53
SECTION 5.5.     Filings and Records......................................................    53

                                                ARTICLE VI

                                  CONDITIONS PRECEDENT OF FIRST CLOSING

SECTION 6.1.     Conditions to Each Party's Obligations...................................    54
SECTION 6.2.     Conditions to Obligations of Buyer.......................................    54
SECTION 6.3.     Conditions to Obligations of Seller......................................    55

                                               ARTICLE VII

                                   CONDITIONS PRECEDENT OF FFSB CLOSING

SECTION 7.1.     Conditions to Each Party's Obligations...................................    56
SECTION 7.2.     Conditions to Obligations of Buyer.......................................    57
SECTION 7.3.     Conditions to Obligations of Seller......................................    57

                                               ARTICLE VIII

                                SURVIVAL OF REPRESENTATIONS AND WARRANTIES

SECTION 8.1.     Survival of Representations and Warranties...............................    58

                                                ARTICLE IX

                                              INDEMNIFICATION

SECTION 9.1.     Obligation to Indemnify..................................................    58
SECTION 9.2.     Indemnification Procedures...............................................    60
SECTION 9.3.     Termination..............................................................    61
SECTION 9.4.     Tax Indemnification......................................................    62
SECTION 9.5.     Set-off..................................................................    62

                                                 ARTICLE X

                                                TAX MATTERS

SECTION 10.1.    Indemnification..........................................................    62
SECTION 10.2.    Returns and Payments.....................................................    64
SECTION 10.3.    Refunds..................................................................    65
SECTION 10.4.    Contests.................................................................    66
SECTION 10.5.    Cooperation and Exchange of Information..................................    67
SECTION 10.6.    Conveyance Taxes.........................................................    68
SECTION 10.7.    Section 338(h)(10) Election..............................................    68
SECTION 10.8.    Miscellaneous............................................................    69

                                                ARTICLE XI

                                                TERMINATION

SECTION 11.1.    Termination of Agreement Prior to the First Closing......................    70
SECTION 11.2.    Survival.................................................................    71

                                                ARTICLE XII

                                            GENERAL PROVISIONS

SECTION 12.1.    Fees and Expenses........................................................    71
SECTION 12.2.    Notices..................................................................    71
SECTION 12.3.    Interpretation...........................................................    72
SECTION 12.4.    Entire Agreement; No Other Representations; Third-Party Beneficiaries....    74
SECTION 12.5.    Governing Law............................................................    74
SECTION 12.6.    Assignment...............................................................    74
SECTION 12.7.    Enforcement..............................................................    74
SECTION 12.8.    Severability; Amendments; Waiver.........................................    75
SECTION 12.9.    Counterparts.............................................................    75
SECTION 12.10.   Non-recourse.............................................................    75

ANNEXES

Annex A       Agreed Procedures
Annex B       Seller Pre-Closing Transactions
Annex C       Buyer Pre-Closing Transactions
Annex D       Covenants Concerning Section 338(h)(10) Election
Annex E       Collateral Assignment

EXHIBITS

Exhibit A     Certificate of Designation, Preferences and Relative, Optional and
              other Special Rights of Buyer Preferred Stock and Qualifications,
              Limitations and Restrictions thereof
Exhibit B     Warrant
Exhibit C     Term Sheet: Proposed Stockholders' and Warrant Holder's Agreement
Exhibit D     Note
Exhibit E     Seller Guaranty
Exhibit F-1   Information Technology Transition Services Agreement
Exhibit F-2   Non-Information Technology Transition Services Agreement
Exhibit G     TCP Agreement
Exhibit H     Buyer Financing Commitment
Exhibit I     Term Sheet: FFSB Agreement
Exhibit J     Escrow Agreement
Exhibit K     Stock Pledge Agreement
Exhibit L     IT Data Center Lease
Exhibit M     Mutual Easement Agreement
Exhibit N-1   Insurance Policy Officer's Certificate of FLIC
Exhibit N-2   Insurance Policy Officer's Certificate of ANLIC

DISCLOSURE SCHEDULE

                            STOCK PURCHASE AGREEMENT

            STOCK PURCHASE AGREEMENT dated as of February 12, 2004 (this "Agreement") between HILLENBRAND INDUSTRIES, INC., an Indiana corporation ("Seller"), and FFS HOLDINGS, INC., a Delaware corporation ("Buyer").

            WHEREAS, Seller is the owner of all the issued and outstanding shares (the "Company Shares") of common stock, no par value per share (the "Company Common Stock"), of Forethought Financial Services, Inc., an Indiana corporation (the "Company");

            WHEREAS, the Company is the direct owner of all the issued and outstanding shares (the "FLIC Shares") of capital stock of Forethought Life Insurance Company ("FLIC") and the indirect owner of all the issued and outstanding shares (the "FLAC Shares") of capital stock of Forethought Life Assurance Company ("FLAC");

            WHEREAS, FLIC is the direct owner of all the issued and outstanding shares of capital stock of Arkansas National Life Insurance Company ("ANLIC");

            WHEREAS, the Company is the direct owner of all the issued and outstanding shares (the "FFSB Shares") of capital stock of Forethought Federal Savings Bank, a federally chartered savings association supervised by the Office of Thrift Supervision ("FFSB");

            WHEREAS, upon the terms and subject to the conditions of this Agreement and the Transaction Documents: (i) Seller desires to cause the Company to transfer the FLIC Shares to Buyer or its designee, and Buyer desires that it or its designee will acquire the FLIC Shares from the Company; (ii) Seller desires to cause the Company to transfer the FLAC Shares to Buyer or its designee, and Buyer desires that it or its designee will acquire the FLAC Shares from the Company; (iii) Seller desires to transfer the Company Shares to Buyer, and Buyer desires to acquire the Company Shares from Seller; (iv) Buyer desires to acquire LifeCo and to cause LifeCo to form FLAC Holdings, LLC; (v) Buyer desires that, concurrently with the First Closing, FLAC shall enter into an indemnity reinsurance agreement with each of FLIC and ANLIC (collectively, the "Reinsurance Agreements"); (vi) Buyer desires Seller to furnish the Seller Guaranty; (vii) Buyer desires to contribute the FLAC Shares to LifeCo and to cause LifeCo to contribute the FLAC Shares to FLAC Holdings, LLC, (viii) Buyer desires to contribute the FLIC Shares to LifeCo; (ix) Buyer and Seller desire that prior to the First Closing, Seller shall cause FLIC to transfer the Excluded Assets to Seller or a designated Subsidiary of Seller for a purchase price equal to the book value of the Excluded Assets (or such other value required by the applicable Insurance Regulator) as of the date of the transfer;
(x) Buyer and Seller desire that Seller and certain of its Affiliates provide certain administrative, financial and data processing services to Buyer and certain of its Affiliates for a transition period following the First Closing; and (xi) Buyer and Seller desire to enter into an administrative agreement relating to the TCP Program.

            WHEREAS, it is contemplated that the closing of the sale and purchase of the FFSB Shares may occur after the closing of the sale and purchase of the Company Shares and related transactions; and

            WHEREAS, in the event that the FFSB Shares will not be transferred to Buyer at the First Closing, Buyer and Seller desire that, (x) Seller shall cause the Company to instead declare and pay a dividend-in-kind of FFSB Shares to Seller on or prior to the First Closing and (y) on or prior to the First Closing, Seller and Buyer and/or their Affiliates shall enter into an agreement regarding certain operating, administrative and information technology services provided to FFSB by both the Company and Seller.

            NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                   ARTICLE I

                                   DEFINITIONS

            SECTION 1.1. Definitions. For purposes of this Agreement, the following terms shall have the respective meanings set forth below (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):

            "Acquisition Transaction" has the meaning set forth in Section
      4.9(f).

            "Adjusted Allocation" has the meaning set forth in Section 10.7(b).

            "Adjusted Book Value" has the meaning set forth in Annex A attached hereto.

            "Affiliate" has the meaning ascribed to such term in Rule 12b-2 under the Exchange Act.

            "Agent Contract" has the meaning set forth in Section 3.1(r)(iii).

            "Agreed Procedures" has the meaning set forth in Section 2.2(a)(i).

            "Agreement" has the meaning set forth in the introductory paragraph of this Agreement.

            "Allocation" has the meaning set forth in Section 10.7(b).

            "ANLIC" has the meaning set forth in the recitals to this Agreement.

            "Assigned Rights" has the meaning ascribed to such term in the Collateral Assignment attached hereto as Annex E.

            "Assignment and Assumption Agreement" means the Assignment and Assumption Agreement, dated as of October 1, 2003, between BCC and The Forethought Group, Inc., pursuant to which BCC has agreed to assume all outstanding obligations with respect to the price protection guarantee set forth in Section 4 of the Mutual Product Promotion Agreement, dated as of September 1, 1993, as amended October 1, 2003, between BCC and The Forethought Group, Inc.

            "Audited GAAP Statements" has the meaning set forth in Section 3.1(f)(i).

            "Balance Amount" has the meaning set forth in Section 2.6.

            "Banking Regulators" has the meaning set forth in Section 3.1(z).

            "BCC" means Batesville Casket Company, Inc., a Subsidiary of Seller.

            "Business Day" means any day other than a Saturday, a Sunday or any other day on which commercial banks in New York, New York are required to be closed for regular banking business.

            "Buyer" has the meaning set forth in the introductory paragraph of this Agreement.

            "Buyer Common Shares" has the meaning set forth in Section 3.2(c).

            "Buyer Financing Commitment" means the commitment by XL Capital Assurance Inc., the form of which is attached as Exhibit H hereto.

            "Buyer Indemnified Parties" has the meaning set forth in Section 9.1(a).

            "Buyer Material Adverse Effect" means a material adverse effect on the business, assets, properties, financial condition or results of operations of Buyer and its Subsidiaries, taken as a whole.

            "Buyer Pre-Closing Transactions" mean the various transactions described on Annex C.

            "Buyer Preferred Shares" has the meaning set forth in Section 2.1.

            "Buyer Preferred Stock" means the Series A Cumulative Redeemable Preferred Stock of Buyer with such powers, preferences, rights, qualifications, limitations and restrictions as set forth on the Certificate of Designation of Buyer Preferred Stock.

            "Buyer Restricted Business" has the meaning set forth in Section 4.9(c).

            "Cash Consideration" has the meaning set forth in Section 2.1.

            "Certificate of Designation of Buyer Preferred Stock" means the Certificate of Designation, Preferences and Relative, Optional and other Special Rights of Buyer Preferred Stock and Qualifications, Limitations and Restrictions thereof, substantially in the form of Exhibit A hereto.

            "Closing Financial Statements" has the meaning set forth in Section 2.2(a)(i).

            "COBRA" means Part 6 of Subtitle B of Title I of ERISA and Section 4980B of the Code.

            "Code" means the Internal Revenue Code of 1986, as amended.

            "Company" has the meaning set forth in the recitals to this Agreement.

            "Company Common Stock" has the meaning set forth in the recitals to this Agreement.

            "Company Employee Benefit Plans" has the meaning set forth in
      Section 3.1(j)(i)(A).

            "Company Investment Assets" means any investment assets, excluding the Excluded Assets, beneficially owned (within the meaning of Rule 13d-3 under the Exchange Act) by the Company or any Company Subsidiary, including, without limitation, bonds, notes, debentures, mortgage loans, real estate, collateral loans and all other instruments of indebtedness, stocks, limited liability company membership interests, partnership or joint venture interests and all other equity interests, certificates issued by or interests in trusts, derivatives, cash on hand and on deposit and all other assets acquired for investment purposes.

            "Company Material Adverse Effect" means a material adverse effect on the business, assets, properties, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole.

            "Company Properties" has the meaning set forth in Section
      3.1(ee)(i).

            "Company Shares" has the meaning set forth in the recitals to this Agreement.

            "Company Subsidiary" or "Company Subsidiaries" has the meaning set forth in Section 3.1(a)(i).

            "Confidentiality Agreement" means the confidentiality agreement dated July 3, 2003 between Devlin Associates LLC and Seller and as amended by Amendment No. 1, dated August 19, 2003 and Amendment No. 2, dated August 29, 2003.

            "Consolidated Tax Returns" has the meaning set forth in Section 10.2(a).

            "Contract" has the meaning set forth in Section 3.1(e)(i).

            "Cut Off Date" has the meaning set forth in Section 11.1(b).

            "Deferred DSCA Funds" means the contingent deferred purchase price payable by Buyer to Seller pursuant to Section 2.6.

            "Definitive Proposal" has the meaning set forth in Section
      4.9(g)(C).

            "DSCA" means the debt service coverage account of FLAC Holdings, LLC to be established in connection with the Securitization Financing.

            "Designated Period" has the meaning set forth in Section 4.9(a).

            "Disclosure Schedule" means the Disclosure Schedule (including any attachments thereto) delivered in connection with, and constituting a part of, this Agreement.

            "Employee" means each individual who (x) immediately prior to the First Closing is employed by the Company or any Company Subsidiary (other than FFSB) or (y) immediately prior to the FFSB Closing is employed by FFSB.

            "Employee Arrangements" has the meaning set forth in Section 3.1(j)(i)(B).

            "Employee Benefit Plan" means each material written "employee benefit plan" (as defined in Section 3(3) of ERISA).

            "Environmental Law" means applicable laws (including common law), rules, regulations and other legal requirements relating to Hazardous Materials and/or otherwise relating to the environment.

            "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

            "Escrow Account" shall have the meaning set forth in the Escrow Agreement.

            "Escrow Agent" shall have the meaning set forth in the Escrow Agreement.

            "Escrow Agreement" means the Escrow Agreement among Buyer, Seller and U.S. Bank or such other party as mutually agreed to by Buyer and Seller, substantially in the form of Exhibit J hereto.

            "Escrow Funds" shall have the meaning set forth in Section 2.1.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

            "Excluded Assets" has the meaning set forth in Section 4.11(a).

            "FDIC" means the Federal Deposit Insurance Corporation.

            "FFSB" has the meaning set forth in the recitals to this Agreement.

            "FFSB Agreement" means the FFSB Transition Services Agreement to be entered into among Buyer, Seller and FFSB, a term sheet of which is attached as Exhibit I hereto.

            "FFSB Closing" has the meaning set forth in Section 2.3.

            "FFSB Closing Date" has the meaning set forth in Section 2.3.

            "FFSB Purchase Price" has the meaning set forth in Section 2.1.

            "FFSB Shares" has the meaning set forth in the recitals to this Agreement.

            "FFSB Termination Date" has the meaning set forth in Section 2.3.

            "Filing Party" has the meaning set forth in Section 10.2(a).

            "Final Adjusted Book Value" has the meaning set forth in Section 2.2(d).

            "Final Purchase Price" has the meaning set forth in Section 2.1.

            "First Closing" has the meaning set forth in Section 2.3.

            "First Closing Date" has the meaning set forth in Section 2.3.

            "First Closing Price Calculation" has the meaning set forth in
      Section 2.2(a)(ii).

            "First Closing Purchase Price" has the meaning set forth in Section 2.1.

            "FLAC" has the meaning set forth in the recitals to this Agreement.

            "FLAC Shares" has the meaning set forth in the recitals to this Agreement.

            "FLIC" has the meaning set forth in the recitals to this Agreement.

            "FLIC Shares" has the meaning set forth in the recitals to this Agreement.

            "GAAP" has the meaning set forth in Section 3.1(f)(ii).

            "GAAP Financial Statements" has the meaning set forth in Section 3.1(f)(i).

            "GLB" means the Gramm-Leach-Bliley Act of 1999.

            "Governmental Consents" has the meaning set forth in Section 4.3(a).

            "Governmental Entity" means each foreign, federal, state, local, municipal, county or other governmental, administrative or regulatory authority, body, agency, court, tribunal, commission or other similar entity (including any branch, or department thereof).

            "Hazardous Materials" means any materials, substances, fluids, chemicals, gases, or other compounds the presence, use, storage, emission, drainage, leakage, effusion, modification, or disposition of which is prohibited by law or is subject by law to specific procedures, controls, or restrictions, and which are otherwise deemed hazardous or toxic; provided, however, "Hazardous Materials" shall not include minor quantities of substances that are used in compliance with applicable laws in the ordinary course of a business use.

            "HOLA" means the Home Owners' Loan Act of 1933, as amended, and the rules and regulations thereunder.

            "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder.

            "Indemnification Basket" has the meaning set forth in Section
      9.1(a).

            "Indemnification Cap" has the meaning set forth in Section 9.1(a).

            "Indemnified Party" has the meaning set forth in Section 9.2(a).

            "Indemnifying Party" has the meaning set forth in Section 9.2(a).

            "Independent Accounting Firm" has the meaning set forth in Section 10.7(b).

            "Indiana Court" has the meaning set forth in Section 12.7.

            "Initial Buyer Common Shares" has the meaning set forth in Section 3.2(c).

            "Insurance Regulator" means any Governmental Entity charged with supervision of insurance companies.

            "Insurance Subsidiaries" means FLIC, an Indiana corporation, ANLIC, an Arkansas corporation, and FLAC, an Indiana corporation.

            "Intellectual Property Right" has the meaning set forth in Section 3.1(cc)(i).

            "Investment Adviser Subsidiary" means Forethought Investment Management, Inc., an Indiana corporation.

            "Investment Advisers Act" means the Investment Advisers Act of 1940, as amended, and the rules and regulations thereunder.

            "IT Data Center Lease" means the IT Data Center Lease between Seller and the Company substantially in the form of Exhibit L.

            "Knowledge" means the actual knowledge of, after reasonable inquiry by, (a) with respect to Seller, those Persons listed in Section 1.1(a) of the Disclosure Schedule, and (b) with respect to Buyer, those Persons listed in Section 1.1(b) of the Disclosure Schedule.

            "Laws" has the meaning set forth in Section 3.1(e)(i).

            "Legal Proceedings" means any judicial, administrative or arbitral actions, suits, claims or proceedings (public or private) by or before any Governmental Entity.

            "Liability" means any debt, loss, damage, adverse claim, liability or obligation (whether direct or indirect, known or unknown, asserted or unasserted, determinable or undeterminable, absolute or contingent, accrued or unaccrued, liquidated or unliquidated, or due or to become due, and whether in contract, tort, strict liability or otherwise), and including all costs and expenses relating thereto.

            "Liens" means any lien, pledge, mortgage, deed of trust, security interest, claim, lease, charge, option, rights of first refusal, easement, servitude, proxy, voting trust or agreement, transfer restriction under any shareholder or similar agreement, encumbrance or other adverse claim, including any other similar restriction or limitation that affects value, transferability or use (other than any of the above arising hereunder).

            "LifeCo" means an insurance company domiciled in Texas and licensed to transact the business of life insurance in one or more states to be acquired by Buyer prior to the Closing.

            "Losses" has the meaning set forth in Section 9.1(a).

            "Material Adverse Effect" means, with respect to any Person, a material adverse effect on the business, assets, properties, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, but shall exclude any such effect resulting from: (i) general economic or securities or financial market conditions (including changes in interest rates and acts of terrorism, war and catastrophic events); (ii) any occurrence or condition generally affecting the "pre-need" industry (including any change or proposed change in law or regulations in any jurisdiction) and not having a materially disproportionate effect on such Person and its Subsidiaries relative to such Person's competitors in such industry; and (iii) any occurrence or condition arising out of or related to the announcement or existence or terms of this Agreement or the consummation of the transactions contemplated by this Agreement (including any occurrence or condition arising out of the identity of or facts relating to Buyer).

            "Material Contracts" has the meaning set forth in Section 3.1(n)(i).

            "Material Permits" has the meaning set forth in Section 3.1(l)(ii).

            "Milliman Report" has the meaning set forth in Section 3.1(t).

            "Mutual Easement Agreement" means the Mutual Easement Agreement between Seller and the Company substantially in the form of Exhibit M hereto.

            "Names" has the meaning set forth in Section 4.7(b).

            "Note" means a promissory note substantially in the form of Exhibit D hereto.

            "Notice of Disagreement" has the meaning set forth in Section
      2.2(c).

            "Offer Expiration Date" has the meaning set forth in Section 4.9(g)(C).

            "Offeree" has the meaning set forth in Section 4.9(g)(A).

            "Offeror" has the meaning set forth in Section 4.9(g)(A).

            "Ordinary Course of Business" means the ordinary and usual course of business consistent with past practice.

            "OTS" means the Office of Thrift Supervision of the Department of Treasury.

            "OTS Approval" means the approval by OTS of the sale by Seller of FFSB Shares to Buyer or one of its Affiliates as contemplated by this Agreement.

            "Owned Properties" has the meaning set forth in Section 3.1(ee)(i).

            "Permits" means any approvals, authorizations, consents, licenses, permits, certificates or qualifications of a Governmental Entity.

            "Permitted Liens" means, as to any asset or property: (i) Liens for Taxes and other governmental charges not yet due and payable or being contested in good faith by appropriate proceedings; (ii) Liens arising by operation of law, including Liens of landlords and Liens of carriers, warehousemen, mechanics and materialmen and statutory Liens arising in the Ordinary Course of Business for sums not yet due and payable; (iii) Liens arising from the actions or conduct of Buyer; and (iv) other Liens that in the aggregate are not substantial in amount and do not materially detract from the value or materially interfere with the present use of such asset or property.

            "Person" means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or other entity.

            "Post-Closing Adjustment Documents" has the meaning set forth in
      Section 2.2(a)(ii).

            "Post-Closing Cash Payment" has the meaning set forth in Section 2.2(e)(ii).

            "Post-Closing Settlement Date" has the meaning set forth in Section 2.2(e)(i).

            "Pre-Closing Dividend" means a cash dividend by FLIC to the Company and the Company to Seller in an amount equal to $28,600,000, which was paid on or prior to December 31, 2003.

            "Premises" means those certain plots, pieces or parcels of land located in the City of Batesville, State of Indiana, more particularly described in Section 3.1(ee)(i) of the Disclosure Schedule, together with all buildings and other improvements now located on the land, together with all right, title and interest of the Company or any Company Subsidiary therein, and all easements, licenses, rights and appurtenances relating thereto.

            "Producers" has the meaning set forth in Section 3.1(r)(ii).

            "RBC" has the meaning set forth in Section 3.1(w).

            "Real Property Leases" has the meaning set forth in Section 3.1(ee)(i).

            "Reinsurance Agreements" has the meaning set forth in the recitals to this Agreement.

            "Representative" means, with respect to any Person, the directors, officers, employees, agents, advisors, potential or definitive financing sources or other representatives (including, without limitation, attorneys, accountants, consultants, bankers, financial advisors and financial guarantors) of such Person, or any of their respective Affiliates or Representatives.

            "Retained Names" has the meaning set forth in Section 4.7(a).

            "Retention Agreements" means (x) the Retention Agreement between Stephen R. Lang and the Company, dated October 8, 2001, as modified by the Executive Employment Agreement between Stephen R. Lang and the Company, dated October 4, 2001 and (y) the Retention Agreement between Ronald J. Marek and the Company, dated October 8, 2001, as modified by the Executive Employment Agreement between Ronald J. Marek and the Company, dated October 4, 2002.

            "SAP" has the meaning set forth in Section 3.1(g)(ii).

            "SAP Statements" has the meaning set forth in Section 3.1(g)(i).

            "Scheduled DSCA Payment Date" has the meaning set forth in Section 2.6.

            "SEC" means the Securities and Exchange Commission.

            "Section 338(h)(10) Companies" shall mean the Company and the Company Subsidiaries.

            "Section 338(h)(10) Elections" has the meaning set forth in Section 10.7(a).

            "Securities Act" means the Securities Act of 1933, as amended.

            "Securitization Financing" means the proposed securitization transaction in which an amount equal to $150,000,000 is proposed to be obtained from the issuance of secured notes by FLAC Holdings, LLC as set forth in the Buyer Financing Commitment.

            "Seller" has the meaning set forth in the introductory paragraph of this Agreement.

            "Seller Guaranty" means the guaranty of Seller substantially in the form of Exhibit E hereto.

            "Seller Indemnified Parties" has the meaning set forth in Section 9.1(b).

            "Seller Pre-Closing Transactions" means the various transactions described on Annex B.

            "Seller Restricted Business" has the meaning set forth in Section 4.9(a).

            "Settlement Auditor" has the meaning set forth in Section 2.2(d).

            "Stockholders' and Warrant Holder's Agreement" means the Stockholders' and Warrant Holder's Agreement to be entered into among Buyer, Seller and other equity investors of Buyer, a term sheet of the rights and obligations of the parties thereto is attached as Exhibit C hereto.

            "Statutory Statements" has the meaning set forth in Section
      3.1(g)(i).

            "Stock Pledge Agreement" means the Stock Pledge Agreement between Seller and Buyer substantially in the form of Exhibit K hereto.

            "Subsidiary" has the meaning ascribed to the term "Majority-Owned Subsidiary" under Rule 12b-2 under the Exchange Act.

            "Tax" or "Taxes" means any and all taxes, fees, levies, tariffs and other similar charges (together with any and all interest, penalties, or additions to tax with respect thereto) imposed (including any amounts, including ancillary amounts, paid pursuant to a closing agreement pursuant to Section 7121 of the Code or any similar provision of Law) by a governmental or Tax Authority, including without limitation: taxes or other charges on or with respect to income, franchises, windfall, gross receipts, property, sales, use, payroll, employment, social security, premiums or net worth; taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added, or gains taxes; and escheat liabilities, customs duties, tariffs, and similar charges. Taxes shall also include any liability in respect of any items described above payable by reason of contract, assumption, transferee liability, operation of law, Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under law) or otherwise.

            "Tax Authority" means the Internal Revenue Service and any other domestic or foreign governmental authority responsible for the administration of any Tax.

            "Tax Contest" shall have the meaning set forth in Section 10.4(b).

            "Tax Indemnified Losses" shall mean any amounts (i) paid pursuant to
      Section 10.1(a) or (ii) paid by Seller pursuant to Section 10.1(d).

            "Tax Indemnifying Party" has the meaning set forth in Section
      10.2(a).

            "Tax Returns" means returns, reports, claims for refund, or information returns (including any related or supporting schedules, statements or information) filed or required to be filed in connection with or relating to the determination, assessment or collection of any Taxes of or relating to the Company or any Company Subsidiary in connection with the administration of any tax law or administrative requirements relating to Taxes.

            "TCP Agreement" means the TCP Administrative Services Agreement in the form of Exhibit G hereto.

            "TCP Program" means the "total casket protection program" maintained as of the date hereof by BCC, on the one hand, and the Company and/or one or more of the Company Subsidiaries, on the other hand.

            "Terminating Party" has the meaning set forth in Section 12.1.

            "Third Anniversary Date" has the meaning set forth in Section 2.6.

            "Third Party Claim" has the meaning set forth in Section 9.2(a).

            "Transaction Documents" means, collectively, the Certificate of Designation of the Buyer Preferred Stock and certificate representing the Buyer Preferred Shares, the Warrant, the Stockholders' and Warrant Holder's Agreement, the Note, the Seller Guaranty, the Transition Services Agreements, the TCP Agreement, the FFSB Agreement, the Escrow Agreement, the Stock Pledge Agreement, the IT Data Center Lease and the Mutual Easement Agreement.

            "Transfer Taxes" has the meaning set forth in Section 10.6.

            "Transferred Employee" means (x) any Employee who immediately following the First Closing remains employed by the Company or any Company Subsidiary or who becomes an employee of Buyer or any Affiliate of Buyer and (y) any Employee who immediately following the FFSB Closing remains employed by FFSB or who becomes an employee of Buyer or any Affiliate of Buyer.

            "Transition Services Agreements" means the Transition Services Agreements between Seller and Buyer, substantially in the forms of Exhibits F-1 and F-2 hereto.

            "Unaudited GAAP Statements" has the meaning set forth in Section 3.1(f)(i).

            "WARN" has the meaning set forth in Section 3.1(ff)(iv).

            "Warrant" means the warrant to purchase Class A common stock, par value $0.01 per share, of Buyer, the form of which is attached as Exhibit B hereto.

            "Year 3 Payment Amount" has the meaning set forth in Section 2.6.

                                   ARTICLE II

                             PURCHASE OF THE SHARES

            SECTION 2.1. Purchase and Sale. Upon the terms and subject to the conditions of this Agreement, at the First Closing Seller shall sell, transfer, convey, assign and deliver to Buyer or its designated direct or indirect Subsidiary, and Buyer or its designated direct or indirect Subsidiary shall purchase, acquire and accept from Seller, the FLAC Shares, the FLIC Shares and the Company Shares, all in accordance with the Seller Pre-Closing Transactions, free and clear of all Liens, other than any Liens created by or at the request of Buyer and restrictions on transfer imposed by applicable securities laws, for a purchase price comprised of: (i) cash in an amount equal to $136,300,000 (the "Cash Consideration"); plus (ii) the Note with an initial principal amount of $80,000,000; plus (iii) shares of Buyer Preferred Stock with an aggregate liquidation preference of $28,700,000 (the "Buyer Preferred Shares"); plus (iv) the Warrant; plus (v) the right to receive the Deferred DSCA Funds in accordance with Section 2.6; plus or minus, as applicable, the post-closing purchase price adjustments made in accordance with
Section 2.2 (as adjusted, the "First Closing Purchase Price"). Upon the terms and subject to the conditions of this Agreement, at the FFSB Closing (which may occur concurrently with the First Closing) Seller shall sell, transfer, convey, assign and deliver to Buyer or its designated direct or indirect Subsidiary, and Buyer or its designated direct or indirect Subsidiary shall purchase, acquire and accept from Seller, the FFSB Shares, free and clear of all Liens, other than any Liens created by or at the request of Buyer and restrictions on transfer imposed by applicable securities laws, for a purchase price of $6,400,000, subject to adjustment pursuant to the FFSB Agreement (the "FFSB Purchase Price" and together with the First Closing Purchase Price, the "Final Purchase Price"). In the event that the FFSB Shares are not transferred to Buyer or its designated direct or indirect Subsidiary at the First Closing, cash in an amount equal to the FFSB Purchase Price (together with earnings thereon, if any, the "Escrow Funds") shall be deposited into the Escrow Account pursuant to the terms and conditions of the Escrow Agreement and at the FFSB Closing, Buyer shall instruct the Escrow Agent to transfer the Escrow Funds to Seller from the Escrow Account pursuant to the terms and conditions of the Escrow Agreement.

            SECTION 2.2. Post-Closing Purchase Price Adjustment. (a) As soon as practicable (and in any event within 60 days) after the First Closing Date, Seller shall cause to be prepared and delivered to Buyer:

                (i) financial statements (the "Closing Financial Statements") evidencing the Adjusted Book Value as of the close of business on the last Business Day prior to the First Closing Date, taking into account and giving proper effect to the transactions that are to occur at or prior to the First Closing pursuant to this Agreement that affected the Adjusted Book Value (the "Proposed Final Adjusted Book Value"), prepared in accordance with the procedures set forth on Annex A attached hereto (the "Agreed Procedures"); and

                (ii) a calculation of the First Closing Purchase Price, together with work papers in reasonable detail setting forth the determination of the price adjustments contemplated by Section 2.2(e) (the "First Closing Price Calculation," and together with the "Closing Financial Statements," the "Post-Closing Adjustment Documents").

            (b) Following the delivery of the Post-Closing Adjustment Documents, Seller shall (i) provide to Buyer copies of such work papers and other documents relating to its preparation of the Post-Closing Adjustment Documents and the Proposed Final Adjusted Book Value as Buyer may reasonably request, and (ii) cooperate with, and make its personnel and facilities reasonably available to, Buyer for the purpose of providing such other information as Buyer may reasonably request concerning the Proposed Final Adjusted Book Value.

            (c) Within 75 days after the Post-Closing Adjustment Documents are delivered to Buyer, Buyer shall deliver written notice to Seller of any disagreement with the Proposed Final Adjusted Book Value (a "Notice of Disagreement"), which Notice of Disagreement shall set forth each item in disagreement and shall provide reasonable specificity as to the basis for each disagreement and shall specify (to the extent practicable) the total adjustment to the Proposed Final Adjusted Book Value as proposed by Seller as a result of such items in disagreement.

            (d) If Buyer does not deliver a Notice of Disagreement to Seller within such 75 day period, the Proposed Final Adjusted Book Value shall be final and binding upon the parties hereto. If Buyer delivers a Notice of Disagreement to Seller within such 75 day period, the parties shall (and shall cause their respective auditors to) negotiate in good faith to resolve all disagreements as promptly as practicable. Any changes in the Proposed Final Adjusted Book Value that are agreed to by Buyer and Seller within 30 days of the aforementioned delivery of the Notice of Disagreement shall be final and binding upon the parties hereto and become part of the calculation of the final Adjusted Book Value as of the First Closing Date (the "Final Adjusted Book Value"). If the parties and their respective auditors are unable to resolve all disagreements within 30 days of receipt by Seller of the Notice of Disagreement, then all unresolved disagreements will be submitted within 10 days after such 30th day for resolution in accordance herewith to an independent certified public accounting firm of national standing and reputation as Buyer and Seller may jointly select and retain (the "Settlement Auditor"), or if Buyer and Seller cannot so agree, such Settlement Auditor shall be an independent certified public accounting firm of national standing and reputation mutually acceptable to Buyer's independent auditor and Seller's independent auditor. The parties shall, and shall cause their respective Affiliates and independent auditors to, cooperate in good faith with the Settlement Auditor and shall give the Settlement Auditor access to all books, records, work papers and other information requested by the Settlement Auditor for purposes of such resolution. The Settlement Auditor shall, within 60 days after its engagement, deliver to Buyer and Seller a conclusive written resolution of all disagreements submitted to it, including a definitive calculation of the Final Adjusted Book Value, which shall be in accordance with this Agreement and shall be final and binding upon the parties hereto and shall be so reflected in the calculation of the First Closing Purchase Price; provided, however, that the dollar amount of each item in dispute shall be determined within the range of dollar amounts proposed by Buyer and Seller, respectively. Buyer and Seller shall each pay one-half of the fees and expenses of the Settlement Auditor.

            (e) (i) In the event the amount of the Final Adjusted Book Value exceeds $277,600,000, Buyer and Seller shall exchange the Note reflecting the initial principal amount of $80,000,000 with a new Note, duly executed by Buyer and otherwise identical to the Note issued on the First Closing Date in the principal amount equal to $80,000,000 plus the amount by which the Final Adjusted Book Value exceeds $277,600,000. Buyer and Seller shall exchange the Note as provided in the preceding sentence on the date that the Final Adjusted Book Value is final and binding on the parties hereto (the "Post-Closing Settlement Date") and accrual of interest on the new Note shall be deemed to have commenced as of the original issuance date of the Note in accordance with the terms thereof.

                  (ii) In the event the Final Adjusted Book Value is less than $277,600,000, Seller shall pay Buyer cash in the amount of such difference, together with interest thereon at the rate equal to 6% per annum, calculated on the basis of the actual number of days elapsed and a 360 day year, from and including the First Closing Date to but not including the date of such payment (the "Post-Closing Cash Payment"). Seller shall deliver to Buyer the Post-Closing Cash Payment on the Post-Closing Settlement Date.

            (f) Buyer agrees that it will make its books, records, systems, personnel and other reasonable information and resources available to Seller during normal business hours as reasonably required by Seller to satisfy its obligations under this Section 2.2.

            (g) From the date hereof until the First Closing Date, Seller agrees that it shall not, without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed), permit any Insurance Subsidiary to sell or otherwise dispose of any of its investment assets (other than Excluded Assets) unless all of the gain recognized on such sale or other disposition would be required by SAP to be reflected in the interest maintenance reserve of the statutory balance sheet of such Insurance Subsidiary. Seller further agrees to give Buyer reasonable notice of, and an opportunity to attend and observe, all meetings of the investment committees of the Insurance Subsidiaries from the date hereof until the first Closing Date.

            SECTION 2.3. Closing. Unless this Agreement shall have been terminated pursuant to Section 11.1 and subject to the satisfaction or waiver of each of the conditions set forth in Article VI, the closing of the transactions contemplated hereby, other than the sale and purchase of FFSB, (the "First Closing"), will take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10153 at 10:00 A.M., New York time, on the date that is the Business Day next succeeding the last calendar day of the month during which the last to be fulfilled or waived of the conditions set forth in Article VI hereof (other than those conditions the satisfaction or waiver of which can occur only on the First Closing Date) shall be fulfilled or waived in accordance with this Agreement, or at such other date and time as the parties may agree to in writing. The actual date and time of the First Closing are herein referred to as the "First Closing Date". Unless this Agreement shall have been terminated pursuant to Section 11.1 and subject to the satisfaction or waiver of each of the conditions set forth in Article VII, the closing of the sale and purchase of the FFSB Shares (the "FFSB Closing"), will take place at the offices of Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, NY 10153 at 10:00 A.M., New York time, on the date that is the Business Day next succeeding the last calendar day of the month during which the last to be fulfilled or waived of the conditions set forth in Article VII hereof (other than those conditions the satisfaction or waiver of which can occur only on the FFSB Closing Date) shall be fulfilled or waived in accordance with this Agreement, or at such other date and time as the parties may agree to in writing. The actual date and time of the FFSB Closing are herein referred to as the "FFSB Closing Date". If the FFSB Closing Date has not occurred within one year following the First Closing Date (the "FFSB Termination Date"), then Seller shall have no obligation hereunder to sell the FFSB Shares to Buyer and Buyer shall have no obligation hereunder to acquire the FFSB Shares from Seller and Buyer shall be entitled to the Escrow Funds in accordance with the terms of the Escrow Agreement.

            SECTION 2.4. First Closing Deliveries. At the First Closing, the parties hereto shall take the following actions:

            (a) Seller shall deliver to Buyer or an Affiliate of Buyer, as applicable:

                  (i) a receipt evidencing receipt by Seller of payment and delivery by Buyer of (A) the Cash Consideration, (B) the Note, (C) the Buyer Preferred Shares and (D) the Warrant;

                  (ii) certificates representing the FLAC Shares, the FLIC Shares and the Company Shares, duly executed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer and accompanied by all requisite stock transfer tax stamps;

                  (iii) the Seller Guaranty;

                  (iv) an affidavit stating that neither Seller, the Company nor any Company Subsidiary is a foreign person within the meaning of Section 1445 of the Code;

                  (v) each of the Stockholders' and Warrant Holder's Agreement, the Transition Services Agreements, the TCP Agreement, the Stock Pledge Agreement and each other Transaction Document to which Seller or one or more of its Affiliates is a party;

                  (vi) in the event that the FFSB Shares are not transferred to Buyer at the First Closing, the Escrow Agreement and the FFSB Agreement, each duly authorized and executed by Seller; and

                  (vii) an officer's certificate from each of FLIC and ANLIC, duly executed by an officer of FLIC or ANLIC, as applicable, substantially in the forms attached hereto as Exhibit N-1 and N-2, respectively.

            (b) Buyer or one or more of its Affiliates, as the case may be, shall deliver or cause to be delivered to Seller:

                  (i) the purchase price specified in the first sentence of
Section 2.1, prior to any post-closing purchase price adjustments made in accordance with Section 2.2, payable as follows: (A) the Cash Consideration by wire transfer of immediately available funds to previously designated accounts of Seller (or an Affiliate of Seller), (B) the Note, (C) the Buyer Preferred Shares and (D) the Warrant;

                  (ii) each of the Stockholders' and Warrant Holder's Agreement, the Transition Services Agreements and the TCP Agreement, the Stock Pledge Agreement and each other Transaction Document to which Buyer or one or more Affiliates of Buyer is a party; and copies of all regulatory approvals obtained by Buyer in connection with the transactions contemplated by this Agreement and the Transaction Documents;

                  (iii) in the event that the FFSB Shares are not transferred to Buyer at the First Closing, (x) cash in an amount equal to the FFSB Purchase Price to be held in escrow pursuant to the terms and conditions of the Escrow Agreement, including an acknowledgement from the Escrow Agent evidencing that the Escrow Funds have been deposited into the Escrow Account and (y) the Escrow Agreement and the FFSB Agreement, each duly authorized and executed by Buyer or one or more Affiliates of Buyer;

                  (iv) an officer's certificate, duly executed by an officer of Buyer (such officer may rely on an officer's certificate, duly executed by the Chief Financial Officer of the Company, with respect to financial information of the Company and the Company Subsidiaries), certifying that the Debt-Equity Ratio (as defined in the Note), as of the First Closing Date, is not greater than 4.0 to 1.0 and such certification shall set forth the computation thereof in reasonable detail;

                  (v) signed and executed copies of all agreements and certificates evidencing and documenting the Buyer Pre-Closing Transactions, in forms that are reasonably satisfactory to the Seller and representation letters from parties that will undertake the Buyer Pre-Closing Transactions containing the representations set forth on Annex C; and

                  (vi) The Letter from an officer of Buyer that provides the representations described in the Note attached hereto as Exhibit D.

            SECTION 2.5. FFSB Closing Deliveries. At the FFSB Closing, the parties hereto shall take the following actions:

            (a) Seller shall deliver to Buyer or an Affiliate of Buyer, as applicable:

                  (i) a receipt evidencing receipt by Seller of payment and delivery by Buyer of the FFSB Purchase Price;

                  (ii) an affidavit stating that Seller is not a foreign person within the meaning of Section 1445 of the Code; and

                  (iii) certificates representing the FFSB Shares, duly executed in blank or accompanied by stock powers duly executed in blank, in proper form for transfer and accompanied by all requisite stock transfer tax stamps.

            (b) Buyer or one or more of its Affiliates (or the Escrow Agent if the FFSB Closing does not occur concurrently with the First Closing), as the case may be, shall deliver or cause to be delivered to Seller:

                  (i) cash in an amount equal to the FFSB Purchase Price; and

                  (ii) a copy of the OTS Approval.

            SECTION 2.6. Payment of DSCA Funds. Within 20 Business Days following the third anniversary of the First Closing Date (the "Third Anniversary Date"), Buyer shall pay to Seller, as contingent deferred purchase price, an amount (the "Year 3 Payment Amount") equal to the least of (x) $7,500,000, (y) the amount (if any) by which the balance of the DSCA on the First Closing Date exceeds the balance of the DSCA on the Third Anniversary Date and (z) the cumulative amount of cash distributions made by FLAC Holdings, LLC to LifeCo from the First Closing Date to the Third Anniversary Date. Notional interest shall accrue at a rate equal to 5% per annum (calculated on the basis of the actual number of days elapsed and a 360 day year) on the amount by which $15,000,000 exceeds the Year 3 Payment Amount (such amount, together with any notional interest accrued thereon pursuant to this sentence and as reduced by any payments made pursuant to the following sentence, the "Balance Amount") from the Third Anniversary Date until the time such Balance Amount is reduced to zero as provided below. Until such Balance Amount is reduced to zero, on (or within 20 Business Days following) each quarterly scheduled payment date under the terms of the Securitization Financing which occurs subsequent to the Third Anniversary Date (each such date, a "Scheduled DSCA Payment Date"), Buyer shall pay to Seller, as contingent deferred purchase price, an amount equal to that by which (x) the balance of the DSCA as at such Scheduled DSCA Payment Date is less than (y) the balance of the DSCA as of the previous Scheduled DSCA Payment Date, provided that such payment shall not exceed the Balance Amount as at such Scheduled DSCA Payment Date. Without in any way affecting the accrual of interest on the Balance Amount as set forth above, interest shall accrue on any amount that is not paid by Buyer when due under this Section 2.6 from the date on which such payment becomes due to but not including the date on which payment of such amount is made at the rate equal to 1% per annum, calculated on the basis of the actual number of days elapsed and a 360 day year. Buyer shall have no right to set off or apply any amounts due to Seller under this Section 2.6 against any payment obligation of Seller to Buyer arising under or based upon this Agreement or the Transaction Documents. In addition, if Buyer shall fail to pay the amounts due under this Section 2.6 for two consecutive Scheduled DSCA Payment Dates, then no dividends or distributions shall be made by Buyer with respect to Buyer's equity securities (except for dividends and distributions to Seller) until such time such arrearage is paid to Seller.

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

            SECTION 3.1. Representations and Warranties of Seller. Seller represents and warrants to Buyer as follows:

            (a) Organization, Standing and Corporate Power. (i) Section 3.1(a) of the Disclosure Schedule sets forth a true, complete and correct list of all Subsidiaries of the Company (each hereinafter referred to individually as a "Company Subsidiary" and collectively as the "Company Subsidiaries").

                 (ii) The Company and each of the Company Subsidiaries, other than FFSB, is a corporation duly incorporated and validly existing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. The Company and each of the Company Subsidiaries is duly qualified to do business in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary (other than in such jurisdictions where the failure to be so qualified would not have a Company Material Adverse Effect), and no other jurisdiction has claimed in writing that the Company or any of the Company Subsidiaries is required to hold a Permit issued by any Governmental Entity therein.

                 (iii) FFSB is a federal savings bank chartered under Section 5 of the HOLA, regulated by the OTS and the FDIC and is in good standing and has the requisite corporate power and authority to carry on its business as now being conducted.

            (b) Capital Structure. (i) The authorized capital stock of the Company consists of 1,000 shares of Company Common Stock, all of which are issued and outstanding and constitute the Company Shares. No other shares of capital stock of the Company are authorized, issued, reserved for issuance or outstanding. The Company Shares were duly authorized and validly issued and are fully paid and nonassessable, and not subject to preemptive rights. Seller is the record and beneficial owner of the Company Shares, free and clear of all Liens, other than any Liens arising solely from acts of Buyer (other than restrictions on transfer imposed by applicable securities laws). There are not any securities, options, warrants, rights, commitments or agreements of any kind to which Seller or the Company is a party or by which either of them is bound obligating either of them to issue, sell or deliver shares of capital stock or other equity securities of the Company. Assuming Buyer has the requisite power and authority to be the lawful owner of the Company Shares, upon delivery of and payment for the Company Shares at the First Closing as herein provided, Buyer will acquire all rights in the Company Shares, free and clear of all Liens, other than any Liens arising solely from acts of Buyer and restrictions on transfer imposed by applicable securities laws.

                  (ii) The authorized capital stock of FLIC consists of 2,000 shares of common stock, par value $1,250 per share, all of which are issued and outstanding and constitute the FLIC Shares. No other shares of capital stock of FLIC are authorized, issued, reserved for issuance or outstanding. The Company is the record and beneficial owner of the FLIC Shares, free and clear of all Liens, other than any Liens arising solely from acts of Buyer (other than restrictions on transfer imposed by applicable securities laws). There are no restrictions upon the voting or transfer of any shares of common stock of FLIC pursuant to FLIC's Articles of Incorporation, By-laws or other organizational documents or any agreement to which either Seller or any of its Affiliates is a party. Assuming Buyer (or its designee, as applicable) has the requisite power and authority to be the lawful owner of the FLIC Shares, upon delivery of and payment for the FLIC Shares at the First Closing as herein provided, Buyer (or its designee, as applicable) will acquire all rights in the FLIC Shares, free and clear of all Liens, other than any Liens arising solely from acts of Buyer (or its designee, as applicable) and restrictions on transfer imposed by applicable securities laws.

                  (iii) The authorized capital stock of FLAC consists of 520,000 shares of common stock, par value $5.00 per share, all of which are issued and outstanding and constitute the FLAC Shares. The FLAC Shares were duly authorized and validly issued and are fully paid and nonassessable, and not subject to preemptive rights. No other shares of capital stock of FLAC are authorized, issued, reserved for issuance or outstanding. FLIC is the record and beneficial owner of the FLAC Shares, free and clear of all Liens, other than any Liens arising solely from acts of Buyer (other than restrictions on transfer imposed by applicable securities laws). There are no any securities, options, warrants, rights, commitments or agreements of any kind to which Seller, the Company or FLAC is a party or by which any of them is bound obligating either of them to issue, sell or deliver shares of capital stock or other equity securities of FLAC. There are no restrictions upon the voting or transfer of any shares of common stock of FLAC pursuant to FLAC's Articles of Incorporation, By-laws or other organizational documents or any agreement to which either Seller or any of its Affiliates is a party. Assuming Buyer (or its designee, as applicable) has the requisite power and authority to be the lawful owner of the FLAC Shares, upon delivery of and payment for the FLAC Shares at the First Closing as herein provided, Buyer (or its designee, as applicable) will acquire all rights in the FLAC Shares, free and clear of all Liens, other than any Liens arising solely from acts of Buyer (or its designee, as applicable) and restrictions on transfer imposed by applicable securities laws.

                  (iv) The authorized capital stock of FFSB consists of 1,000 shares of common stock, par value $1,600 per share, all of which are issued and outstanding and constitute the FFSB Shares. No other shares of capital stock of FFSB are authorized, issued, reserved for issuance or outstanding. The FFSB Shares were duly authorized and validly issued and are fully paid and nonassessable, and not subject to preemptive rights. Seller is the record and beneficial owner of the FFSB Shares, free and clear of all Liens, other than any Liens arising solely from acts of Buyer (other than restrictions on transfer imposed by applicable securities laws). There are no restrictions upon the voting or transfer of any shares of common stock of FFSB pursuant to FFSB's Articles of Incorporation, By-laws or other organizational documents or any agreement to which either Seller or any of its Affiliates is a party. Assuming Buyer (or its designee, as applicable) has the requisite power and authority to be the lawful owner of the FFSB Shares, upon delivery of and payment for the FFSB Shares at the FFSB Closing as herein provided, Buyer (or its designee, as applicable) will acquire all rights in the FFSB Shares, free and clear of all Liens, other than any Liens arising solely from acts of Buyer (or its designee, as applicable) and restrictions on transfer imposed by applicable securities laws.

            (c) Subsidiaries. All of the outstanding shares of capital stock of each Company Subsidiary were duly authorized and validly issued and are fully paid and nonassessable, and are owned of record and beneficially by the Company, by one or more of the Company's Subsidiaries or by the Company and one or more of the Company's Subsidiaries, free and clear of all Liens. There are not any securities, options, warrants, rights, commitments or agreements of any kind to which the Company or any of the Company Subsidiaries is a party or by which any of them is bound obligating any of them to issue, sell or deliver shares of capital stock or other equity securities of any of the Company Subsidiaries. Except as set forth on Section 3.1(c) of the Disclosure Schedule, the Company does not own, directly or indirectly, more than 5% of the outstanding common stock of, or other voting equity interests in, any Person.

            (d) Authority. (i) Seller has the requisite corporate power and authority to enter into this Agreement and each of the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Seller of this Agreement and each of the Transaction Documents to which it is a party and the consummation by Seller of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Seller. This Agreement has been, and each Transaction Document to be delivered by Seller pursuant to this Agreement will have been as of the date each such Transaction Document is delivered, duly executed and delivered by Seller. Assuming (x) this Agreement constitutes the valid and binding agreement of Buyer, (y) assuming each Transaction Document to be delivered by Seller pursuant to this Agreement is the valid and binding obligation of the other parties thereto, each Transaction Document to be delivered by Seller will constitute as of the date that each such document is delivered, a valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                  (ii) Each Subsidiary of Seller that is party to a Transaction Document has the requisite corporate power and authority to consummate the transactions contemplated thereby. The execution and delivery of the Transaction Documents to be delivered by such Subsidiary pursuant to this Agreement and the consummation by such Subsidiary of the transactions contemplated thereby have been, or prior to the First Closing Date will have been, duly authorized by all necessary corporate action on the part of such Subsidiary. Each Transaction Document to be delivered by such Subsidiary pursuant to this Agreement will have been as of the date each such Transaction Document is delivered, duly executed and delivered by such Subsidiary. Assuming each Transaction Document to be delivered by such Subsidiary pursuant to this Agreement constitutes the valid and binding obligation of the other parties thereto, each such Transaction Document will constitute as of the date that each such document is delivered, a valid and binding obligation of such Subsidiary, enforceable against such Subsidiary in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

            (e) Noncontravention; Consents. (i) Except as disclosed in Section 3.1(e)(i) of the Disclosure Schedule, the execution and delivery of this Agreement and the Transaction Documents by Seller, and each Company Subsidiary, as applicable, to which Seller or a Company Subsidiary is a party do not, and the consummation of the transactions contemplated by this Agreement and such Transaction Documents will not (A) conflict with any of the provisions of the Articles of Incorporation or By-laws of Seller, the Company or any Company Subsidiary, (B) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of any benefit under, or give rise to any obligation of the Company or any of the Company Subsidiaries to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of the Company or any Company Subsidiary under any agreement, arrangement, lease, understanding, contract, instrument, loan, note, bond, mortgage, indenture, promise, undertaking or other commitment or obligation (a "Contract") or Permit under which the Company or any Company Subsidiary is a party or by which any of their respective assets or properties owned or used are bound, that would, individually or in the aggregate, have a Company Material Adverse Effect or a material adverse effect on the ability of Seller to consummate any of the transactions contemplated by this Agreement or the Transaction Documents or (C) violate or give rise to the loss of a right or benefit, or create any obligation or liability under any statute, law, rule, regulation, order, judgment, injunction or award (collectively, "Laws") applicable to the Company or any Company Subsidiary, that would, individually or in the aggregate, have a Company Material Adverse Effect or a material adverse effect on the ability of Seller to consummate any of the transactions contemplated by this Agreement or the Transaction Documents.

                 (ii) No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity, is required by or with respect to Seller, the Company or any of the Company Subsidiaries in connection with the execution and delivery by Seller of this Agreement or the Transaction Documents to which it is a party or the consummation by Seller of the transactions contemplated hereby or thereby, except for (A) the filing of premerger notification and report forms under the HSR Act, (B) the approvals, filings and notices required under the insurance laws of all jurisdictions in which the Company and the Company Subsidiaries transact the business of insurance, (C) consents and approvals or non-disapprovals of, and filings or applications with, or notices to the Banking Regulators, (D) consents, filings or notices under the Investment Advisers Act,
(E) such other consents, approvals, authorizations, declarations, filings or notices as are set forth in Section 3.1(e)(ii)(E) of the Disclosure Schedule, and (F) such other consents, approvals, authorizations, declarations, filings or notices the failure to obtain or make any or all of which would not have a Company Material Adverse Effect or a material adverse effect on the ability of Seller to consummate any of the transactions contemplated by this Agreement or the Transaction Documents.

            (f) GAAP Financial Statements; Accounting Procedures. (i) Seller has made available to Buyer copies of the following financial statements, together with the exhibits, schedules and notes thereto, if any (collectively, the "GAAP Financial Statements"): (A) the audited consolidated balance sheet of the Company as of September 30, 2002 and the related consolidated statements of income, shareholder's equity and cash flows for the year then ended (the "Audited GAAP Statements") and (B) the unaudited consolidated balance sheets of the Company as of June 30, 2003 and September 30, 2003 and the related consolidated statements of income for the periods then ended (the "Unaudited GAAP Statements").

                  (ii) The Audited GAAP Statements are complete and correct in all material respects, were prepared in accordance with U.S. generally accepted accounting principles ("GAAP") applied on a consistent basis without modification of the accounting principles used in the preparation thereof during the periods presented (except as set forth in the notes, exhibits or schedules thereto), and present fairly the consolidated financial position of the Company as of the date thereof, and the consolidated results of its operations, shareholder's equity and cash flows for the periods then ended.

                  (iii) Except as set forth in Section 3.1(f)(iii) of the Disclosure Schedule, the Unaudited GAAP Statements are complete and correct in all material respects, were prepared in accordance with GAAP applied on a consistent basis and present fairly the consolidated financial position of the Company as of the date thereof, and the consolidated results of its operations for the periods then ended.

            (g) SAP Financial Statements. (i) Seller has made available to Buyer copies of the following statutory statements, in each case together with exhibits, schedules and notes thereto and any affirmations and certifications filed therewith (collectively, the "Statutory Statements"): (A) balance sheet of each Insurance Subsidiary as of December 31, 2002 and the related statement of operations and statement of cash flows for the year then ended, and (B) balance sheet of each Insurance Subsidiary as of March 31, June 30 and September 30, 2003 and the related statement of operations and statement of cash flows for the periods then ended (the "SAP Statements"), in each case as filed with the Insurance Regulator of such Insurance Subsidiary's jurisdiction of domicile.

                  (ii) Except as set forth in Section 3.1(g)(ii) of the Disclosure Schedule or disclosed in the notes, exhibits or schedules to the Statutory Statements, (A) each Statutory

Statement was complete and correct in all material respects when filed and there were no material omissions therefrom and (B) each Statutory Statement was prepared in material conformity with applicable statutory accounting practices prescribed or permitted by the applicable Insurance Regulator for purposes of financial reporting ("SAP"), applied on a consistent basis during the period presented, and presents fairly the statutory financial condition of the applicable Insurance Subsidiary as of the date thereof and the results of operations and cash flows of such Insurance Subsidiary for the period then ended (subject, in the case of the SAP Statements, to the absence of footnotes and to normal recurring year-end adjustments).

            (h) No Undisclosed Liabilities. Except as specifically set forth in
Section 3.1(h) of the Disclosure Schedule, there are no Liabilities of the Company or any Company Subsidiary, other than (i) Liabilities provided for on the balance sheets included in the GAAP Financial Statements or disclosed in the notes thereto, (ii) Liabilities provided for on the balance sheets included in the Statutory Statements or disclosed in the notes thereto, (iii) Liabilities incurred in the Ordinary Course of Business since September 30, 2003, (iv) Liabilities for unearned premiums and insurance policy and annuity benefits, withdrawals and surrenders, in each case arising under policies or contracts of insurance or reinsurance written or assumed by an Insurance Subsidiary, each in accordance with their terms, and (v) immaterial liabilities.

            (i) Absence of Certain Changes or Events. Other than as required by this Agreement (including, without limitation, the Pre-Closing Dividends) and the Transaction Documents and except as disclosed in Section 3.1(i) of the Disclosure Schedule, since September 30, 2003, the Company and the Company Subsidiaries have conducted their respective businesses in the Ordinary Course of Business and:

                  (i) there has not been any damage, destruction or loss, whether or not covered by insurance, with respect to the physical property and assets of the Company or any Company Subsidiary having a replacement cost of more than $250,000 for any single loss or $1,000,000 for all such losses;

                  (ii) there has not been any declaration, setting aside or payment of any dividend or other distribution in respect of any shares of capital stock of the Company or any Company Subsidiary, or any repurchase, redemption or other acquisition by the Company or any Company Subsidiary of any outstanding shares of capital stock or other securities of, or other ownership interest in, the Company or any Company Subsidiary;

                  (iii) neither the Company nor any Company Subsidiary, has awarded or paid any bonuses to employees of the Company or any Company Subsidiary, except to the extent accrued on the Unaudited GAAP Statements or the SAP Statements or entered into any employment, deferred compensation, retention, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any of the Company's or any Company Subsidiary's directors, officers, employees, agents or representatives (other than increases to annual compensation levels made in the Ordinary Course of Business) or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other employee benefit plan, payment or arrangement made to, for or with such directors, officers, employees, agents or representatives;

                  (iv) there has not been any material change by the Company or any Company Subsidiary in accounting principles, methods or practices except insofar as may be required by Law or required by a change in GAAP or SAP, as applicable;

                  (v) except to the extent required by Law, as is consistent with past practices, or as would not have a material impact on the Company's or any Company Subsidiary's Taxes, neither the Company nor any Company Subsidiary has made or rescinded any election relating to Taxes; settled or compromised any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to Taxes; or made any change to any of its Tax reporting principles, methods or practices from those employed in the preparation of its most recently filed federal income Tax Return;

                  (vi) except for (A) an inter-company loan or loans by FLIC to Seller in the principal amount not to exceed $75,000,000 in the aggregate (which may or may not be made) and (B) loans and advances to agents and customers and inter-company charges made in the Ordinary Course of Business (a listing of such loans and advances as of the date hereof is set forth in Section 3.1(i)(vi) of the Disclosure Schedule), neither the Company nor any Company Subsidiary has made any loans, advances or capital contributions to, or investments in (other than transactions in the Ordinary Course of Business with respect to Company Investment Assets in accordance with the investment guidelines of the Company and the Company Subsidiaries which have been made available for inspection by Buyer), any Person or paid any fees or expenses to any Affiliate or any director, officer, partner, or stockholder thereof (other than reimbursements for customary fees and expenses incurred by such Persons on behalf of the Company or any Company Subsidiary in the Ordinary Course of Business);

                  (vii) neither the Company nor any Company Subsidiary has mortgaged, pledged or subjected to any Lien (other than Permitted Liens) any of its assets, or acquired any asset or sold, assigned, transferred, conveyed, leased or otherwise disposed of any asset of the Company or any Company Subsidiary having a value in excess of $250,000, except for assets acquired or sold, assigned, transferred, conveyed, leased or otherwise disposed of in the Ordinary Course of Business;

                  (viii) neither the Company nor any Company Subsidiary has discharged or satisfied any Lien (other than a Permitted Lien), or paid any obligation or liability (fixed or contingent in excess of $250,000 individually or $1,000,000 in the aggregate), except in the Ordinary Course of Business;

                  (ix) neither the Company nor any Company Subsidiary has canceled or compromised any debt or claim or amended, canceled, terminated, relinquished, waived or released any material Contract or right except in the Ordinary Course of Business;

                  (x) neither the Company nor any Company Subsidiary has made or committed to make any capital expenditures or capital additions or betterments in excess of $250,000 individually or $1,000,000 in the aggregate;

                  (xi) neither the Company nor any Company Subsidiary has issued, created, incurred, assumed or guaranteed any indebtedness in an amount in excess of $250,000 individually or $1,000,000 in the aggregate;

                  (xii) neither the Company nor any Company Subsidiary has granted any license or sublicense of any rights under or with respect to any Intellectual Property (other than to the Company or any Company Subsidiary);

                  (xiii) neither the Company nor any Company Subsidiary has instituted or settled any material Legal Proceeding;

                  (xiv) other than with respect to commitments related to the Excluded Assets, neither the Company nor any Company Subsidiary has entered into any investment funds, programs or arrangements pursuant to which it has made any contractual or other binding commitment that has not been fully funded as reflected in the Unaudited GAAP Statements or the SAP Statements;

                  (xv) neither the Company nor any Company Subsidiary has agreed, committed, arranged or entered into any understanding to do anything set forth in these paragraphs (i) through (xiv) of Section 3.1(i); and

                  (xvi) there has not occurred any event or events that, individually or in the aggregate, has had, or would reasonably be expected to have, any Material Adverse Effect on the Company.

            (j) Benefits Plans. (i) Section 3.1(j)(i) of the Disclosure Schedule sets forth a complete and correct list of: (A) all Employee Benefit Plans under which the Company or any of the Company Subsidiaries has any obligation or liability, contingent or otherwise with respect to any current or former officer, director or employee of the Company or any of the Company Subsidiaries (the "Company Employee Benefit Plans"); (B) all written employment or consulting agreements, bonus or other incentive compensation, deferred compensation, salary continuation during any absence from active employment for disability or other reasons, severance, sick days, stock award, stock option, stock purchase, tuition assistance, club membership, employee discount, employee loan, or vacation pay agreements, policies or arrangements which the Company or any of the Company Subsidiaries maintains or has any obligation or liability (contingent or otherwise) with respect to any current or former officer, director or employee of the Company or any of the Company Subsidiaries (the "Employee Arrangements"); and (C) any Employee Benefit Plan, which is not a Company Employee Benefit Plan, but as to which the Company or any of the Company Subsidiaries has any obligation or liability (contingent or otherwise).

                  (ii) Each Company Employee Benefit Plan and Employee Arrangement is in compliance with all applicable Laws and has been administered in all material respects in accordance with its terms, except where the failure to do so would not have a Company Material Adverse Effect.

                  (iii) Each Company Employee Benefit Plan that is intended to be "qualified" within the meaning of Section 401(a) of the Code so qualifies and no event has occurred and no condition exists that would result in the loss of such qualification that would have a Company Material Adverse Effect.

                  (iv) All contributions or other payments required to have been made by the Company and the Company Subsidiaries to or under any Company Employee Benefit Plan by applicable law or the terms of such Company Employee Benefit Plan (or any agreement relating thereto) have in all material respects been timely and properly made.

                  (v) Neither the Company nor, to the Knowledge of Seller, any Company Subsidiary or any other "disqualified person" or "party in interest" (as defined in Section 4975(e)(2) of the Code and Section 3(14) of ERISA, respectively), has engaged in any transaction in connection with any Company Employee Benefit Plan that would result in the imposition of a material penalty pursuant to Section 502(i) of ERISA, material damages pursuant to Section 409 of ERISA or a material tax pursuant to Section 4975(a) of the Code.

                  (vi) Except as disclosed in Section 3.1(j)(vi) of the Disclosure Schedule, the Company does not have an obligation under any Company Employee Benefit Plan to provide retiree medical benefits with respect to Employees or former employees of the Company or any Company Subsidiary (other than COBRA).

                  (vii) No Company Employee Benefit Plan that is subject to Title IV of ERISA has been terminated or, to the Knowledge of Seller, is or has been the subject of termination proceedings pursuant to Title IV of ERISA that would result in an obligation by the Company to make future contributions to such Company Employee Benefit Plan.

                  (viii) No Company Employee Benefit Plan is a "multiemployer plan" (as defined in Section 3(37) of ERISA) and neither the Company nor any Company Subsidiary has been obligated to contribute to any multiemployer plan.

                  (ix) Except as disclosed in Section 3.1(j)(ix) of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employees or former employees of the Company or any of the Company Subsidiaries, (ii) increase any benefits under any Company Employee Benefit Plan or Employee Arrangement, or (iii) result in the acceleration of time of payment of, vesting of, or other rights with respect to any such benefits.

            (k) Taxes. Except as disclosed in Section 3.1(k) of the Disclosure
Schedule:

                  (i) all material Tax Returns required to have been filed on or prior to the date hereof by or on behalf of the Company or any Company Subsidiary (including the consolidated Federal income Tax Return and any state or foreign Tax Returns that include the Company and/or any Company Subsidiary on a consolidated or combined basis) have been timely filed, and such Tax Returns are true, correct, and complete in all material respects;

                  (ii) all material amounts of Taxes required to be shown on the Tax Returns described in Section 3.1(k)(i) have been fully and timely paid;

                  (iii) with respect to any period for which any Tax Return has not yet been filed or for which any material amount of Tax is not yet due or owing, the Company and the Company's Affiliates have established adequate reserves for the payment of such Taxes in the Company's financial statements for the year ended December 31, 2002, and the nine-month period ended September 30, 2003;

                  (iv) the Company and each of the Company Subsidiaries have complied in all material respects with all applicable Laws relating to the payment and withholding of all material amounts of Taxes and have duly and timely withheld and paid over to the appropriate Tax Authority all material amounts required to be so withheld and paid under all applicable laws;

                  (v) the Company and each of the Company Subsidiaries have made available to Buyer complete copies of all material (i) federal, state, local and foreign income or franchise Tax Returns of the Company and each of the Company Subsidiaries relating to all taxable periods ended after December 31, 1999, and
(ii) audit reports issued within the last three years relating to any Taxes due from or with respect to the Company and each of the Company Subsidiaries. All such income and franchise Tax Returns filed by or on behalf of the Company and each of the Company Subsidiaries have been examined by the relevant Tax Authority or the statute of limitations with respect to such Tax Returns has expired;

                  (vi) there is no action, suit, proceeding, investigation, audit, extension of the statute of limitations or claim now pending that relates to any material amount of Tax attributable to items of income, gain, deduction, loss, or credits of the Company and/or any Company Subsidiary. All deficiencies asserted or assessments made as a result of any examinations by any Tax Authority of the Tax Returns of, or including, the Company or any of the Company Subsidiaries for which any material amount of Tax is due have been fully paid or is being (or will be) contested by the Company or the Company Subsidiary as the case may be and have been adequately reserved for on the Company's or on a Company Subsidiary's financial statements or has otherwise been disclosed to Buyer. No issue has been raised in writing by a Tax Authority in any prior examination of the Company or any of the Company Subsidiaries which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency of any material amount of Taxes for any subsequent taxable period;

                  (vii) no written or, to the Knowledge of the Seller, any other type of claim has been made by a Tax Authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns such that it is or may be subject to taxation by that jurisdiction;

                  (viii) neither the Company nor any of the Company Subsidiaries nor any other Person on their behalf has (i) requested any extension of time within which to file any Tax Return, which Tax Return has since not been filed, or (ii) granted to any Person any power of attorney that is currently in force with respect to any Tax matter;

                  (ix) neither the Company nor any of the Company Subsidiaries is a party to any tax sharing, allocation, indemnity or similar agreement or arrangement (whether or not written) pursuant to which it will have any obligation to make any Tax payments after the First Closing or the FFSB Closing, as applicable;

                  (x) neither the Company nor any Company Subsidiary is a party to any contract, agreement, plan, or arrangement covering any Person that, individually or collectively, could give rise to payment of any amount that would not be deductible by reason of Section 162(m) or Section 280G of the Code;

                  (xi) neither the Company nor any of the Company Subsidiaries is subject to any private letter ruling of the IRS or comparable rulings of any Tax Authority;

                  (xii) neither the Company nor any of the Company Subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (A) in the two (2) years prior to the date of this Agreement or (B) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the transactions contemplated by this Agreement;

                  (xiii) to the Knowledge of Seller, there is no material amount of taxable income of the Company or any of the Company Subsidiaries that will be required under applicable Tax law to be reported by Buyer or any of its Affiliates for a taxable period (or portion thereof) beginning after the First Closing Date (or the FFSB Closing with respect to FFSB) which taxable income was realized (and reflects economic income) arising prior to the First Closing Date (or the FFSB Closing with respect to FFSB);

                  (xiv) to the Knowledge of the Seller, neither the Company nor any of the Company Subsidiaries has, or has ever had, a permanent establishment (other than in the United States), or has engaged in a trade or business in any country (other than the United States) that subjected it to Tax in such country; and

                  (xv) except as would not otherwise be material, (i) all life insurance policies issued by the Insurance Subsidiaries qualify as life insurance contracts under Section 7702 of the Code (and any analogous provision of state or local Law) and (ii) all annuity contracts issued by the Company Subsidiaries qualify under Section 72 of the Code (and any analogous provision of state or local Law).

            (l) Compliance with Applicable Laws; Material Permits. (i) Each of the Company and the Company Subsidiaries is and at all times has been, in compliance in all material respects with all material Laws that are and were applicable to the conduct or operation of its business or to the use of its assets. Neither the Company nor any Company Subsidiary has received any notice of or been charged with the violation of any material Laws that have not been remedied or cured in full.

                  (ii) Section 3.1(l)(ii) of the Disclosure Schedule contains a list of all Permits that are necessary for the operation of the business of the Company and the Company Subsidiaries as presently conducted ("Material Permits"). The Company and the Company Subsidiaries currently have all Material Permits and such Material Permits are in full force and effect. None of the Company and the Company Subsidiaries is in default or violation, and no event has occurred which, with notice or the lapse of time or both, would constitute a default or violation, in any material respect of any term, condition or provision of any Material Permit.

            (m) Litigation. Except as disclosed in Section 3.1(m) of the Disclosure Schedule, there is no material Legal Proceeding pending or, to the Knowledge of Seller, threatened against or affecting Seller, the Company or any Company Subsidiary. Except as set forth in Section 3.1(m) of the Disclosure Schedule, there is no judgment, decree, injunction or order of any Governmental Entity or arbitrator outstanding against Seller, the Company or any of the Company Subsidiaries.

            (n) Contracts. (i) Section 3.1(n)(i) of the Disclosure Schedule sets forth a complete and accurate list, as of the date hereof, of (x) all Contracts to which the Company or any Company Subsidiary is a party, or by which any of their respective assets are bound, that contain obligations of the Company or any Company Subsidiary that may be in excess of $250,000 in any one fiscal year or $1,000,000 in the aggregate over the term of the Contract or that are otherwise material to the business of the Company and the Company Subsidiaries taken as a whole and (y) the following Contracts to which the Company or any of the Company Subsidiaries is a party or by which it is bound (such Contracts referred to in (x) and (y) collectively, the "Material Contracts"):

                        (A) Contracts containing covenants of the Company or any
            of the Company Subsidiaries not to compete in any line of business or with any Person in any geographical area or covenants of any other Person not to compete with the Company or any of the Company Subsidiaries in any line of business or in any geographical area;

                        (B) Contracts for the employment of any individual on a
            full-time, part-time or consulting or other basis providing compensation at an annual rate in excess of $100,000;

                        (C) Contracts for the provision of goods or services
            (other than insurance Contracts) involving consideration in excess of $100,000 annually or $250,000 in the aggregate payable to the Company or any Company Subsidiary over the term of the Contract; and

                        (D) investment advisory and similar Contracts that are
            not terminable by the Company or any Company Subsidiary without penalty on fewer than 30 days' notice.

                  (ii) Except as disclosed in Section 3.1(n)(ii) of the Disclosure Schedule none of Seller, the Company or any Company Subsidiary has received written notice of cancellation of any Material Contract (other than an Agent Contract which is addressed in Section 3.1(r)(iii)).

                  (iii) With respect to each Material Contract (other than an Agent Contract which is addressed in Section 3.1(r)(iii)), (A) assuming due authorization, execution and delivery thereof by the other party or parties thereto, such Material Contract is in full force and effect and is the legal, valid and binding obligation of (x) the Company and the Company Subsidiaries that are a party thereto and (y) the other parties thereto, (B) such Material Contract is enforceable against (x) the Company and the Company Subsidiaries that are a party thereto and (y) the other parties thereto, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and (C) neither the Company nor any Company Subsidiary is in default or breach under any Material Contract, nor to the Knowledge of the Company or Seller, is any other party to any Material Contract in default or in breach thereunder, except in either case where such default or breach would not have a Company Material Adverse Effect.

            (o) Insurance Regulatory Matters. (i) Seller has made available for inspection by Buyer (A) each annual statement filed with or submitted to any Insurance Regulator by each Insurance Subsidiary since December 31, 1999, (B) any reports of examination (including, without limitation, financial, market conduct and similar examinations) of each Insurance Subsidiary issued by any Insurance Regulator since December 31, 1999, (C) all other material holding company filings or submissions made by each Insurance Subsidiary with any Insurance Regulator since December 31, 1999 and (D) all material correspondence between Seller, the Company or any Insurance Subsidiary with any Insurance Regulator relating to the Company and the Insurance Subsidiaries (including all correspondence relating to material complaints by policyholders or any Insurance Regulator) since December 31, 1999. Except as set forth in Section 3.1(o)(i) of the Disclosure Schedule, all material deficiencies or violations noted in the examination reports described in clause (B) above have, to the Knowledge of Seller, been resolved to the satisfaction of the Insurance Regulator that noted such deficiencies or violations. Each of the Insurance Subsidiaries has filed all material reports, statements, documents, registrations, filings or submissions required to be filed with any Insurance Regulator or any other Governmental Entity since December 31, 1999. Except as set forth in Section 3.1(o)(i) of the Disclosure Schedule, all such reports, statements, documents, registrations, filings or submissions were in all material respects true, complete and accurate when filed, and no material deficiencies have been asserted by any such Insurance Regulator or other Governmental Entity with respect to such registrations, filings or submissions that have not been satisfied. As of the date hereof, no Insurance Subsidiary is "commercially domiciled" under the Laws of any jurisdiction or is otherwise treated as domiciled in a jurisdiction other than its respective jurisdiction of organization.

                  (ii) Except as set forth in Section 3.1(o)(ii) of the Disclosure Schedule, all policy forms issued by each Insurance Subsidiary, and all amendments, applications, brochures, illustrations and certificates pertaining thereto have, where required by applicable Law, been approved by all applicable Governmental Entities or filed with and not objected to by such Governmental Entities within the period provided by applicable Law for objection, except where the failure to so file or obtain such approval would not have a Company Material Adverse Effect. Any premium rates of any Insurance Subsidiary which are required to be filed with or approved by any Governmental Entity have been so filed or approved and the premiums charged conform in all material respects thereto, except where the failure to so file or obtain such approval, or to charge conforming premiums, as the case may be, would not have a Company Material Adverse Effect.

                  (iii) Except as set forth in Section 3.1(o)(iii) of the Disclosure Schedule, there are no material unpaid claims and assessments against any Insurance Subsidiary, whether or not due, by any state insurance guaranty association (in connection with that association's fund relating to insolvent insurers), joint underwriting association, residual market facility or assigned risk pool. Except as set forth in Section 3.1(o)(iii) of the Disclosure Schedule, no such material claim or assessment is pending and no Insurance Subsidiary has received notice of any such material claim or assessment.

            (p) Operations Insurance. (i) Seller has made available to Buyer true, complete and correct copies of all material insurance policies or binders of fire, liability, workmen's compensation, motor vehicle, directors' and officers' liability, property, casualty, life and other forms of insurance owned, held by or applied for, or the premiums for which are paid by the Company or any Company Subsidiary as of the date hereof. Except as set forth on Section 3.1(p)(i) of the Disclosure Schedule, all such policies and binders are held by Seller.

                  (ii) Except as set forth in Section 3.1(p)(ii) of the Disclosure Schedule, (A) the Company and each Company Subsidiary is, and since January 1, 1999 has been, covered on an uninterrupted basis by valid and effective insurance policies or binders which are in the aggregate reasonable in scope and amount in light of the risks attendant to the business in which the Company or any Company Subsidiary is or has been engaged (including self-insurance), (B) all current policies or binders referenced in (i) above are in full force and effect as of the date hereof and, no written notice of cancellation, termination, revocation or limitation that any insurance policy is no longer in full force or effect or that the issuer of any policy is not willing or able to perform its obligations thereunder, has been received with respect to any such policy as of the date hereof and all premiums due and payable thereon have been paid in full on a timely basis and will continue in full force and effect through the First Closing, or with respect to FFSB, the FFSB Closing, (C) there are no material pending or, to the Knowledge of Seller, threatened claims against such insurance by the Company or any Company Subsidiary as to which the insurers have denied liability, and (D) to the Knowledge of Seller, there exist no material claims under such insurance policies or binders that have not been properly and timely submitted by the Company or any Company Subsidiary to its insurers.

            (q) Reinsurance and Coinsurance. Section 3.1(q) of the Disclosure Schedule contains a list of all reinsurance or coinsurance treaties or agreements as of the date hereof, including retrocessional agreements, to which any Insurance Subsidiary is a party or under which any Insurance Subsidiary has any existing rights, obligations or liabilities. All such treaties or agreements as set forth in such Section 3.1(q) of the Disclosure Schedule are in full force and effect. Except as set forth in Section 3.1(q) of the Disclosure Schedule, no Insurance Subsidiary, or, to the Knowledge of Seller, any other party to a reinsurance or coinsurance treaty or agreement to which any Insurance Subsidiary is a party, is in default in any material respect as to any provision thereof, and no such agreement contains any provision providing that the other party thereto may terminate such agreement by reason of the transactions contemplated by this Agreement, except where such default or termination would not have a Company Material Adverse Effect.

            (r) Agents and Brokers. (i) Set forth in Section 3.1(r)(i) of the Disclosure Schedule is the current form General Agent Agreement used by FLIC and the current form Agent Agreement developed by FLIC for use between the general agent and each agent of FLIC.

                  (ii) Set forth in Schedule 3.1(r)(ii) of the Disclosure
Schedule is a list of the names of the top 25 agents, brokers or distributors of the Company in terms of sales volume in the twelve months ended December 31, 2003 (collectively, the "Producers"). To the Knowledge of Seller, each of the Producers listed in Section 3.1(r)(ii) of the Disclosure Schedule is duly licensed to act as a sales agent, broker or distributor, as applicable, in each jurisdiction in which it so acts as of the date hereof. Seller has made available for inspection by Buyer a true and complete copy of all Agent Contracts between the Company or any Company Subsidiary, on the one hand, and each of the Producers, on the other hand.

                  (iii) With respect to each Contract between the Company or a Company Subsidiary, on the one hand, and a sales agent, broker or distributor of the Company or Company Subsidiary, on the other hand (each, an "Agent Contract"), (A) assuming due authorization, execution and delivery thereof by the other party or parties thereto, such Agent Contract is in full force and effect and is the legal, valid and binding obligation of (x) the Company and the Company Subsidiaries that are a party thereto and (y) the other parties thereto, and (B) such Agent Contract is enforceable against (x) the Company and the Company Subsidiaries that are a party thereto and (y) the other parties thereto, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). Neither the Company nor any Company Subsidiary is in default under any Agent Contract, nor to the Knowledge of the Company or Seller, is any other party to any Agent Contract in default thereunder, except in either case where such default would not have a Company Material Adverse Effect. Except as set forth in Section 3.1(r)(iii) of the Disclosure Schedule, as of the date hereof, no sales agent, broker or distributor of the Company has exercised any termination rights with respect to any Agent Contract to which it is a party or given any indication that it may terminate, or fail to renew, any such Agent Contract.

            (s) Insurance Issued by the Insurance Subsidiaries. Except as set forth in Section 3.1(s) of the Disclosure Schedule, all in-force insurance issued, underwritten or assured by any Insurance Subsidiary consists of life insurance marketed in connection with funeral plans or final expense planning. Except as set forth in Section 3.1(s) of the Disclosure Schedule, all such insurance has been issued, underwritten or assured pursuant to policy forms that conform to policy forms approved by applicable Insurance Regulators (to the extent where required by applicable State laws) and such forms have been made available to Buyer.

            (t) Actuarial Reports. Seller has made available to Buyer a copy of the actuarial report, dated as of March 31, 2003 prepared by Milliman USA, as revised by Milliman USA on October 13, 2003, and all attachments, addenda, supplements and modifications thereto (as revised, the "Milliman Report"). The information and data furnished by the Company and each of the Insurance Subsidiaries to Milliman USA in connection with the preparation of the Milliman Report was accurate in all material respects, and, to the Knowledge of Seller, the

Milliman Report was based upon an accurate inventory of policies in-force for the Insurance Subsidiaries at the relevant time of preparation.

            (u) Ratings. (i) The financial strength or claims-paying ability of FLIC is rated A (Excellent) or better by A.M. Best Company as of the date hereof and (ii) as of the date hereof A.M. Best Company has not indicated in writing that it has under surveillance or review its rating of the financial strength or claims-paying ability of any Insurance Subsidiary.

            (v) Reserves. The reserves for payment of benefits, losses, claims and expenses under all presently issued insurance policies and other material Liabilities of each Insurance Subsidiary reflected in, or included with, the Statutory Statements or the GAAP Financial Statements were determined in accordance with SAP or GAAP, as applicable, consistently applied throughout the specified period and the immediately prior period, were based on actuarial assumptions that were in accordance with or more conservative than those called in for relevant policy and contract provisions, are fairly stated in accordance with sound actuarial principles, and are in compliance with the requirements of applicable Laws. The admitted assets of each Insurance Subsidiary as determined under applicable Laws are in an amount at least equal to the minimum amounts required by applicable Laws.

            (w) Risk-Based Capital. Seller has made available to Buyer true and complete copies of all analyses, reports and other data prepared by or on behalf of any Insurance Subsidiary or submitted by any Insurance Subsidiary to any insurance regulatory authority relating to risk-based capital ("RBC") calculations.

            (x) Company Investment Assets. (i) Section 3.1(x)(i) of the Disclosure Schedule lists (a) all Company Investment Assets as of December 31, 2003, with information included therein as to the cost of each such Company Investment Asset and the market value thereof as of December 31, 2003 and (b) all Company Investment Assets sold (or otherwise disposed of) or purchased (or otherwise acquired) between January 1, 2003 and December 31, 2003 with information included therein as to the sale price or cost of each such Company Investment Asset. Except as set forth in Section 3.1(x)(i) of the Disclosure Schedule, the Company or a Company Subsidiary has good and marketable title to all Company Investment Assets, free and clear of any Liens (other than special deposits required by Insurance Regulators made in the Ordinary Course of Business). Except as set forth in Section 3.1(x)(i) of the Disclosure Schedule, none of the Company Investment Assets is in default in the payment of principal or interest or dividends or permanently impaired to any extent. The Company Investment Assets do not include any "margin securities" within the meaning of Regulation U of the Board of Governors of the Federal Reserve System. None of the Company nor any Insurance Subsidiary is required to be registered under Regulation U. None of the Company Investment Assets constituted a "purpose credit" (as defined in Regulation U), nor is any such Company Investment Asset secured, "directly or indirectly," by any "margin security" within the meaning of Regulation U.

                  (ii) Since September 30, 2003, the Company and the Company Subsidiaries have complied in all material respects with the investment guidelines set forth in Section 3.1(x)(ii) of the Disclosure Schedule.

             (y) Bank Accounts; Powers of Attorney; Proxies. Section 3.1(y) of the Disclosure Schedule sets forth a list of the bank names, locations and account numbers of all bank and safe deposit box accounts of the Company and each Company Subsidiary including any custodial accounts for securities owned by the Company or any Company Subsidiary and the names of all persons authorized to draw thereon or to have access thereto as of the date hereof. Except as set forth on Section 3.1(y), no Person holds a power of attorney or proxy to act on behalf of the Company or any of the Company Subsidiaries.

             (z) Bank Regulatory Matters. To the extent permitted by Federal law, the Company has made available to Buyer copies of all examination reports, deficiency letters, cease and desist orders, supervisory agreements, memoranda of understanding or any other similar directives of the OTS and the FDIC (collectively, the "Banking Regulators") with respect to FFSB that have been completed and/or issued since January 1, 2000. Since January 1, 2000, no violations of GLB, HOLA, the Bank Secrecy Act, the Community Reinvestment Act of 1977 or any other law to which FFSB is subject that are material to the financial condition of FFSB have been asserted in writing by any Banking Regulator, other than any violation that (i) has been cured or otherwise resolved to the satisfaction of such Banking Regulator, (ii) is no longer being pursued by the Banking Regulator following a response by FFSB, or (iii) would not have a Company Material Adverse Effect.

             (aa) Investment Management Regulatory Matters. Seller has made available to Buyer copies of current Form ADV Parts I and II and all schedules, and all examination reports, deficiency letters, cease and desist orders or any other similar correspondence from the SEC and any state securities or Blue Sky authority, and all correspondence in reply, with respect to the Investment Adviser Subsidiary that have been completed and/or issued since January 1, 2000. The Investment Adviser Subsidiary is duly registered and in good standing with the SEC as an investment adviser, has submitted notice filings where required under applicable state securities or Blue Sky laws, and has investment advisory representatives who are duly registered where required under applicable state securities or Blue Sky laws. To the Knowledge of Seller, none of Seller, the Investment Adviser Subsidiary or any Person "associated" (as defined under
Section 202(a)(17) of the Investment Advisers Act) with Seller or the Investment Adviser Subsidiary (i) is subject to disqualification pursuant to Section 203(e) of the Investment Advisers Act, (ii) is subject to disqualification to serve as an investment adviser or as an associated Person to an investment adviser, (iii) is subject to disqualification pursuant to Rule 206(4)-3 under the Investment Advisers Act, (iv) is the subject of a rebuttable presumption pursuant to Rule 206(4)-4(b) under the Investment Advisers Act, or (v) is subject to any proceeding that could result in an affirmative response to (i) through (iv) above.

             (bb) Brokers. No broker, investment banker, financial advisor or other Person, other than Keefe, Bruyette & Woods, Inc., the fees and expenses of which will be paid by Seller, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Seller or the Company.

             (cc) Technology and Intellectual Property. (i) Except as disclosed in Section 3.1(cc) of the Disclosure Schedule and except as would not have a Company Material Adverse Effect, the Company or a Company Subsidiary owns or possesses, or has enforceable rights or licenses to use, the patents, trademarks, service marks, trade names, copyrights (including any registrations or applications to any of the foregoing), trade secrets, patentable inventions, and computer programs that are necessary to carry on its business as now conducted (each, an "Intellectual Property Right"). Neither the Company nor any of the Company Subsidiaries has received any written notice of any infringement of the rights of others with respect to any Intellectual Property Right that, if such infringement is determined to be unlawful, would have a Company Material Adverse Effect.

                  (ii) To the Knowledge of Seller, no use by the Company or any of the Company Subsidiaries of any Intellectual Property Right owned by the Company or any of the Company Subsidiaries infringes any patent, trade name, service mark, trade secret, trademark or copyright rights of any third party or (except for the payment of licensing fees) requires any payment for the use of any patent, trade name, service mark, trade secret, trademark or copyright owned by any third party.

            (dd) Title to Assets. The Company and the Company Subsidiaries have good title to, or valid and subsisting leasehold interests in, all personal property and other assets on their books and reflected on the balance sheet included in the GAAP Statements or the SAP Statements or acquired in the Ordinary Course of Business since September 30, 2003 that would have been required to be reflected on such balance sheet if acquired on or prior to September 30, 2003, other than assets that have been disposed of in the Ordinary Course of Business and those assets the failure of which to have good title to, or valid and subsisting leasehold interests in, would not have a Company Material Adverse Effect. None of such personal property and other assets is subject to any Lien, except for Permitted Liens and those Liens set forth in
Section 3.1(dd) of the Disclosure Schedule. Except as set forth in Section 3.1(dd) of the Disclosure Schedule, such personal property and other assets are sufficient to allow the Company and the Company Subsidiaries to operate their respective businesses as currently operated as of the date hereof and as of the First Closing Date or with respect to FFSB, the FFSB Closing Date, without the imposition of any restriction or the payment of any material amount to any third party that was not imposed or required to be paid, respectively, on or by the Company or any Company Subsidiary prior to the First Closing Date, or with respect to FFSB, the FFSB Closing Date.

            (ee) Real Property. (i) Section 3.1(ee)(i) of the Disclosure Schedule sets forth a complete list of (A) all real property and interests in real property owned in fee by the Company or any of the Company Subsidiaries (the "Owned Properties"), and (B) all real property and interests in real property leased by the Company or any of the Company Subsidiaries (the "Real Property Leases" and, together with the Owned Properties, the "Company Properties"). The Company and the Company Subsidiaries have good and marketable fee title to all Owned Properties, free and clear of all Liens of any nature whatsoever except (A) Liens set forth on Section 3.1(ee)(i) of the Disclosure Schedule and (B) Permitted Liens. The Company Properties constitute all interests in real property currently used or currently held for use in connection with the business of the Company and the Company Subsidiaries and which are necessary for the continued operation of the business of the Company and the Company Subsidiaries as the business is currently conducted. All of the Company Properties, buildings, fixtures and improvements thereon owned or leased by the Company and the Company Subsidiaries are in good operating condition and repair (subject to normal wear and tear). The Company has made available to Buyer true, correct and complete copies of (A) all deeds, title reports and surveys for the Owned Properties and (B) the Real Property Leases, together with all amendments, modifications or supplements, if any, thereto.

                  (ii) The Company and the Company Subsidiaries have a valid and enforceable leasehold interest under each of the material Real Property Leases, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity), and neither the Company nor any Company Subsidiary has received any notice of any material default or event that with notice or lapse of time, or both, that would constitute a material default by the Company or any Company Subsidiary under any of the Real Property Leases and, to the Knowledge of Seller, no other party is in material default thereof, and no party to the Real Property Leases has exercised any termination rights with respect thereto.

                  (iii) There does not exist any actual or, to the Knowledge of Seller, threatened or contemplated condemnation or eminent domain proceedings that affect any Company Property or any part thereof, and none of the Company or Seller has received any notice, oral or written, of the intention of any Governmental Body or other Person to take or use all or any part thereof.

                  (iv) Neither the Company nor any Company Subsidiary has received any notice from any insurance company that has issued a policy with respect to any Company Property requiring performance of any structural or other repairs or alterations to such Company Property.

                  (v) Neither the Company nor any Company Subsidiary owns or holds, nor is obligated under or a party to, any option, right of first refusal or other contractual right to purchase, acquire, sell, assign or dispose of any real estate or any portion thereof or interest therein.

                  (vi) Neither Seller, the Company nor any of the Company Subsidiaries has received written notice of any violation of or potential liability under any Environmental Law or zoning law applicable to the Premises. To the Knowledge of Seller, no facts, circumstances, or conditions exist at any property currently or formerly owned or leased by the Company or any of the Company Subsidiaries that would result in the Company or any Company Subsidiary incurring material liabilities under any Environmental Law. Except as set forth in the reports described in Section 3.1(ee)(vi) of the Disclosure Schedule, Seller has no Knowledge of Hazardous Materials at, on, under or emanating to or from the Premises, and to the Knowledge of Seller, neither the Company nor any Company Subsidiary has received any written notice concerning the presence of Hazardous Materials on the Premises.

            (ff) Labor Matters Representation. (i) None of the Company and the Company Subsidiaries is a party to any labor or collective bargaining agreement, and no employees of the Company or any of the Company Subsidiaries are represented by any labor organization. Within the preceding three years, there have been no representation or certification proceedings, or petitions seeking a representation proceeding, pending or, to the Knowledge of

Seller, threatened in writing to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority.

                  (ii) There are no strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances or other material labor disputes pending or threatened in writing against or involving the Company or any of the Company Subsidiaries.

                  (iii) There are no complaints, charges or claims against the Company and the Company Subsidiaries pending or, to the Knowledge of Seller, threatened to be brought or filed with any governmental authority, arbitrator or court based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any individual by the Company or any of the Company Subsidiaries.

                  (iv) The Company and the Company Subsidiaries are in material compliance with all laws, regulations and orders relating to the employment of labor, including all such laws, regulations and orders relating to wages, hours, the Worker Adjustment and Retraining Notification Act ("WARN"), collective bargaining, discrimination, civil rights, safety and health, workers' compensation and the collection and payment of withholding and/or social security taxes and any similar tax except for immaterial non-compliance.

                  (v) There has been no "mass layoff" or "plant closing" as defined by WARN with respect to the Company and the Company Subsidiaries within the six (6) months prior to the First Closing.

            (gg) Related Party Transactions. Section 3.1(gg)(i) of the Disclosure Schedule lists all Contracts (other than the Transaction Documents) between the Company or any Company Subsidiary and any of the following Persons:
(i) Seller or any of its Affiliates (other than the Company or any Company Subsidiary or any Affiliate that is an institutional investor), (ii) any director, officer or senior executive of Seller, any Subsidiary of Seller, the Company or any Company Subsidiary, or (iii) any Person (other than an institutional investor) who is the beneficial owner (determined in accordance with Rule 13d-3 under the Exchange Act) of five percent or more of the equity securities of any class of Seller or any of its Affiliates (other than an institutional investor). Except as set forth in Section 3.1(gg)(ii) of the Disclosure Schedule, each Contract between the Company or any Company Subsidiary, on the one hand, and any Person identified in clauses (i) through
(iii) above or any Person in relation to whom any of the Persons identified in clauses (i) through (iii) is an Affiliate or an immediate family member or member of the same household, on the other hand, is on terms that are fair and reasonable to the Company or the Company Subsidiary, as applicable, and are at least as favorable as the terms that could be obtained by the Company or such Company Subsidiary, as applicable, in a comparable transaction made on an arm's length basis with an unaffiliated third party. For purposes of this paragraph, "control" shall have the meaning ascribed to such term in Rule 12b-2 under the Exchange Act.

            (hh) Pre-Closing Dividend. FLIC has paid the Pre-Closing Dividend to the Company and the Company has paid the Pre-Closing Dividend to Seller on or prior to December 31, 2003.

            SECTION 3.2. Representations and Warranties of Buyer. Buyer represents and warrants to Seller as follows:

            (a) Organization, Standing and Corporate Power. Buyer is a corporation duly incorporated, validly existing and in good standing under the laws of the jurisdiction in which it is incorporated and has the requisite corporate power and authority to carry on its business as now being conducted. Buyer is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, other than in such jurisdictions where the failure to be so qualified would not have a Buyer Material Adverse Effect.

            (b) Authority.

                  (i) Buyer has the requisite corporate power and authority to enter into this Agreement and each of the Transaction Documents to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by Buyer of this Agreement and each of the Transaction Documents to which it is a party and the consummation by Buyer of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Buyer. This Agreement has been, and each Transaction Document to be delivered by Buyer pursuant to this Agreement will have been as of the date each such Transaction Document is delivered, duly executed and delivered by Buyer. Assuming (x) this Agreement constitutes the valid and binding agreement of Seller, and (y) assuming each Transaction Document to be delivered by Buyer pursuant to this Agreement is the valid and binding obligation of the other parties thereto, each Transaction Document to be delivered by Buyer will constitute as of the date that each such document is delivered, a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

                  (ii) Each Subsidiary of Buyer that is party to a Transaction Document has the requisite corporate power and authority to consummate the transactions contemplated thereby. The execution and delivery of the Transaction Documents to be delivered by such Subsidiary pursuant to this Agreement and the consummation by such Subsidiary of the transactions contemplated thereby have been, or prior to the First Closing Date will have been, duly authorized by all necessary corporate action on the part of such Subsidiary. Each Transaction Document to be delivered by such Subsidiary pursuant to this Agreement will have been as of the date each such Transaction Document is delivered, duly executed and delivered by such Subsidiary. Assuming each Transaction Document to be delivered by such Subsidiary pursuant to this Agreement constitutes the valid and binding obligation of the other parties thereto, each such Transaction Document will constitute as of the date that each such document is delivered, a valid and binding obligation of such Subsidiary, enforceable against such Subsidiary in accordance with its terms, except that (i) such enforcement may be subject to applicable bankruptcy, insolvency or other similar laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefor may be brought.

            (c) Capital Structure. The authorized capital stock of Buyer consists, or will consist immediately prior to the First Closing, of: (A) 1,000,000 shares of common stock ("Buyer Common Shares"), $0.01 par value per share, and (B) 28,700 shares of preferred stock, par value $0.01 per share, all of which shares of preferred stock (I) have been designated Buyer Preferred Stock and (II) are being issued and delivered to Seller pursuant to this Agreement. The aggregate subscription price to be paid by the initial equity investors for the Buyer Common Shares to be issued at or immediately prior to the First Closing (the "Initial Buyer Common Shares") shall be at least $41,300,000 and, giving pro-forma effect to the transactions contemplated hereby (including the Securitization Financing), there is no other material amount of indebtedness for borrowed money of Buyer on a consolidated basis other than the Securitization Financing debt, the Note and other indebtedness of the Company and the Company Subsidiaries theretofore incurred. The Initial Buyer Common Shares will have been duly authorized, and at or immediately prior to the First Closing, will be validly issued, fully paid and nonassessable. The Buyer Preferred Shares, when issued and delivered on or prior to the First Closing Date in accordance with the terms of the Certificate of Designation of Buyer Preferred Stock, will be duly authorized, validly issued, fully paid and nonassessable, and will not be subject to preemptive rights. Except as set forth in the Certificate of Designation of Buyer Preferred Stock, the Warrant or the Stockholders' and Warrant Holder's Agreement, there are no restrictions upon the voting or transfer of any Buyer Preferred Shares or Buyer Common Shares pursuant to Buyer's Articles of Incorporation, By-laws or other organizational documents or any agreement to which either Buyer or any of its Affiliates is a party. Assuming Seller has the requisite power and authority to be the lawful owner of the Buyer Preferred Shares, Seller will acquire all rights in such Buyer Preferred Shares, free and clear of all Liens other than any Liens arising solely from acts of Seller and restrictions on transfer imposed by the terms of the Buyer Preferred Stock or applicable securities laws. Assuming Seller has the requisite power and authority to be the lawful owner of the Buyer Common Shares issuable upon exercise of the Warrant, and upon exercise of the Warrant in accordance with its terms, Seller will acquire all rights in the Buyer Common Shares, free and clear of all Liens other than Liens arising solely from acts of Seller and restrictions on transfer imposed by the terms of the Stockholders' and Warrant Holder's Agreement or applicable securities laws. Except for the Warrant, or the Stockholders' and Warrant Holder's Agreement, or subscription agreements or similar agreements for the purchase of the Buyer Common Shares in connection with the transactions contemplated by this Agreement, there are no outstanding options, warrants, rights (including conversion or preemptive rights and rights of first refusal) or proxy or stockholder agreements of any kind for the purchase or acquisition from Buyer of any of its equity securities (other than equity compensation arrangements for employees).

            (d) Subsidiaries. As of the First Closing Date, all of the outstanding shares of capital stock of each of LifeCo and outstanding membership interests of FLAC Holdings, LLC will have been duly authorized and validly issued and are fully paid and nonassessable. As of the First Closing Date, LifeCo will be owned of record beneficially and directly by Buyer and FLAC Holdings, LLC will be owned of record and beneficially by LifeCo, in each case, free and clear of all Liens, other than Liens contemplated by the Note and, in the case of FLAC Holdings, LLC, Liens relating to the Securitization Financing. As of the First Closing Date, there will not be any securities, options, warrants, rights, commitments or agreements of any kind to which Buyer or any of its Subsidiaries is a party or by which any of them is bound obligating any of them to issue, sell or deliver shares of capital stock or other equity securities of any of LifeCo or FLAC Holdings, LLC.

            (e) Noncontravention; Consents. (i) Except as disclosed in Section 3.2(e)(i) of the Disclosure Schedule, the execution and delivery of this Agreement by Buyer and of the Transaction Documents by Buyer and/or any of its Subsidiaries that are parties thereto do not, and the consummation of the transactions contemplated by this Agreement and such Transaction Documents will not (A) conflict with any of the provisions of the Articles of Incorporation or By-laws of Buyer or any of its Subsidiaries (B) conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of any benefit under, or give rise to any obligation of Buyer or any of its Subsidiaries to make any payment under, or to the increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Liens upon any of the properties or assets of Buyer or any of its Subsidiaries under any Contract or Permit under which Buyer or any of its Subsidiaries is a party or by which any of their respective assets or properties owned or used are bound, that would, individually or in the aggregate, have a Buyer Material Adverse Effect or a material adverse effect on the ability of Buyer or any of its Subsidiaries to consummate any of the transactions contemplated by this Agreement or the Transaction Documents or (C) violate or give rise to the loss of a right or benefit, or create any obligation or liability under any Laws applicable to Buyer or any of its Subsidiaries, that would, individually or in the aggregate, have a Buyer Material Adverse Effect or a material adverse effect on the ability of Buyer or any of its Subsidiaries to consummate any of the transactions contemplated by this Agreement or the Transaction Documents.

                  (ii) No consent, approval or authorization of, or declaration or filing with, or notice to, any Governmental Entity is required by or with respect to Buyer or any of its Subsidiaries in connection with the execution and delivery of this Agreement by Buyer or the Transaction Documents by Buyer and/or any of its Subsidiaries that are parties thereto or the consummation by Buyer or any of its Subsidiaries of the transactions contemplated hereby or thereby, except for (A) the filing of premerger notification and report forms under the HSR Act, (B) the approvals, filings and notices required under the insurance laws of the jurisdictions in which Buyer (or any of its Affiliates or subsidiaries) or the Company and its Subsidiaries transact the business of insurance, (C) consents and approvals or non-disapprovals of, and filings or applications with, or notices to the Banking Regulators, (D) consents, filings or notices under the Investment Advisers Act, (E) such other consents, approvals, authorizations, declarations, filings or notices as are set forth in
Section 3.2(e)(ii) of the Disclosure Schedule, and (F) such other consents, approvals, authorizations, declarations, filings or notices the failure to obtain or make any or all of which would not have a Buyer Material Adverse Effect or a material adverse effect on the ability of Buyer or any of its Subsidiaries to consummate any of the transactions contemplated by this Agreement and the Transaction Documents.

            (f) Purchase for Investment. Buyer has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its (or its Subsidiaries) purchase of the FLAC Shares, the FLIC Shares and the Company Shares and the other transactions contemplated hereby and is capable of bearing the economic risks thereof. Buyer is acquiring the Company Shares (and any designee of Buyer that acquires the FLIC Shares or the FLAC Shares pursuant to this Agreement will acquire such shares) for its own account, for investment only and with no present intention of resale or other distribution thereof. Buyer will not transfer or otherwise dispose of the Company Shares (and any designee of Buyer that acquires the FLIC Shares or the FLAC Shares will not transfer or otherwise dispose of such shares), except in compliance with the registration requirements of the Securities Act and any applicable state securities laws, or pursuant to an available exemption therefrom.

            (g) Litigation. There is no Legal Proceeding pending or, to the Knowledge of Buyer, threatened in writing against or affecting Buyer or any Affiliate of Buyer that, if adversely determined, would have (i) a material adverse effect on the validity or enforceability of this Agreement or any Transaction Document, (ii) a material adverse effect on the ability of Buyer or any of its Affiliates to consummate any of the transactions contemplated by this Agreement or the Transaction Documents or (iii) a Material Adverse Effect on Buyer and its Subsidiaries. Neither Buyer nor any of its Affiliates nor, to the Knowledge of Buyer, any officer, director or employee of Buyer or any of its Affiliates has been permanently or temporarily enjoined or barred by any order, judgment or decree of any Governmental Entity or arbitrator from engaging in or continuing any conduct or practice in connection with the business conducted by the Company or any Company Subsidiary that would have (i) a material adverse effect on the validity or enforceability of this Agreement or any Transaction Document, (ii) a material adverse effect on the ability of Buyer or any of its Affiliates to consummate any of the transactions contemplated by this Agreement or any Transaction Document or (iii) a Material Adverse Effect on Buyer and its Subsidiaries.

            (h) Requirements of GLB and HOLA. As of the FFSB Closing, Buyer qualifies as an entity permitted to acquire a federal thrift or federal thrift holding company (including for these purposes FFSB) under the conditions set forth in Section 401(a) of the GLB and Section 10(c)9(A) of the HOLA or has received written approval, notice, waiver or consent from the applicable Banking Regulators waiving or consenting to Buyer's non-compliance with the requirements of GLB and HOLA for purposes of this Agreement and the transactions contemplated by this Agreement and the Transaction Documents, a true and complete copy of which has been provided to Seller.

            (i) Brokers. No broker, investment banker, financial advisor or other Person, other than Goldman, Sachs & Co., the fees and expenses of which will be paid by Buyer, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Buyer or any Affiliate.

            (j) Financing. Subject only to the satisfaction of the condition set forth in Section 6.2(e), on or prior to the First Closing Date, Buyer will have received and have on hand not less than $41,300,000 in cash proceeds from common stock equity investors and have sufficient funds to consummate the transactions contemplated by this Agreement and the Transaction Documents.

                                   ARTICLE IV

                                    COVENANTS

            SECTION 4.1. Conduct of Business of the Company. Except as contemplated or permitted by this Agreement or as may be required by Law, from the date of this Agreement to the First Closing Date, or with respect to FFSB, the FFSB Closing Date, Seller shall cause the Company and the Company Subsidiaries to carry on their respective businesses in the Ordinary Course of Business and, to the extent consistent therewith, use commercially reasonable efforts to preserve intact their current business organizations and their material relationships with employees, agents, customers, insureds and others having material business dealings with them. Without limiting the generality of the foregoing, from the date of this Agreement to the First Closing Date, or with respect to FFSB, the FFSB Closing Date, except as contemplated or permitted by this Agreement, as set forth on Section 4.1 of the Disclosure Schedule or as may be required by Law, Seller shall not permit the Company or any Company Subsidiary (as applicable) to, without the prior written consent of Buyer:

            (a) (i) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property) in respect of, any of its outstanding capital stock; (ii) split, combine or reclassify any of its outstanding capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its outstanding capital stock; or (iii) purchase, redeem or otherwise acquire any shares of its outstanding capital stock or any rights, warrants or options to acquire any such shares;

            (b) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock, any other voting securities or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities;

            (c) amend its articles of incorporation or by-laws or other comparable organizational documents;

            (d) acquire any corporation, partnership, joint venture, association or other business organization or division thereof, or substantially all of the assets of any of the foregoing;

            (e) (i) except in the Ordinary Course of Business, incur any indebtedness for borrowed money or guarantee or otherwise become responsible for any such indebtedness of another Person; (ii) make any loans, advances or capital contributions to, or investments in, any other Person, other than (A) loans, advances or capital contributions to, or investments in the Company or any of the Company Subsidiaries, (B) an inter-company loan or loans by FLIC to Seller in the principal amount not to exceed $75,000,000 in the aggregate (which, if made, will be repaid in full prior to the First Closing) and (C) loans and advances to customers and agents, and to its officers and employees for travel and general business expenses, each in the Ordinary Course of Business; or (iii) make any commitments to any investment fund, collective investment vehicle or other investment arrangement or acquire Company Investment Assets, except as permitted under the investment guidelines set forth in Section 3.1(x)(ii) of the Disclosure Schedule;

            (f) make any change in accounting methods, principles or practices used by the Company or any Company Subsidiary affecting its assets or liabilities, except insofar as may be required by Law or required by a change in GAAP or SAP, as applicable;

            (g) make any capital expenditures in excess of $1,000,000 in the aggregate;

            (h) make any material Tax election or settle or compromise any material income Tax liability that is not consistent with the Company's and/or any relevant Company Subsidiary's ordinary and usual past business practice;

            (i) adopt or amend any Employee Benefit Plan (or any plan that would be an Employee Benefit Plan if adopted) or enter into, adopt, extend, renew or amend any collective bargaining agreement or Employee Arrangement;

            (j) grant to any officer or employee any increase in compensation or benefits, other than increases in annual compensation levels made in the Ordinary Course of Business or as may be required under existing agreements;

            (k) cancel any indebtedness for borrowed money owed to the Company or any Company Subsidiary in excess of $100,000 in the aggregate, or waive any material claims or rights;

            (l) sell, lease, license or otherwise dispose of any material assets (other than investments), except in the Ordinary Course of Business;

            (m) enter into or amend any Contract, except in the Ordinary Course of Business;

            (n) settle any claim, action or proceeding (other than any claim under an insurance contract) for an amount in excess of $250,000; or

            (o) agree or commit to take any of the foregoing actions.

            SECTION 4.2. Access to Information; Confidentiality. (a) From the date of this Agreement through the First Closing Date, Seller shall cause the Company and the Company Subsidiaries (i) to afford to Buyer and its Representatives reasonable access upon reasonable notice at reasonable times during normal business hours to all of its properties, books, contracts, commitments and records and, (ii) to furnish to Buyer such information concerning its business, properties, financial condition, operations and personnel as Buyer may from time to time reasonably request, other than any such properties, books, contracts, commitments, records and information that (a) are subject to an attorney-client or other legal privilege or (b) are subject to an obligation of confidentiality; provided, however, that Buyer's investigation shall be conducted in a manner that does not interfere in any material respect with the Company's or the Company Subsidiaries' normal operations, customers and employee relations. In the event that the FFSB Shares are not transferred to Buyer at the First Closing, from the First Closing Date through the FFSB Closing Date, Seller shall cause FFSB, to the extent permitted by applicable Law, (i) to afford to Buyer and its Representatives reasonable access upon reasonable notice at reasonable times during normal business hours to all of its properties, books, contracts, commitments and records and, (ii) to furnish to Buyer such information concerning FFSB's business, properties, financial condition, operations and personnel as Buyer may from time to time reasonably request, other than any such properties, books, contracts, commitments, records and information that (a) are subject to an attorney-client or other legal privilege or (b) are subject to an obligation of confidentiality; provided, however, that Buyer's investigation shall be conducted in a manner that does not interfere in any material respect with FFSB's normal operations, customers and employee relations. All requests for access or information pursuant to this Section 4.2 shall be directed to such Person or Persons as Seller shall designate. Without limiting the terms thereof, the Confidentiality Agreement shall govern the obligations of Buyer and its Representatives with respect to all information of any type furnished or made available to them pursuant to this Section 4.2.

            (b) The Confidentiality Agreement shall terminate as of the First Closing. From and after the First Closing, Seller and its Affiliates (which, for the avoidance of doubt, does not include the Company and the Company Subsidiaries, except for FFSB until the FFSB Closing) on the one hand, and Buyer and its Affiliates (including the Company and the Company Subsidiaries, except for FFSB until the FFSB Closing), on the other hand, shall, and shall cause their respective Representatives to, maintain in confidence, any written, oral or other information relating to the other party or its Affiliates, except that the foregoing requirements of this Section 4.2(b) shall not apply to the extent that (i) any such information is or becomes generally available to the public other than (A) in the case of Buyer, as a result of disclosure by Seller, its Affiliates or any of its respective Representatives and (B) in the case of Seller, as a result of disclosure by Buyer, the Company or any Company Subsidiary or any of their respective Affiliates, or any of their respective Representatives, (ii) any such information is required by applicable Law to be disclosed after prior notice has been given to Seller or Buyer, as the case may be or (iii) any such information was or becomes available to such party on a non-confidential basis and from a source (other than a party to this Agreement or any Affiliate or Representative of such party) that is not bound by a confidentiality agreement.

            (c) Notwithstanding anything to the contrary set forth herein or in any other agreement to which the parties hereto are parties or by which they are bound, the obligations of confidentiality contained herein and therein, as they relate to the transactions contemplated by this Agreement, shall not apply to the Tax structure or Tax treatment of such transaction, and each party hereto (and any employee, representative, or agent of any party hereto) may disclose to any and all persons, without limitation of any kind, the Tax structure and Tax treatment of such transaction and all materials of any kind (including opinions or other tax analysis) that are provided to such party relating to such Tax treatment and Tax structure; provided, however, that such disclosure may not be made until the earlier of (x) the date of the public announcement of discussions relating to any of the transactions contemplated by this Agreement, (y) the date of the public announcement of any of the transactions contemplated by this Agreement and (z) the date of the execution of an agreement (with or without conditions) to enter into any of the transactions contemplated by this Agreement; provided further, that such disclosure shall not include the name (or other identifying information not relevant to the Tax structure or Tax treatment) of any person and shall not include information for which nondisclosure is reasonably necessary in order to comply with applicable securities laws. The preceding sentence is intended to cause the transactions contemplated by this Agreement to not be treated as having been offered under conditions of confidentiality for purposes of Section 6011 and 6111 of the Code

(or any successor provision) and the Treasury Regulations promulgated thereunder, and shall be construed in a manner consistent with such purpose. In addition, each party hereto acknowledges that it has no proprietary or exclusive rights to the Tax structure of the transactions contemplated by this Agreement or any Tax matter or Tax idea related to the transactions contemplated by this Agreement.

            SECTION 4.3. Consents, Approvals and Filings. (a) Each of Seller and Buyer will each use its commercially reasonable efforts, and will cooperate fully with each other, (i) to comply as promptly as practicable with all governmental requirements applicable to the transactions contemplated by this Agreement, and (ii) to obtain as promptly as practicable all (x) necessary Permits of Governmental Entities ("Governmental Consents") and (y) consents or waivers of all third parties necessary in connection with the consummation of the transactions contemplated by this Agreement, including, without limitation, consents with respect to the agreements and other arrangements set forth on Exhibits B-1, B-2 and C of the Disclosure Schedule (and, with respect to any agreements or other arrangements set forth on Exhibit C of the Disclosure Schedule for which consents cannot be obtained, each of Buyer and Seller will use its commercially reasonable efforts, and will cooperate fully with each other, to obtain appropriate substitution arrangements therefor prior to the First Closing Date). In connection therewith, Seller and Buyer will use their commercially reasonable efforts to make and cause their respective Affiliates to make all legally required filings as promptly as is reasonably practicable in order to facilitate prompt consummation of the transactions contemplated by this Agreement, and will provide and will cause their respective Affiliates to provide such information and communications to Governmental Entities as such Governmental Entities may reasonably request. Each of the parties shall provide to the other party copies of all applications or other communications to Governmental Entities in connection with this Agreement in advance of the filing or submission thereof.

            (b) Without limiting the generality of Section 4.3(a), as promptly as reasonably practicable, Buyer shall file with all applicable Insurance Regulators requests for approval of the transactions contemplated by this Agreement, including Form A filings, which requests shall include all required exhibits. A reasonable time prior to furnishing any written materials or presentations to any Insurance Regulator in connection with the transactions contemplated by this Agreement, Buyer shall furnish Seller with a copy thereof, and Seller shall have a reasonable opportunity to provide comments thereon. Buyer shall give to Seller prompt written notice if it receives any notice or other communication from any Insurance Regulator in connection with the transactions contemplated by this Agreement, and, in the case of any such notice or communication that is in writing, shall promptly furnish Seller with a copy thereof. If any Insurance Regulator requires that a hearing be held in connection with such approval, Buyer shall use its commercially reasonable efforts to arrange for such hearing to be held as promptly as is reasonably practicable after the notice that such hearing is required has been received by Buyer. Buyer shall give to Seller reasonable prior written notice of the time and place when any meetings or other conferences may be held by it with any Insurance Regulator in connection with the transactions contemplated by this Agreement, and Seller shall have the right to have one representative, the identity of whom shall be subject to Buyer's consent (such consent not to be unreasonably withheld or delayed), attend or otherwise participate in any such meeting or conference.

            (c) Without limiting the generality of Section 4.3(a), as promptly as reasonably practicable after the date hereof, Buyer shall file such regulatory applications or notices as are necessary to secure from the Banking Regulators all such approvals, waivers, non-disapprovals or automatic expirations of statutory waiting periods as may be required to consummate the transactions contemplated by this Agreement in compliance with all applicable Laws. A reasonable time prior to furnishing any written materials to any Banking Regulator in connection with the transactions contemplated by this Agreement, Buyer shall furnish Seller with a copy thereof, and Seller shall have a reasonable opportunity to provide comments thereon. Buyer shall give to Seller prompt written notice if it receives any notice or other communication from any Banking Regulator in connection with the transactions contemplated by this Agreement, and, in the case of any such notice or communication that is in writing, shall promptly furnish Seller with a copy thereof. Buyer shall give to Seller reasonable prior written notice of the time and place when any meetings or other conferences may be held by it with any Banking Regulator in connection with the transactions contemplated by this Agreement, and Seller shall have the right to have one representative, the identity of whom shall be subject to Buyer's consent (such consent not to be unreasonably withheld or delayed), attend any such meeting or conference.

            (d) Without limiting the generality of Section 4.3(a), Seller shall use commercially reasonable efforts to obtain prior to the First Closing, from each Person that is a party to an investment advisory agreement with the Investment Adviser Subsidiary, consent to the continuation of such investment advisory agreement following consummation of the transactions contemplated by this Agreement.

            SECTION 4.4. Public Announcements. Subject to the provisions of
Article X, Buyer and Seller, and their respective Affiliates, will consult with each other before issuing, and provide each other the opportunity to review and comment upon, any press release or other public statement with respect to the transactions contemplated by this Agreement and shall not issue any such press release or make any such public statement without the advance written approval of the other party following such consultation (such approval not to be unreasonably withheld or delayed), except as may, in the opinion of counsel to Seller, be required by Law or by the requirements of the SEC or any securities exchange and except for statements to analysts, investors or prospective investors that are not prohibited by Regulation FD under the Exchange Act. No reference to the terms of the Securitization Financing or to XL Capital Assurance Inc. will be made in any such news release or other public statement without the prior approval of XL Capital Assurance Inc.

            SECTION 4.5. Intercompany Agreements and Accounts. Except as set forth in Section 4.5 of the Disclosure Schedule, all intercompany agreements and accounts between or among either Seller or any Affiliate thereof (other than the Company or any Company Subsidiary), on the one hand, and the Company or any Company Subsidiary, on the other hand, will be terminated and cancelled without payment prior to the First Closing, or with respect to FFSB, the FFSB Closing. All intercompany agreements and accounts between or among the Company and any Company Subsidiary in existence and in force as of the date hereof will remain in effect and be in force on the First Closing Date. In the event that the FFSB Shares are not transferred to Buyer at the First Closing, all agreements between the Company or any Company Subsidiary (excluding FFSB), on the one hand, and FFSB, on the other hand, in existence and in force as of the date hereof will remain in effect and be in force on the First Closing Date and the FFSB Closing Date.

            SECTION 4.6. Transaction Documents. At the First Closing, Buyer and Seller shall, and shall cause their respective Affiliates (as appropriate) to, execute and deliver to the other parties (as applicable) the Transaction Documents. The Transaction Documents shall be in effect and in force immediately after the First Closing and shall supersede all other rights and obligations under the terminated intercompany agreements and accounts described in Section
4.5 of this Agreement.

            SECTION 4.7. Use of Names. (a) Following the First Closing, neither Buyer nor any Subsidiary or Affiliate thereof (including the Company and any Company Subsidiary) shall have any right to use, and they shall not use any of the names or acronyms (including trademark(s)) set forth on Section 4.7(a) of the Disclosure Schedule (the "Retained Names"), or any name that includes or is confusingly similar to any of the foregoing, as a trademark or a servicemark in any corporate name, trade name with respect to any product or otherwise in any jurisdiction, except as set forth in the TCP Agreement. In furtherance of the above, on or prior to the First Closing Date, Seller shall cause the Company and the Company's Subsidiaries (i) to make all filings and take all such other action as is necessary to wind down and cease the use of any of the foregoing names or any derivation thereof in any manner whatsoever, and (ii) to transfer and assign all rights that any of them may have in any of the foregoing names to Seller or as Seller may direct.

            (b) Seller will use its commercially reasonable efforts to wind down and cease its use, and will cause all Affiliates of Seller to cease their use, of the trade names, trademarks and service marks that are listed in Section 4.7(b) of the Disclosure Schedule (the "Names"), which use shall cease within six months after the First Closing (other than inadvertently); provided, however, that Seller and any Affiliates of Seller may continue to use the Names, without payment therefor: (i) in the performance of their obligations under the Transition Services Agreements, the TCP Agreement or the FFSB Agreement; (ii) in filings or reports made or filings submitted to government or regulatory authorities in Tax Returns, in litigation and claims and in similar corporate purposes involving the business of the Company and the Company's Subsidiaries or as otherwise necessary to refer to or identify the business as operated before the Names were changed pursuant hereto; (iii) in editorial, non-trademark usages or descriptive uses of the Names (or parts thereof); and (iv) for a period of one year from the First Closing, or if applicable, the FFSB Closing or for such additional period as Buyer may agree, such agreement not to be unreasonably withheld or delayed, to the extent that the Names remain on existing documents, papers, policies, inventory, reports, agreements and similar items.

            (c) For the avoidance of doubt, Buyer agrees that it is acquiring only the Names set forth in Section 4.7(b) of the Disclosure Schedule and shall have no rights to use any names or acronyms (including trademarks, service marks or trade names) owned or used by Seller and its Subsidiaries except as set forth in this Agreement or the Transaction Documents.

            SECTION 4.8. Access to Books and Records; Cooperation. Following the First Closing, each of Seller and Buyer shall (and Buyer shall cause the Company and the Company Subsidiaries to) preserve and keep the records held by them relating to the respective businesses of the Company and the Company Subsidiaries for a period of six (6) years from the First Closing Date or, with respect to FFSB, the FFSB Closing Date, and shall make such records and personnel available to the other as may be reasonably required by such party in connection with, among other things, any insurance claims by, legal proceedings by or against or governmental investigations of Seller, Buyer, the Company, the Company Subsidiaries or any of their respective Affiliates or in order to enable Seller or Buyer to comply with their respective obligations under this Agreement and each other agreement, document or instrument contemplated hereby. In the event that Seller or Buyer wishes to destroy (or permit to be destroyed) such records after that time, such party shall first give ninety (90) days prior written notice to the other and such other party shall have the right at its option and expense, upon prior written notice given to such party within that ninety (90) day period, to take possession of the records within one hundred and eighty (180) days after the date of such notice. Notwithstanding the foregoing, this Section 4.8 shall not apply to the Tax Returns and other materials covered by Article X.

            SECTION 4.9. Noncompetition. (a) Except as otherwise contemplated by this Agreement, for a period of five years following the First Closing Date (the "Designated Period"), Seller shall not, and shall cause its Affiliates, not to, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control (or derive, receive or participate, directly or indirectly, in the profits or other material economic benefits) of any business, whether in corporate, proprietorship or partnership form or otherwise (including joint ventures, co-marketing arrangements, alliances and other similar relationships), engaged in issuing, selling or marketing "pre-need" insurance, annuity or trust products or other final expense planning products (a "Seller Restricted Business"); provided, however, that the restrictions contained in this Section 4.9(a) shall not restrict Seller from performing its obligations under the FFSB Agreement or the TCP Agreement or any other activities relating to insurance policies issued under the TCP Program of Seller prior to the First Closing Date and shall not restrict the acquisition by Seller or any of its Affiliates, directly or indirectly, of less than five percent of the outstanding capital stock of any publicly traded company engaged in a Seller Restricted Business. The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that Buyer, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever.

            (b) For a period of two years following the First Closing Date, Seller shall not, and shall cause its Subsidiaries not to, (i) hire any person who has entered into an employment agreement or management contract with Buyer on or prior to the Closing Date; or (ii) solicit for employment any person in the employ of the Company or any Company Subsidiary; provided, however, the above clause will not prohibit (x) any general solicitation of employment not specifically directed toward employees of the Company or any Company Subsidiary or (y) any employee terminated by Buyer or any of its Affiliates.

            (c) Except as otherwise contemplated by this Agreement, during the Designated Period, Buyer shall not, and shall cause its Affiliates, not to, directly or indirectly, own, manage, operate, control or participate in the ownership, management, operation or control (or derive, receive or participate, directly or indirectly, in the profits or other material economic benefits) of any business, whether in corporate, proprietorship or partnership form or otherwise

(including joint ventures, co-marketing arrangements, alliances and other similar relationships), engaged in manufacturing, designing, marketing or selling funeral caskets, cremation containers and urns and similar vessels or containers, and software products and consulting services related to "at need" funeral ceremonial services or grief counseling (a "Buyer Restricted Business"); provided, however, that the restrictions contained in this Section 4.9(c) shall not restrict Buyer from performing its obligations under the TCP Agreement and shall not restrict the acquisition by Buyer or any of its Affiliates, directly or indirectly, of less than five percent of the outstanding capital stock of any publicly traded company engaged in a Buyer Restricted Business. The parties hereto specifically acknowledge and agree that the remedy at law for any breach of the foregoing will be inadequate and that Seller, in addition to any other relief available to it, shall be entitled to temporary and permanent injunctive relief without the necessity of proving actual damage or posting any bond whatsoever.

            (d) For a period of two years following the First Closing Date, Buyer shall not, and shall cause its Affiliates not to, solicit for employment any employee of Seller or any of its Subsidiaries earning a base salary of more than $50,000 per year as of the First Closing Date; provided, however, the above clause will not prohibit (x) any general solicitation of employment not specifically directed toward employees of Seller or any of its Subsidiaries or
(y) any employee terminated by Seller or any of its Subsidiaries.

            (e) During the Designated Period, Buyer shall not and shall cause its Affiliates not to, cause, induce or encourage any material actual or prospective client, customer, supplier, or licensor of Seller or any of its Subsidiaries (including any existing or former customer Seller or any of its Subsidiaries and any Person that becomes a client or customer of Seller or any of its Subsidiaries after the First Closing) or any other Person who has a material business relationship with Seller or any of its Subsidiaries, to terminate or modify any such actual or prospective relationship.

            (f) Seller and its Affiliates shall not, and shall cause each of their respective directors, officers, employees, representatives or agents not to, directly or indirectly, (i) discuss, negotiate, undertake, authorize, recommend, propose or enter into, any transaction involving a merger, consolidation, business combination, purchase or disposition of the assets or capital stock of the Company or any of the Company Subsidiaries other than the transactions contemplated by this Agreement (an "Acquisition Transaction"), (ii) facilitate, encourage, solicit or initiate discussions, negotiations or submissions of proposals or offers in respect of an Acquisition Transaction,
(iii) furnish or cause to be furnished, to any Person, any information concerning the business, operations, properties or assets of the Company or any Company Subsidiary in connection with an Acquisition Transaction, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do or seek any of the foregoing. Seller will inform Buyer in writing immediately following the receipt by Seller or any of its Affiliates, or any of their respective directors, officers, employees, representatives and agents of any proposal or inquiry in respect of any Acquisition Transaction.

            (g) Notwithstanding the foregoing, Buyer or Seller, as the case may be, may participate in any co-marketing arrangement similar to the TCP Program with a third party

(regardless of form) that would otherwise constitute a Buyer Restricted Business or Seller Restricted Business, as the case may be, if the following conditions are satisfied:

                        (A) prior to seeking to enter into such arrangement with
            a third party, the party proposing such arrangement ("Offeror") first proposes to enter into such arrangement with the other party hereto ("Offeree");

                        (B) after a period of 30 days (during which the parties
            shall have good faith discussions and negotiations concerning such proposal), the parties fail to agree on mutually satisfactory terms and conditions on which they would agree to engage in such activity;

                        (C) after the expiration of such 30 day period, Offeror
            proposes the material economic terms of the proposed arrangement in reasonable detail in writing (the "Definitive Proposal") to the Offeree and the Offeree fails to accept the terms thereof within 10 days after receipt of the Definitive Proposal (the "Offer Expiration Date"); and

                        (D) the Offeror enters into a definitive agreement with
            a third party on terms that are no more favorable to the third party than those offered to the Offeree in the Definitive Proposal within 90 days after the Offer Expiration Date.

            SECTION 4.10. Company Investment Assets. From the date of this Agreement until the First Closing Date, Seller shall cause the Company and the Company Subsidiaries to comply with the investment guidelines set forth in
Section 3.1(x)(ii) of the Disclosure Schedule. To the extent permitted by applicable Law, from the date of this Agreement to the First Closing Date, Seller shall cause the Company and the Company Subsidiaries to provide Mr. Douglas Schair with reasonable advance notice of, and the right to attend as an observer, any meetings of any investment management committee of the Company or any Company Subsidiary.

            SECTION 4.11. Excluded Assets; Dividend of FFSB Shares; Loan Repayment. (a) Prior to the First Closing, Seller will purchase from the Company and the Company Subsidiaries, without any representation or warranty from, or recourse to, the Company or any Company Subsidiary, all of the Company's and the Company Subsidiaries' right, title and interest in and to each of the assets set forth in Section 4.11 of the Disclosure Schedule (collectively, the "Excluded Assets") for an aggregate purchase price equal to the book value of the Excluded Assets (or such other purchase price required by the applicable Insurance Regulator) as of the date of the purchase in cash to be paid prior to the First Closing.

            (b) Seller will, prior to the First Closing, assume all Liabilities of the Company and of the Company Subsidiaries (including, for the avoidance of doubt, unfunded commitments of the Company or any Company Subsidiary) related to the Excluded Assets and shall, at Buyer's request, obtain a release of the Company and the Company Subsidiaries with respect to any commitment or other Liability from the obligee thereof.

            (c) In the event that the FFSB Shares will not be transferred to Buyer at the First Closing, Seller shall cause the Company to instead declare and pay a dividend-in-kind to Seller of all of the FFSB Shares on or prior to the First Closing.

            (d) Seller will, prior to the First Closing, repay to FLIC in full all indebtedness owed by Seller or any of its Affiliates (other than the Company or any Company Subsidiary) to FLIC, if any (whether or not yet due). For the avoidance of doubt, this Section 4.11(d) shall not apply to the loans identified in Section 4.13 or any other indebtedness owed to FLIC by the partnerships and limited liability companies relating to the Excluded Assets.

            SECTION 4.12. Financing. Buyer shall obtain not less than $41,300,000 in cash from the issuance of its common stock prior to the First Closing. Buyer shall use its commercially reasonable efforts to obtain and deliver the proceeds of the Securitization Financing at the First Closing. In order to assist with obtaining the Securitization Financing, Seller shall, and shall cause the Company and the Company Subsidiaries to, provide such assistance and cooperation as Buyer and its Affiliates may reasonably request, including causing the relevant Insurance Subsidiaries to enter into the Reinsurance Agreements effective upon the First Closing.

            SECTION 4.13. Pre-payment of Loans. Following the First Closing, Buyer shall, and shall cause the Company and the Company Subsidiaries to take all actions reasonably requested by Seller to permit Seller or its Affiliates (including, without limitation, Cornerstone Partners I, LLC, San Francisco Hotel Group, LLC and Cambridge Hotel, LLC) to pre-pay or refinance the loans evidenced by the secured promissory note in the principal amount of $22,750,000, dated as of June 8, 2001, by Cornerstone Partners I, LLC in favor of Massachusetts Mutual Life Insurance Company and the promissory note in the principal amount of $39,650,000, dated as of May 18, 2003, by Cornerstone Partners II, LLC in favor of FLIC without paying any pre-payment penalties to Buyer or its Affiliates, notwithstanding any pre-payment restrictions or penalty provisions under such loans.

            SECTION 4.14. Qualification to purchase FFSB Shares. Buyer shall use its commercially reasonable efforts to qualify as an entity permitted to acquire a federal thrift or federal thrift holding company (including for these purposes
FFSB) under the conditions set forth in Section 401(a) of the GLB and Section 10(c)9(A) of the HOLA.

            SECTION 4.15. Commercially Reasonable Efforts. Upon the terms and subject to the conditions and other agreements set forth in this Agreement, each of the parties to this Agreement agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

            SECTION 4.16. Further Assurances. Seller and Buyer agree, and Seller, prior to the First Closing, or with respect to FFSB, the FFSB Closing, and Buyer, after the First Closing, or with respect to FFSB, the FFSB Closing, agree to cause the Company and each Company Subsidiary, to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement.

            SECTION 4.17. Buyer Pre-Closing Transactions. Buyer agrees that all of the Buyer Pre-Closing Transactions shall be completed and closed in accordance with the descriptions set forth on Annex C.

            SECTION 4.18. Seller Pre-Closing Transactions. Seller agrees that all of the Seller Pre-Closing Transactions shall be completed in accordance with the descriptions set forth on Annex B.

            SECTION 4.19. Sections 72 and 7702 Qualification. As promptly as practicable after the date hereof, Seller shall, at its own expense, to the satisfaction of Buyer, use commercially reasonable efforts to amend, correct, or take any other action, if any, reasonably necessary to (i) cause all life insurance policies issued or to be issued by the Insurance Subsidiaries to comply with Section 7702 of the Code (and all similar provisions of state or local Law); (ii) cause all annuity contracts issued or to be issued by the Company Subsidiaries to qualify pursuant to the provisions of Section 72 of the Code (and all similar provisions of state or local Law); and (iii) ensure that all computer software and programming and any other analytical system used by the Insurance Subsidiaries with respect to life insurance contracts operate in a manner so as to ensure that the life insurance policies issued or to be issued by the Insurance Subsidiaries will comply with Section 7702 of the Code (and all similar provisions of state or local Law).

            SECTION 4.20. Obligations under Retention Agreements. Seller shall make the payments to Stephen R. Lang and Ronald J. Marek required under Section 3(a) of the applicable Retention Agreement that are due and payable upon the consummation of the transactions contemplated by this Agreement.

            SECTION 4.21. Buyer Capital Structure. On or prior to the First Closing, Buyer shall deliver to Seller a schedule setting forth (i) the pro forma total consolidated capitalization of Buyer and its Subsidiaries, and the individual capitalization of each Subsidiary of Buyer, in each case after giving effect to the consummation of the transactions contemplated in this Agreement, the Transaction Documents and the Securitization Financing, and (y) the pro forma ownership of each Subsidiary of Buyer, giving effect to the consummation of the transactions contemplated in this Agreement, the Transaction Documents and the Securitization Financing.

                                   ARTICLE V

                                EMPLOYEE MATTERS

            SECTION 5.1. Certain Obligations. Following the First Closing Date, Buyer shall honor, or shall cause the Company and the Company's Subsidiaries to honor, all legal obligations in effect as of the date hereof to employees (or former employees) of the Company or the Company Subsidiaries, including all individual employment and severance agreements in effect for such employees (or former employees) as of the date hereof, as disclosed in Section 5.1(a) of the Disclosure Schedule. In the event that the FFSB Shares are not transferred to Buyer on the First Closing, FFSB shall not be deemed a Subsidiary of the Company until the FFSB Closing for the purposes of this Section 5.1 and this Section 5.1 shall apply with respect to FFSB as if it were a Company Subsidiary on the FFSB Closing Date.

            SECTION 5.2. Credit for Service. On and after the First Closing Date, or with respect to FFSB, the FFSB Closing Date, Buyer shall provide, or cause to be provided, to each Transferred Employee under any Buyer employee benefit plans in which Transferred Employees are eligible to participate after the First Closing Date, or with respect to FFSB, the FFSB Closing Date, credit for purposes of eligibility to participate, vesting and benefit accruals (other than benefit accruals under any buyer defined benefit plan) for full and partial years of service with Seller or its Affiliates (including the Company or any Company Subsidiary) performed at any time prior to the First Closing Date, or with respect to FFSB, the FFSB Closing Date, except where such crediting results in the duplication of benefits.

            SECTION 5.3. Preexisting Conditions, Exclusions and Waiting Periods; Deductibles. The Company, Buyer and their respective Subsidiaries and other Affiliates shall (a) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Transferred Employees under any Buyer employee benefit plans in which Transferred Employees are eligible to participate after the First Closing Date other than limitations or waiting periods that are already in effect with respect to such Transferred Employees and that have not been satisfied as of the First Closing Date, or with respect to FFSB, the FFSB Closing Date, and (b) provide each Transferred Employee with credit for any co-payments and deductibles paid by such Transferred Employee prior to the First Closing Date, or with respect to FFSB, the FFSB Closing Date, for purposes of satisfying any applicable deductible or out-of-pocket requirements under any welfare plans, funds or programs in which Transferred Employees are eligible to participate after the First Closing Date, or with respect to FFSB, the FFSB Closing Date.

            SECTION 5.4. COBRA. Buyer shall be, or shall cause the Company to be, responsible and liable for providing the appropriate COBRA notices and coverages to Transferred Employees and qualifying beneficiaries who experience a COBRA "qualifying event" on or after the First Closing Date, or with respect to FFSB, the FFSB Closing Date.

            SECTION 5.5. Filings and Records. Seller, Buyer and the Company shall cooperate in (a) making all filings required under the Code or ERISA and any applicable securities laws with respect to the Employee Benefit Plans that cover Employees, (b) implementing all appropriate communications with participants, (c) maintaining and transferring appropriate records and (d) taking all such other actions as may be necessary and appropriate to implement the provisions of this Article V. Following the First Closing Date, Seller, Buyer and the Company shall cooperate fully with one another in providing records regarding the employment of, and the benefits provided to, all individuals who are or were Employees.

                                   ARTICLE VI

                      CONDITIONS PRECEDENT OF FIRST CLOSING

            SECTION 6.1. Conditions to Each Party's Obligations. The respective obligations of each party to effect the purchase and sale of the FLAC Shares, the FLIC Shares and the Company Shares and the other actions to be taken at the First Closing are subject to the satisfaction or waiver on or prior to the First Closing Date of the following conditions:

            (a) Consents. Other than the OTS Approval, the Governmental Consents referred to in Section 6.1(a) of the Disclosure Schedule shall have been duly obtained by Buyer and/or Seller, as the case may be, in form and substance reasonably satisfactory to Buyer and Seller, and such Governmental Consents shall be in full force and effect.

            (b) HSR Act. The waiting period (and any extension thereof) applicable to the transactions contemplated hereby under the HSR Act shall have been terminated or shall have otherwise expired.

            (c) No Injunctions or Restraints. No preliminary or permanent injunction or statute, rule, regulation, order, writ, judgment, decree, stipulation, determination, suit, action, proceeding or investigation of any Governmental Entity shall be issued, pending or threatened that does or seeks to prohibit, prevent, restrain, restrict or make illegal the consummation of the transactions contemplated hereby; provided, however, that the party invoking this condition shall have used all reasonable efforts to have any such injunction, order, writ, judgment, decree, stipulation, determination, suit, action, proceeding or investigation vacated, dismissed or discontinued, as applicable.

            SECTION 6.2. Conditions to Obligations of Buyer. The obligations of Buyer to effect the purchase and sale of the FLAC Shares, the FLIC Shares and the Company Shares and the other actions to be taken at the First Closing are further subject to the satisfaction or waiver by Buyer on or prior to the First Closing Date of the following conditions:

            (a) Representations and Warranties. The representations and warranties of Seller set forth in this Agreement shall be true and correct as of the First Closing Date (except to the extent any such representation and warranty speaks as of an earlier date), in which event such representation and warranty shall be true and correct as of such date, except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" or "Company Material Adverse Effect" contained therein) would not, individually or in the aggregate, have a Company Material Adverse Effect or a material adverse effect on the ability of Seller to consummate any of the transactions contemplated by this Agreement or any of the Transaction Documents; and Buyer shall have received a certificate signed on behalf of Seller by an executive officer of Seller to the effect set forth in this paragraph.

            (b) Performance of Obligations of Seller. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement applicable to the First Closing on or prior to the First Closing Date (and shall have performed in all respects all obligations required to be performed by it under Section 4.18), and Buyer shall have received a certificate signed on behalf of Seller by an executive officer of Seller to such effect.

            (c) Material Adverse Effect. There shall not have been or occurred any event, change, occurrence or circumstance that, individually or in conjunction with any other events, changes, occurrences or circumstances has had a Material Adverse Effect on the Company or would reasonably be expected to have a Material Adverse Effect on the Company.

            (d) Requisite Consents. Seller shall have obtained those consents, waivers and approvals referred to in Section 6.2(d) of the Disclosure Schedule in a form satisfactory to Buyer.

            (e) Financing. Buyer shall have obtained proceeds from financing sources in an aggregate amount of not less than $150,000,000 on substantially the terms and conditions set forth in the Buyer Financing Commitment or from other sources otherwise sufficient to enable it to consummate the transactions contemplated by this Agreement and the Transaction Documents.

            (f) Tax Certificates. The Seller shall have provided the Buyer with a certificate (which complies with Section 1445 of the Code and the Treasury Regulations promulgated thereunder) of non-foreign status executed in accordance with the provisions of the Foreign Investment in Real Property Tax Act and
Section 1445 of the Code and the Treasury Regulations promulgated thereunder.

            (g) Other Documentation. Buyer shall have received such other documents, certificates or statements as Buyer may reasonably request.

            SECTION 6.3. Conditions to Obligations of Seller. The obligations of Seller to effect the purchase and sale of the FLAC Shares, the FLIC Shares and the Company Shares and the other actions to be taken at the First Closing are further subject to the satisfaction or waiver by Seller on or prior to the First Closing Date of the following conditions:

            (a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the First Closing Date (except to the extent any such representation and warranty speaks as of an earlier or later date, in which event such representation and warranty shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" or "Buyer Material Adverse Effect" contained therein) would not, individually or in the aggregate, have a Buyer Material Adverse Effect or a material adverse effect on the ability of Buyer to consummate any of the transactions contemplated by this Agreement or any of the Transaction Documents; and Seller shall have received a certificate signed on behalf of Buyer by an executive officer of Buyer to the effect set forth in this paragraph.

            (b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement applicable to the First Closing on or prior to the First Closing Date, and Seller shall have received a certificate signed on behalf of Buyer by an executive officer of Buyer to such effect.

            (c) Buyer Pre-Closing Transactions. Buyer shall have delivered to Seller copies of all agreements evidencing and memorializing the Buyer Pre-Closing Transactions with terms that are, at Seller's reasonable discretion, acceptable to Seller and consistent with the descriptions contained on Annex C, and representation letters from the parties undertaking the Buyer Pre-Closing Transactions containing the representations described on Annex C.

            (d) Tax Opinion. LeBoeuf, Lamb, Greene & MacRae, L.L.P. ("Seller's Counsel") on the First Closing Date shall have provided to Seller an opinion of counsel (the "Final Tax Opinion"), in a form similar to the unexecuted draft of opinion provided to Buyer concurrent with the execution of this Agreement. The Final Tax Opinion shall state that the Note attached hereto as Exhibit D should be treated as bona fide debt for Federal income tax purposes based upon the facts, the law, the terms of the Note and the terms of this Agreement, in each case, as exist as of the First Closing Date. Notwithstanding anything to the contrary in this Agreement, Seller's Counsel shall not be required to provide the opinion of counsel required under this Section 6.3(d) and this condition shall not be treated as having been satisfied in the event there is any change in the law, fact or change in any of the terms of this Agreement or Note between the period commencing on the date hereof and through and including the First Closing Date that would in Seller's Counsel sole reasonable judgment result in the Note not constituting bona fide debt for Tax purposes as determined on the First Closing Date. In addition, notwithstanding any other provision in this Agreement to the contrary, if the representation provided by Buyer or Seller, as set forth on each party's respective Certification Letter as attached to the Final Tax Opinion, are not true, correct or complete as of the Issue Date or the First Closing Date or either Seller or Buyer cannot provide the representations set forth on either of their respective Certification Letters on the Issue Date and the First Closing, Seller's Counsel shall not be required to provide the opinion of counsel required under this Section 6.3(d) and the condition required by this Section 6.3(d) shall not be deemed to have been satisfied.

            (e) Other Documentation. Seller shall have received such other documents, certificates or statements as Seller may reasonably request.

                                  ARTICLE VII

                      CONDITIONS PRECEDENT OF FFSB CLOSING

            SECTION 7.1. Conditions to Each Party's Obligations. The respective obligations of each party to effect the purchase and sale of the FFSB Shares and the other actions to be taken at the FFSB Closing are subject to the satisfaction or waiver on or prior to the FFSB Closing Date of the following conditions:

            (a) Consents. Buyer and Seller shall have obtained such Governmental Consents as are required to consummate the sale and purchase of the FFSB Shares contemplated hereby.

            (b) No Injunctions or Restraints. No preliminary or permanent injunction or statute, rule, regulation, order, writ, judgment, decree, stipulation, determination, suit, action, proceeding or investigation of any Governmental Entity shall be issued, pending or threatened that does or seeks to prohibit, prevent, restrain, restrict or make illegal the consummation of the sale and purchase of the FFSB Shares contemplated hereby shall be in effect; provided, however, that the party invoking this condition shall have used all reasonable efforts to have any such injunction, order, writ, judgment, decree, stipulation, determination, suit, action, proceeding or investigation vacated, dismissed or discontinued, as applicable.

            SECTION 7.2. Conditions to Obligations of Buyer. The obligations of Buyer to effect the purchase and sale of the FFSB Shares and the other actions to be taken at the FFSB Closing are further subject to the satisfaction or waiver by Buyer on or prior to the FFSB Closing Date of the following conditions:

            (a) Representations and Warranties. The representations and warranties of Seller in this Agreement, to the extent and only to the extent they apply to FFSB and/or the FFSB Closing, shall be true and correct as of the FFSB Closing Date (except to the extent any such representation and warranty speaks as of an earlier date, in which event such representation and warranty shall be true and correct as of such date), except where the failure of such representations and warranties to be true and correct (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" or "Company Material Adverse Effect" contained therein) would not, individually or in the aggregate, have a material adverse effect on the business, assets, properties, financial condition or results of operations of FFSB or a material adverse effect on the ability of Seller to consummate the sale and purchase of FFSB contemplated by this Agreement; and Buyer shall have received a certificate signed on behalf of Seller by an executive officer of Seller to the effect set forth in this paragraph.

            (b) Performance of Obligations of Seller. Seller shall have performed in all material respects all obligations required to be performed by it under this Agreement to the extent and only to the extent they apply to FFSB and/or the FFSB Closing on or prior to the FFSB Closing Date, and Buyer shall have received a certificate signed on behalf of Seller by an executive officer of Seller to such effect.

            (c) Tax Certificates. The Seller shall have provided the Buyer with a certificate (which complies with Section 1445 of the Code and the Treasury Regulations promulgated thereunder) of non-foreign status executed in accordance with the provisions of the Foreign Investment in Real Property Tax Act and
Section 1445 of the Code and the Treasury Regulations promulgated thereunder.

            SECTION 7.3. Conditions to Obligations of Seller. The obligations of Seller to effect the purchase and sale of the FFSB Shares and the other actions to be taken at the FFSB Closing are further subject to the satisfaction or waiver by Seller on or prior to the FFSB Closing Date of the following conditions:

            (a) Representations and Warranties. The representations and warranties of Buyer in this Agreement, to the extent and only to the extent they apply to FFSB and/or the FFSB Closing, shall be true and correct as of the FFSB Closing Date (except to the extent any such representation and warranty speaks as of an earlier date, in which event such representation and warranty shall be true and correct as of such date), except where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to "materiality" or "Buyer Material Adverse Effect" or "Material Adverse Effect" contained therein) would not, individually or in the aggregate, have a Buyer Material Adverse Effect or a material adverse effect on the ability of Buyer to consummate any of the transactions contemplated by this Agreement or any of the Transaction Documents; and Seller shall have received a certificate signed on behalf of Buyer by an executive officer of Buyer to the effect set forth in this paragraph.

            (b) Performance of Obligations of Buyer. Buyer shall have performed in all material respects all obligations required to be performed by it under this Agreement to the extent and only to the extent they apply to FFSB and/or the FFSB Closing on or prior to the FFSB Closing Date, and Seller shall have received a certificate signed on behalf of Buyer by an executive officer of Buyer to such effect.

                                  ARTICLE VIII

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES

            SECTION 8.1. Survival of Representations and Warranties. Except for the representations and warrantees set forth in Sections 3.1(i)(v) and 3.1(k), which shall terminate as provided in Section 10.8(c), representations and warranties contained in this Agreement shall survive the First Closing and the FFSB Closing solely for purposes of Sections 9.1(a) and 9.1(b), and shall terminate and expire at the close of business on the date that is 18 months after the First Closing Date, or with respect to FFSB, the FFSB Closing Date, except for: (a) those representations contained in Section 3.1(j), 3.1(cc) and 3.1(ff), which shall survive until the expiration of the applicable statute of limitations period, (b) those representations and warranties contained in Sections 3.1(a), 3.1(b), 3.1(c), 3.1(d), 3.1(bb), 3.2(a), 3.2(b), 3.2(c),
3.2(d), 3.2(i) and 3.2(j) which shall survive indefinitely and (c) Section 3.1(h) which shall survive two years from the First Closing Date, or with respect to FFSB, the FFSB Closing Date. All covenants and agreements contained in this Agreement, to the extent that the foregoing by their express terms are to have effect or be performed after the First Closing or the FFSB Closing shall survive the First Closing or the FFSB Closing, as the case may be, in accordance with their terms.

                                   ARTICLE IX

                                 INDEMNIFICATION

            SECTION 9.1. Obligation to Indemnify. (a) Subject to the limitations set forth in this Article IX, Seller agrees to indemnify and hold harmless Buyer and its Affiliates (including the Company and Company Subsidiaries), and their respective directors, officers, employees, successors and assigns (the "Buyer Indemnified Parties") from and against all losses and out-of-pocket expenses (including reasonable attorneys' fees and expenses of outside counsel and irrespective of whether or not such losses and expenses arise out of or in connection with a Third Party Claim) but not including punitive, consequential, all other kinds of special damages and Taxes or any amounts related to any claim for an indemnity based on or relating to Taxes ("Losses") to the extent actually incurred as a result of, based upon, or in connection with (i) any failure of the representations and warranties of Seller contained in this Agreement to be true and correct as of the date hereof and as of the First Closing Date, and to the extent and only to the extent they apply to FFSB and/or the FFSB Closing, the FFSB Closing Date, (ii) any breach of any of the covenants and agreements of Seller contained in this Agreement, (iii) liability incurred under Title IV of ERISA with respect to any pension plan maintained or contributed to by Seller or any corporation, trade or business under common control or treated as a single employer with Seller, (iv) the Excluded Assets, or (v) any failure by BCC to satisfy its obligations to The Forethought Group, Inc. under the Assignment and Assumption Agreement; provided, however, that Seller shall not have any liability for Losses under this Agreement except as otherwise provided herein unless the aggregate of all Losses for which Seller would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to $5,500,000 (the "Indemnification Basket"), and then only to the extent such Losses exceed $1,500,000; provided, further, that Seller shall not have any liability for indemnification under this Agreement for any individual item of Loss that is less than $25,000 (unless such item of Loss would, when aggregated with each other item of Loss arising from the same underlying facts, events or circumstances, equals or exceeds $25,000). The maximum amount for which Seller shall be liable in the aggregate under Section 9.1(a) shall not exceed $90,000,000 (the "Indemnification Cap"). Notwithstanding the foregoing, neither the Indemnification Basket nor the Indemnification Cap shall apply to claims for Losses as a result of, based upon, or in connection with (i) any breach of any of the representations and warranties contained in Sections 3.1(a), 3.1(b), 3.1(c), 3.1(d) and 3.1(bb), (ii) any breach of any of the covenants and agreements of Seller contained in this Agreement, (iii) liability incurred under Title IV of ERISA with respect to any pension plan maintained or contributed to by Seller or any corporation, trade or business under common control or treated as a single employer with Seller, (iv) the Excluded Assets and (v) any failure by BCC to satisfy its obligations to The Forethought Group, Inc. under the Assignment and Assumption Agreement.

            (b) Subject to the limitations set forth in this Article IX and not including any indemnification with respect to a breach of the covenants provided in Section 10.7(d), Buyer agrees to indemnify and hold harmless Seller and its Affiliates (excluding the Company and Company Subsidiaries) and their respective directors, officers, employees, successors and assigns (the "Seller Indemnified Parties") from and against all Losses to the extent actually incurred as a result of, based upon, or in connection with (i) the failure of the representations and warranties of Buyer contained in this Agreement to be true and correct as of the date hereof and as of the First Closing Date, or to the extent and only to the extent they apply to FFSB and/or the FFSB Closing, the FFSB Closing Date; (ii) any breach of any of the covenants and agreements of Buyer contained in this Agreement; (iii) the ownership by Buyer or any of its Affiliates of the Company and its Subsidiaries or the operation of the business of the Company or any of its Subsidiaries, except to the extent such Losses are incurred as a result of any breach of the representations and warranties of Seller contained in this Agreement or any breach of any of the covenants and agreements of Seller contained in this Agreement that survive the First Closing, or to the extent and only to the extent they apply to FFSB and/or the FFSB Closing; or (iv) any Third Party Claim arising from any equity or debt financing obtained or arranged by Buyer (including, without limitation, the Securitization Financing) in connection with the transactions contemplated hereby; provided, however, that Buyer shall not have any liability under this Agreement unless the aggregate of all Losses for which Buyer would, but for this proviso, be liable exceeds on a cumulative basis an amount equal to the Indemnification Basket, and then only to the extent such Losses exceed $1,500,000; provided, further, that Buyer shall not have any liability for indemnification under this Agreement for any individual item of Loss that is less than $25,000 (unless such item of Loss would, when aggregated with each other item of Loss arising from the same underlying facts, events or circumstances, equals or exceeds $25,000).

The maximum amount for which Buyer shall be liable in the aggregate under this
Section 9.1(b) shall not exceed the Indemnification Cap. Notwithstanding the foregoing, neither the Indemnification Basket nor the Indemnification Cap shall apply to claims for Losses as a result of, based upon, or in connection with (i) any breach of any of the representations and warranties contained in Sections 3.2(a), 3.2(b), 3.2(c), 3.2(d) and 3.2(i) and (ii) any breach of any of the covenants and agreements of Buyer contained in this Agreement.

            (c) For purposes of this Article IX and for purposes of determining whether any Buyer Indemnified Party is entitled to indemnification from Seller, or any Seller Indemnified Party is entitled to indemnification from Buyer, pursuant to Section 9.1(a) or Section 9.1(b) hereof, any breach of or inaccuracy in any representation or warranty of Buyer or Seller shall be determined without regard to any materiality qualifications set forth in such representation or warranty, and all references to the terms "material", "materially", "materiality", "Material Adverse Effect", "Company Material Adverse Effect", "Buyer Material Adverse Effect" or any similar terms shall be ignored for purposes of determining whether such representation or warranty was true and correct when made or deemed to have been made.

            SECTION 9.2. Indemnification Procedures. (a) The party seeking indemnification under Section 9.1 (the "Indemnified Party") agrees to give the party from which such indemnification is sought (the "Indemnifying Party") notice in writing of the assertion of any claim or demand made by, or an action, proceeding or investigation instituted by, any Person not a party to this Agreement (a "Third Party Claim") in respect of which indemnity may be sought under such Section promptly after such Indemnified Party learns of the Third Party Claim; provided, however, that failure to give such notice shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within five Business Days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

            (b) If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party will be entitled to participate in the defense thereof and, by providing notice to the Indemnified Party delivered within 20 Business Days of the receipt of notice of such Third Party Claim, to assume the defense thereof with counsel selected by the Indemnifying Party; provided that (i) the Indemnifying Party provides the Indemnified Party with an unqualified acknowledgment in writing (at the time it elects to assume such defense) of its obligation under this Section 9.2 to indemnify the Indemnified Party with respect to such Third Party Claim, (ii) such counsel is approved by the Indemnified Party (such approval not to be unreasonably withheld or delayed),
(iii) the Indemnified Party is kept fully informed of all developments, and is furnished with copies of all documents and papers, related thereto and is given the right to participate in the defense and investigation thereof as provided below, and (iv) such counsel proceeds with diligence and in good faith with respect thereto. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party will not as long as it conducts such defense be liable to the Indemnified Party for legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the Indemnifying Party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ its own counsel, separate from the counsel employed by the

Indemnifying Party at its own expense, except that the Indemnifying Party shall bear the expense of such separate counsel if (A) in the written opinion of counsel to the Indemnified Party reasonably acceptable to the Indemnifying Party, use of counsel of the Indemnifying Party's choice would be expected to give rise to a conflict of interest or (B) there are or may be legal defenses available to the Indemnified Party that are different from or additional to those available to the Indemnifying Party. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnified Party for any period during which the Indemnifying Party has not assumed the defense thereof. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, all of the parties hereto shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the Indemnifying Party's request) the provision to the Indemnifying Party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the Indemnifying Party shall have assumed the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent. Notwithstanding the foregoing, if a settlement offer solely for money damages is made by a Third Party Claimant, and the Indemnifying Party notifies the Indemnified Party in writing of the Indemnifying Party's willingness to accept the settlement offer and, subject to the applicable limitations of Section 9.1, pay the amount called for by such offer, and the Indemnified Party declines to accept such offer, the Indemnified Party may continue to contest such Third Party Claim, free of any participation by the Indemnifying Party, and the amount of any ultimate liability with respect to such Third Party Claim that the Indemnifying Party has an obligation to pay hereunder shall be limited to the lesser of (A) the amount of the settlement offer that the Indemnified Party declined to accept plus the Losses of the Indemnified Party relating to such Third Party Claim through the date of its rejection of the settlement offer or (B) the aggregate Losses of the Indemnified Party with respect to such Third Party Claim.

            SECTION 9.3. Termination. (a) The indemnities provided in this Agreement shall survive the First Closing and, with respect to FFSB and matters related to the FFSB Closing, the FFSB Closing; provided, however, that the indemnities provided under Sections 9.1(a)(i) and 9.1(b)(i) shall terminate when the applicable representation or warranty terminates pursuant to Article VIII and Section 10.8(c), except as to any item as to which the Person to be indemnified shall have, before the expiration of the applicable period, previously made a claim by delivering a notice (stating in reasonable detail the basis of such claim) to the Indemnifying Party. Except as provided in Article X, and other than with respect to the covenants and agreements contained in Sections 4.4, 4.7, 4.8 and 4.9, after the First Closing (other than with respect to FFSB) and the FFSB Closing (with respect to FFSB) the indemnities provided in Sections 9.1(a) and 9.1(b) shall be the sole and exclusive remedy at law or in equity for any breach of a representation, warranty, covenant or agreement or other claim arising out of this Agreement.

            (b) The amount of any Losses for which indemnification is provided under this Agreement shall be net of any amounts recovered or recoverable by the Indemnified Party under insurance policies with respect to such Losses and shall be (i) increased to take account of any Tax cost incurred (grossed up for such increase) by the Indemnified Party arising from the receipt of indemnity payments hereunder, and (ii) reduced to take account of any Tax benefit realized by the Indemnified Party arising from the incurrence or payment of any such Losses. Such Tax cost or Tax benefit, as the case may be, shall be computed for any year using the Indemnified Party's actual Tax liability with and without
(i) the receipt of any indemnification payments made pursuant to this Agreement and (ii) the incurrence or payment of any Losses for which indemnification is provided under this Agreement in such year. In the event that the Indemnified Party actually realizes a Tax cost or Tax benefit for a year(s) subsequent to the year in which the indemnity payment is made, the Indemnifying Party shall pay the amount of such Tax cost or the Indemnified Party shall pay the amount of such Tax benefit, as the case may be, in such subsequent year(s).

            SECTION 9.4. Tax Indemnification. Notwithstanding anything in this Agreement to the contrary, the rights and obligations of the parties with respect to indemnification for any and all matters relating to Taxes shall be governed exclusively by Article X of this Agreement.

            SECTION 9.5. Set-off. At the election of Seller, any indemnification payment payable by Seller to Buyer or any of its Affiliates under Article IX or
Article X hereof, other than indemnification payments in respect of Assigned Rights (which shall be made without setoff), may be applied, on a dollar for dollar basis, against amounts payable by Buyer under the Note, as provided therein.

                                   ARTICLE X

                                   TAX MATTERS

            SECTION 10.1. (a) Indemnification. Seller agrees to pay, indemnify and hold harmless the Buyer Indemnified Parties from and against the following Taxes including with respect to clause (v) amounts paid on a claim (except as specifically provided in Section 10.6 and to the extent such Taxes are reflected in the Final Adjusted Book Value or as disclosed on Sections 3.1(k) or 10.1 of the Disclosure Schedule) and, except as otherwise provided in Section 10.4, against any loss, damage, liability or expense, including reasonable fees for attorneys and other outside consultants, incurred in contesting or otherwise in connection with any such Taxes (and with respect to clause (v) any claim): (i) Taxes imposed on the Company or the Company's Subsidiaries with respect to taxable periods or portions thereof (as determined pursuant to Section 10.1(b) of this Agreement) ending on or before the First Closing Date (other than Taxes resulting from a transaction (not including, however, any transaction deemed to occur as a result of the Section 338(h)(10) Elections) occurring on the First Closing Date but after the First Closing that is not in the Ordinary Course of Business of the Company or the Company Subsidiaries or the transactions occurring pursuant to the Reinsurance Agreement); (ii) Taxes imposed for any taxable period on any member (other than the Company or any Company Subsidiary) of an affiliated group (within the meaning of Section 1504(a)(1) of the Code or any similar provision under state, local or foreign Law) with which the Company or any Company Subsidiary was a member on or before the First Closing; (iii) Except as provided in clause (z) of the next sentence hereof, any Tax, whether with respect to taxable periods before or after the First Closing Date that relate to annuity contracts or life insurance policies issued on or prior to the First Closing, resulting from a breach of the representation set forth in
Section 3.1(k)(xv) (without giving effect to any limitation as to "materiality"); (iv) Except as provided in clause (z) of the next sentence hereof, with respect to any life insurance policy or annuity contract that is issued after the First Closing Date but before the first anniversary of the First Closing Date that does not differ materially from the form of life insurance policies or annuity contracts that are currently in use by the Company or any Company Subsidiary or that are issued in reliance on the computer software or programming (or any other analytical systems) that are currently used by the Company or Company Subsidiaries to calculate the statutorily mandated amounts required to qualify as a life insurance policy under Section 7702 of the Code (or any similar provision of state or local Law), Taxes resulting from such policies and contracts not complying with the requirements of sections 7702 of the Code (or any analogous provision of state or local Law) or not being qualified under section 72 of the Code (or any analogous provision of state or local Law), but with respect to (iv) only to the extent that: (A) Buyer has complied with the requirements of Section 10.1(d), or (B) Buyer has not Knowingly issued life insurance policies or annuities contracts that are not in compliance with Section 7702 or qualified under Section 72 of the Code (and any analogous provision under state or local Law), as applicable and (v) Except as provided in clause (z) of the next sentence hereof, any amounts paid in connection with, or in settlement or satisfaction of any claim made by a holder of an insurance policy or annuity contract described in clauses (iii) or (iv) hereof. Buyer shall indemnify, pay and hold harmless Seller for: (x) Taxes attributable to, imposed on, related or allocated to the Company or any Company Subsidiary and any associated Losses not otherwise allocated to Seller pursuant to the first sentence hereof; (y) Taxes and Losses resulting from a breach by Buyer of any of the covenants made under Section 10.7(d) of this Agreement (as provided and determined pursuant to Section 10.7(d)) and (z) notwithstanding any provision to the contrary, Buyer shall pay (A) the first $100,000 of attorney fees incurred with respect to legal representation in connection with Taxes described in clauses (iii), (iv) and (v) of this Section 10.1 and (B) 30 percent of all Taxes described in clauses (iii), (iv) or (v) of the immediately preceding sentence hereof and 30 percent of all expenses incurred by Seller pursuant to Section 10.1(d); provided, however, for purposes of this sub-clause
(B) Buyer's liability shall not exceed $500,000. Notwithstanding any provision in this Agreement to the contrary, Tax Indemnified Losses shall be paid in full and shall not be subject to the Indemnification Basket or the Indemnification Cap provided for in Section 9.1(a).

            (b) In the case of Taxes that are payable with respect to a taxable period that begins before the First Closing Date and ends after the First Closing Date, the portion of any such Tax that is allocable to the portion of the period ending on the First Closing Date shall be:

                  (i) in the case of Taxes (other than Transfer Taxes resulting from the transactions contemplated by this Agreement or Taxes resulting from transactions (A) occurring on the First Closing Date after the First Closing that are not in the ordinary course of the Company's or any Company Subsidiary's business or (B) resulting from the Reinsurance Agreement) that are either (x) based upon or related to income, premiums or receipts, or (y) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), deemed equal to the amount that would be payable if the taxable year ended with (and included) the First Closing Date; and

                  (ii) in the case of Taxes (other than Taxes as described in clause (i) above) imposed on a periodic basis with respect to the assets of the Company or any Company Subsidiary, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction the numerator of which is the number of calendar days in the period ending on the First Closing Date and the denominator of which is the number of calendar days in the entire period

            (c) Notwithstanding anything in this Agreement to the contrary, if the sale of the Company or the Company Subsidiaries are, for any reason, held or determined not to qualify for treatment as a deemed sale of assets (in whole or in part) pursuant to section 338(h)(10) of the Code (and to the extent relevant, any other similar provision under state or local law), Buyer shall pay to Seller an amount equal to the excess, if any, of (A) any Tax benefit that Buyer actually realizes (which for the avoidance of doubt a Tax benefit shall include, without limitation, any Tax benefit Buyer realizes from the use of any depreciation, amortization, deduction or loss, or any pre or post First Closing Tax attribute of the Company or any Company Subsidiary) that Buyer would not have been entitled to if the transaction had qualified as a deemed sale of assets pursuant to section 338(h)(10) of the Code (and to the extent relevant, any other similar provision of state or local Law) over (B) (i) the amount of any payments that Buyer is required to make pursuant to Section 10.7(d) less
(ii) any amounts Buyer recovers under Section 10.3(b).

            (d) Buyer shall, at its own expense, as promptly as is reasonably practicable after the First Closing Date, use commercially reasonable efforts to investigate, identify, amend, correct, create substitute forms or take any other actions necessary to cause the life insurance policies or annuity contracts issued in the forms referred to in Section 10.1(a)(iv) (for which Buyer intends to continue to issue life insurance policies or annuity contracts using such forms) or in reliance on the computer software or programming or analytical systems referred to in Section 10.1(a)(iv) to qualify as life insurance contracts under Section 7702 of the Code or annuity contracts under Section 72 of the Code, as applicable. Subject to clause (z) of Section 10.1(a), Seller shall reimburse Buyer for any costs incurred by any Buyer Indemnified Party in connection with Buyer's obligations under this Section 10.1(d) (other than any such costs incurred in investigating or identifying non-complying policies or contracts (and the forms thereto) or failing computer software, program or other analytical systems).

            SECTION 10.2. Returns and Payments. (a) Except as provided for in
Section 10.7 of this Agreement, from the date of this Agreement through and after the First Closing Date, Seller shall prepare and file or otherwise furnish in proper form to the appropriate Tax Authority (or cause to be prepared and filed or so furnished) in a timely manner: (i) all consolidated, unitary, combined or similar Tax Returns (the "Consolidated Tax Returns") that include or would include the Company or the Company's Subsidiaries, and (ii) all other Tax Returns not including the Consolidated Tax Returns that relate to the Company and the Company's Subsidiaries that are due on or before or relate to any taxable period ending on or before the First Closing Date; and Buyer shall do the same with respect to all Tax Returns that include or relate to a taxable period ending after the First Closing Date. (The party with the obligation to file a Tax Return as determined under the preceding sentence shall hereinafter be referred to as the "Filing Party".) Tax Returns of the Company and the Company's Subsidiaries for any taxable period that begins before the First Closing Date and that ends after the First Closing Date shall be prepared in a manner consistent with past practices employed with respect to the Company and the Company's Subsidiaries (except to the extent counsel for the Filing Party renders a legal opinion that there is no substantial authority in law as that standard is defined pursuant to Treasury Regulation

1.6662-4(d)(3) or determines that a Tax Return cannot be so prepared and filed without being subject to penalties). With respect to any Tax Return required to be filed by Buyer or Seller (as required by the first sentence of this Section 10.2(a)) with respect to the Company and the Company's Subsidiaries and as to which an amount of Tax is allocable to the other party under Section 10.1 (the "Tax Indemnifying Party"), the Filing Party shall provide the Tax Indemnifying Party and its authorized representatives with: (1) a copy of such completed Tax Return or in the case of a Consolidated Tax Return, (i) the pro-forma Consolidated Tax Return, if any, filed by the Insurance Subsidiaries that does not include the Company, and (ii) a pro forma Tax Return for the Company and the Company's Subsidiaries (prepared on a separate company basis), and (2) a statement certifying and setting forth the calculation of the amount of Tax shown on such Tax Return or Consolidated Tax Return (as the case may be) that is allocable to such Tax Indemnifying Party pursuant to Section 10.1, together with appropriate supporting information and schedules at least 20 Business Days prior to the due date (including any extension thereof) for the filing of such Tax Return. Such Tax Indemnifying Party and its authorized representatives shall have the right to review and comment on such Tax Return and statement prior to the filing of such Tax Return.

            (b) Seller shall pay or cause to be paid when due and payable all Taxes allocated to Seller pursuant to the provisions of Section 10.1 to the extent that such Tax is shown on a Tax Return that Seller is required to file (or caused to be filed) pursuant to the terms of paragraph (a) above and Buyer shall do the same with respect to Tax Returns Buyer is required to file.

            (c) In any case where a Filing Party files (or causes to be filed) a Tax Return on which there is an amount of Tax that is allocable to a Tax Indemnifying Party, the Tax Indemnifying Party shall pay the Filing Party the amount so allocated to it pursuant to Section 10.1 at least three Business Days before the due date of the Tax Return required to be filed by the Filing Party (pursuant to Section 10.2(a)) or within three Business Days following an agreement between Seller and Buyer that an indemnity amount is payable by the other, or within 3 days of (i) an assessment of a Tax by a Tax Authority, or
(ii) a "determination" as defined in Section 1313(a) of the Code has been made. If liability under this Article X is in respect of costs or expenses other than Taxes, payment by the Tax Indemnifying Party of any amounts due under this
Article X shall be made within five Business Days after the date when the Tax Indemnifying Party has been notified by the Filing Party that the Tax Indemnifying Party has a liability for a determinable amount under this Article X and is provided with calculations and all other materials reasonably necessary to support such liability.

            SECTION 10.3. Refunds. (a) Except as provided in Section 10.1(c) and 10.3(b), any Tax refund or credit (including any interest with respect thereto) relating to the Company or any Company Subsidiary for any taxable period or portion thereof ending on or prior to the First Closing Date, to the extent in excess of amounts reflected therefor in the Final Adjusted Book Value, shall be the property of Seller, and if received by Buyer, the Company or any of the Company's Subsidiaries such Tax refund or credit shall be paid over promptly to Seller together with interest thereon at the rate of 6% per annum compounded daily, calculated on the basis of the actual number of days elapsed and a 360 day year, for the period from and including the date which 10 Business Days after such tax refund or credit was received by Buyer or the Company or one of its Subsidiaries as relevant to and including the date Seller actually receives payment of such tax refund or credit from Buyer.

            (b) Notwithstanding anything in this agreement to the contrary, in the event the sale of the Company or the Company Subsidiaries is not (in whole or in part), for any reason, treated as a deemed sale of assets pursuant to section 338(h)(10) of the Code (or any similar provision under state or local law), Buyer agrees, at Seller's request and expense, that it will or will cause the Company or any Company Subsidiary to carryback any (i) losses that relate or are attributable to any built-in loss (calculated as of the First Closing Date and equal to the excess of the Tax basis of any such asset over such assets allocable fair market value as of such date), or (ii) Tax benefits or Tax attributes that would not have otherwise been available to Buyer had the sale been treated as a deemed sale of assets. Any Tax refund resulting from such carryback shall be paid to Buyer to the extent of any payments made by Buyer pursuant to Section 10.7(d). Except as provided in the immediately preceding sentence, Buyer, the Company, the Company Subsidiaries and any of their Affiliates shall have no obligation to carryback any loss or other Tax item.

            SECTION 10.4. Contests. (a) After the First Closing, Buyer or Seller shall notify the other party in writing within seven days of receiving any written notice of a proposed assessment or claim in an audit or administrative or judicial proceeding which, if determined adversely to such entity, would be subject to indemnification under this Article X; provided, however, that a failure to give such notice will not affect a party's right to indemnification under this Article X except to the extent, if any, that, but for such failure, Seller or Buyer, as the case may be, could reasonably likely have avoided all or a portion of the Tax liability to which such written notice relates.

            (b) In the case of an audit or administrative or judicial proceeding (a "Tax Contest") that relates to periods ending on or before the First Closing Date (including, without limitation, any Tax Contest relating to life insurance policies or annuities issued by a Company Subsidiary prior to the First Closing), Seller shall have the sole right at its own expense, to control the conduct of any such Tax Contest; provided, however, that if Seller does not exercise such right to control, Buyer, at its own expense, may assume such control in such manner as it may deem appropriate, including, but not limited to, settling such Tax Contest (subject to the requirement of Section 10.4(d)) after giving five days prior written notice to Seller setting forth the terms and conditions of settlement.

            (c) In case of a Tax Contest that relates to periods beginning before and ending after the First Closing Date, the party that is liable for the issue pursuant to the terms of this Section 10.1 shall control the audit or proceeding with respect thereto; provided, however, that if the Tax Contest involves issues relating to potential adjustments or assessments for which both Seller and Buyer, the Company or any Company Subsidiary could be liable, (i) each party may participate in the Tax Contest, and (ii) the Tax Contest shall be controlled by that party that would bear the burden of the greater portion of the sum of the adjustment and any corresponding adjustments that may reasonably be anticipated for future Tax periods; provided further, however, that with respect to any Tax Contest, as described in the first proviso of this paragraph
(c), that relates to or involves any Tax issues regarding or relating to life insurance policies or annuities, Buyer and Seller shall jointly control such Tax Contest. The principle set forth in the first sentence of this Section 10.4(c) shall govern also for purposes of deciding any issue that must be decided jointly (including, without limitation, choice of judicial forum) in situations in which separate issues are otherwise controlled under this Article X by Buyer and Seller.

            (d) Notwithstanding any other provision in this Agreement to the contrary, Seller shall have the right to control any proceeding or Tax Contest that relates to the issue of whether the Section 338(h)(10) Elections should be respected, provided, however, that Buyer shall have the right to approve of any counsel, such approval to not be unreasonably withheld, chosen by Seller to represent Seller in such Tax Contest and Buyer shall have the right to participate in such Tax Contest at its own expense in the same manner as provided in paragraph (b) of this Section 10.4, including, without limitation, to the extent allowed by law, the right to attend all meetings with the relevant Tax Authority.

            (e) Notwithstanding anything in this Agreement to the contrary, neither Buyer, Seller, the Company nor any Company Subsidiary shall enter into any compromise or agree to settle any claim pursuant to any Tax Contest that would or that would reasonably be expected to adversely affect the other party for such year or any other year without the written consent of the other party, which consent may not be unreasonably withheld. Buyer and Seller agree to cooperate, and Buyer agrees to cause the Company and the Company's Subsidiaries to cooperate, in the defense against or compromise of any claim in any Tax Contest.

            (f) Notwithstanding anything in this Agreement to the contrary, after the First Closing Date Buyer and Seller, at each party's own expense, shall cooperate and consult with each other in determining whether the Company Subsidiaries have issued any life insurance policies or annuity contracts that do not comply with Section 7702 of the Code (or any similar provision of state or local Law) or are not qualified under Section 72 of the Code (or any similar provisions of state or local Law), as applicable. In the event Buyer determines that such policies or contracts have been issued and that it is obligated to inform any relevant Tax Authority of such non-compliance, Buyer shall first provide written notification to Seller of its conclusion regarding such annuities or life insurance policies, with a reasonably detailed explanation of why such life insurance policies or annuities are not compliant, at least 10 business days prior to Buyer contacting any Tax Authority, and Buyer or Seller shall thereafter have the right to inform any such relevant Tax Authority as to the existence of such policies or contracts for the purposes of entering into a closing agreement with such Tax Authority and such action by Buyer shall not relieve Seller of any indemnification obligation under this Article X.

            SECTION 10.5. Cooperation and Exchange of Information. Seller and Buyer will provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Return, amended Tax Return or claim for refund, determining a liability for Taxes or a right to a refund of Taxes, participating in or conducting any audit or other proceeding in respect of Taxes at the expense of the requesting party. Such cooperation and information shall include providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by Tax Authorities. Seller and Buyer shall each make its employees available on a basis mutually convenient to both parties to provide explanations of any documents or information provided hereunder. Each of Seller and Buyer shall retain all Tax

Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of the Company and the Company's Subsidiaries for each taxable period first ending after the First Closing Date and for all prior taxable periods until the later of (i) the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate, without regard to extensions, or (ii) three years following the due date (without extension) for such Tax Returns. Prior to disposing of any such records notice shall be given to the other party providing reasonable terms allowing such other party to take, at its sole expense, possession of such records. Subject to Section 4.2(c), any information obtained under this Section 10.5 shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or claims for refund or in conducting an audit or other proceeding.

            SECTION 10.6. Conveyance Taxes. Notwithstanding any other provision in this Agreement to the contrary, all stock transfer, real estate transfer, documentary, stamp, registration, filing, sales, use, recording, ad valorem, and other similar Taxes ("Transfer Taxes") arising out of, or directly attributable to, the transfers of the Company and the Company Subsidiaries will be borne and paid equally by Seller and Buyer. Seller and Buyer will use reasonable best efforts to secure any available exemptions from any such Taxes and to cooperate in providing any information and documentation that may be necessary to obtain such exemptions.

            SECTION 10.7. Section 338(h)(10) Election. (a) Buyer and Seller shall join in making an election under Section 338(h)(10) of the Code (or any identical or similar provisions under state or local law) with respect to the
Section 338(h)(10) Companies (the "Section 338(h)(10) Elections"). Buyer and Seller agree to cooperate in all respects for the purpose of the preparation and filing of the Section 338(h)(10) Elections (including the preparation of the Form 8023), and jointly filing effective Section 338(h)(10) Elections on a timely basis and comply with the rules and regulations applicable to such
Section 338(h)(10) Elections prior to, at the time of and subsequent to the filing of such Section 338(h)(10) Elections.

            (b) For purposes of making such Section 338(h)(10) Elections, Buyer shall initially determine the value of the tangible and intangible assets of the affected entities and shall within 100 days of the First Closing Date provide Seller with an allocation of Buyer's "adjusted grossed-up basis" in the shares of the Section 338(h)(10) Companies (within the meaning of the Treasury Regulations under Section 338 of the Code) to such assets (the "Allocation"). If on the date that is 150 days following the First Closing Date any adjustments to Buyer's "adjusted grossed-up basis" in the shares of the Section 338(h)(10) Companies are necessary, Buyer shall provide Seller with an allocation of the "adjusted grossed-up basis," so adjusted, amongst the tangible and intangible assets of the affected entities (the "Adjusted Allocation"). The Allocation and the Adjusted Allocation, if any, shall be in writing and shall be binding upon Buyer and Seller for purposes of allocating the "deemed selling price" (within the meaning of the Treasury Regulations) among the assets of the affected entities; provided, however, that if Seller disagrees with all or a portion of the Allocation or the Adjusted Allocation and Buyer and Seller cannot resolve their disagreement within thirty (30) days after notification thereof by Seller to Buyer, a nationally recognized independent accounting firm shall be jointly selected by Seller's and Buyer's accounting firms (the "Independent Accounting Firm"), to determine whether the Allocation or the Adjusted Allocation is incorrect and the determination of such Independent Accounting Firm shall be final and made no later than 15 days prior to the date when any part of a Section 338(h)(10) Election must be filed with a Governmental Authority. The Parties shall be bound by the Allocation or the Adjusted Allocation, as applicable, as adjusted by such Independent Accounting Firm.

            (c) Neither Seller nor Buyer shall file any Tax Return, or take a position with a Tax Authority, that is inconsistent with the Allocation or the Adjusted Allocation. The parties agrees to cooperate with each other in preparing Form 8883 for filing by each and to furnish the other with a copy of such Form prepared in draft form within a reasonable period before its filing due date and notwithstanding any other provision of this Agreement to the contrary, the parties agree that all Tax Returns relating to the Section 338(h)(10) Election shall be timely filed in the manner prescribed by Law.

            (d) Notwithstanding any other provision in this Agreement to the contrary, Buyer, Company and the Company Subsidiaries agree to pay, indemnify and hold harmless Seller for: (i) the loss or deferral of any Tax credits, deductions, losses, carry over losses or credits, and any other Tax attribute of Seller and its Affiliates to the extent, and at such time, that such loss or deferral results in an actual higher Tax liability to the Seller or any of its Affiliates and (ii) any Losses, in each case, relating to or resulting from a breach of any of the covenants set forth on Annex D; provided, however, that the total amount of the indemnity provided under this Section 10.7(d) shall not exceed $20 million. For the avoidance of doubt, any matter relating to a breach under this Section 10.7 and any rights of indemnification pursuant to this
Section 10.7 shall be treated as relating to Taxes for purposes of Section 9.4 of this Agreement.

            (e) Notwithstanding any provision in this Agreement to the contrary, for purposes of Section 338 of the Code and consistent with Section 10.8(g), the Parties agree to treat the transactions occurring as a result of the Reinsurance Agreement as taking place after all of the transactions that are deemed to occur pursuant to the Section 338(h)(10) Elections.

            SECTION 10.8. Miscellaneous. (a) Seller and Buyer agree to treat all payments made by either of them to or for the benefit of the other (including any payments to the Company or any Company Subsidiary) under this Article X, under any other indemnity provisions of this Agreement and for any misrepresentations or breaches of warranties or covenants as adjustments to the Final Purchase Price for Tax purposes and that such treatment shall govern for purposes hereof except to the extent that the laws of a particular jurisdiction provide otherwise, in which case such payments shall be made in an amount sufficient to indemnify the relevant party on an after-Tax basis.

            (b) All payments payable under any tax sharing agreement or arrangement between Seller and the Company or any Company Subsidiary for any taxable period ending on or prior to the First Closing Date shall be calculated on a basis consistent with that used to date and be payable in full at the First Closing (or a reasonable estimate thereof, with any required adjusting payment to be payable together with the amount, if any, paid pursuant to an adjustment to the Final Purchase Price, including interest in accordance with the provisions thereof), notwithstanding any later time for payment set forth in any such agreement. Any tax sharing agreement or arrangement between Seller and the Company or any Company Subsidiary shall be terminated immediately prior to the First Closing.

            (c) Notwithstanding any provision in this Agreement to the contrary and except as provided herein, the representations and warranties provided pursuant to Sections 3.1(i)(v) and 3.1(k) shall terminate at the First Closing; provided, however, that the representation provided pursuant to Section 3.1(k)(xv) shall survive indefinitely. For the avoidance of doubt, the indemnity provided in Section 10.1(a)(iii), (iv) and (v) shall be the sole and exclusive remedy at law or in equity for any claim against Seller or any Affiliate thereof relating to or resulting from an insurance policy not satisfying the requirements of Section 7702 of the Code or an annuity contract not qualifying under section 72 of the Code.

            (d) Notwithstanding any provision in this Agreement to the contrary, the obligations of Seller to indemnify and hold harmless Buyer, the Company and the Company's Subsidiaries and the obligations of Buyer to indemnify and hold harmless Seller pursuant to this Article X (except with respect to the indemnity provided for in Section 10.1(a)(iii), (iv) and (v) which obligation shall survive indefinitely) shall terminate at the close of business on the day following the expiration of the applicable statute of limitations with respect to the liabilities in question.

            (e) Notwithstanding any other provision in this Agreement to the contrary (except to the extent Sections 3.1(i)(v), 6.2, 8.1, 9.1(a) and (b) and
9.4 specifically mention Taxes or reference any provision set forth in this
Article X), Section 3.1(k) and 4.19 and Article X of this Agreement shall exclusively govern all matters relating to Taxes.

            (f) Except with respect to the indemnity provided under Section 10.1(a)(iii), (iv) and (v), for purposes of this Article X any reference to the First Closing Date or the First Closing shall mean the FFSB Closing Date or the FFSB Closing, as appropriate, to the extent such provision under this Article X is addressing a matter regarding FFSB.

            (g) Notwithstanding any provision of this Agreement to the contrary, pursuant to Treasury Regulation Section 1.1502-76(b)(1)(ii) (and any other analogous provision under state or local Law), the transactions occurring and deemed to occur as a result of the Reinsurance Agreement will be treated by the parties as having occurred on the day after the First Closing Date.

                                   ARTICLE XI

                                   TERMINATION

            SECTION 11.1. Termination of Agreement Prior to the First Closing. This Agreement may be terminated at any time prior to the First Closing:

            (a) by Seller or Buyer in writing, if there shall be any order, injunction or decree of any Governmental Entity that prohibits or restrains any party to this Agreement from consummating the transactions contemplated hereby, and such order, injunction or decree shall have become final and nonappealable;

            (b) by Seller or Buyer in writing, if the First Closing has not occurred on or prior to the date that is six months following the date of this Agreement (the "Cut Off Date"); provided, however, that the right to terminate this Agreement under this Section 11.1(b) shall not be available to the party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the First Closing to occur on or before such date;

            (c) by either Seller or Buyer (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein), if there has been a material breach on the part of the other party of any representation, warranty or agreement contained herein which cannot be or has not been cured within 30 days after written notice by Buyer to Seller or Seller to Buyer, as the case may be, of such breach;

            (d) by mutual written consent of Seller and Buyer at any time on or prior to the First Closing Date; and

            (e) by Buyer pursuant to Section 12.3(d).

            SECTION 11.2. Survival. If this Agreement is terminated pursuant to
Section 11.1 and the transactions contemplated hereby are not consummated as described herein, this Agreement shall become null and void and of no further force and effect, except for (i) the provisions of Sections 4.2(b) and 4.2(c), this Section 11.2 and Article XII and (ii) rights and obligations arising from any breach of this Agreement prior to such termination.

                                  ARTICLE XII

                               GENERAL PROVISIONS

            SECTION 12.1. Fees and Expenses. Whether or not the purchase and sale of the Company Shares, the FLIC Shares, the FLAC Shares and the FFSB Shares is consummated, each party hereto shall pay its own fees and expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the transactions contemplated hereby (which, in the case of Seller, shall include such fees and expenses incurred by the Company or any Company Subsidiary); provided, however, that if either party (the "Terminating Party") terminates this Agreement pursuant to Section 11.1(c), then, in addition to any other remedies that the Terminating Party may have at law or in equity, the other party shall pay, or reimburse the Terminating Party for, all such reasonable and documented fees and expenses incurred by the Terminating Party.

            SECTION 12.2. Notices. All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be delivered personally, by facsimile (which is confirmed as provided below) or by overnight courier (providing proof of delivery) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  If to Buyer, to:

                  FFS Holdings, Inc.
                  c/o The Devlin Group
                  153 Foreside Road
                  Falmouth, ME 04105
                  Fax:  (201) 781-7709
                  Attention:  Douglas Schair

                  with a copy to:

                  Weil, Gotshal & Manges LLP
                  767 Fifth Avenue
                  New York, NY  10153
                  Fax:  (212) 310-6717
                  Attention: Thomas A. Roberts
                             and Michael Nissan

                  If to Seller, to:

                  Hillenbrand Industries, Inc.
                  700 State Route 46 East
                  Batesville, IN 47006-8835
                  Fax:  (812) 934-8258
                  Attention:  Patrick DeMaynadier and Scott Sorensen

                  with a copy to:

                  LeBoeuf, Lamb, Greene & MacRae, L.L.P.
                  125 West 55th Street
                  New York, NY  10019
                  Fax: (212) 424-8500
                  Attention: Alexander M. Dye
                             and Theodore LaPier

Notice given by personal delivery or overnight courier shall be effective upon actual receipt. Notice given by facsimile shall be confirmed by appropriate answer back and shall be effective upon actual receipt if received during the recipient's normal business hours, or at the beginning of the recipient's next Business Day if not received during the recipient's normal business hours.

            SECTION 12.3. Interpretation. (a) When a reference is made in this Agreement to a Section, Exhibit, Annex or Schedule, such reference shall be to a Section of, or an Exhibit, Annex or Schedule to, this Agreement unless otherwise indicated. Nothing in any Disclosure Schedule hereto shall be deemed adequate to disclose an exception to a representation or warranty made in this Agreement unless the Schedule sets forth the relevant facts in reasonable detail so as to make the relevance of such disclosure reasonably apparent; provided, however, that the inclusion of any fact or item in a Schedule referred to specifically in the Agreement shall, provided that the existence of such fact or item or its content is relevant to any other

Schedule and that such fact or item is disclosed in sufficient detail so as to make such relevance to the other Schedule reasonably apparent, be deemed to be disclosed with respect to such other Schedule whether or not an explicit cross-reference appears. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document is not deemed adequate to disclose an exception to a representation or warranty unless the representation or warranty relates solely to the existence of the document itself. Notwithstanding the foregoing, the Company may cross-reference Sections of the Schedules and a reference in any Section or subsection of the Schedules to another Section or subsection of the Schedules shall be deemed to incorporate the matters so referenced. In the event of any inconsistency between the statements in this Agreement and statements in the Disclosure Schedule, the statements in this Agreement will control and the statements in the Schedule will be disregarded. Disclosure of any item in the Disclosure Schedule shall not be deemed an admission that such item represents a material item, fact, exception of fact, event or circumstance or that occurrence or non-occurrence of any change or effect related to such item would result in a Material Adverse Effect, Company Material Adverse Effect or Buyer Material Adverse Effect, as the case may be. The Disclosure Schedule is qualified in its entirety by reference to the specific provisions of the Agreement, and is not intended to constitute, and shall not be construed as constituting, representations or warranties of Seller or Buyer except as and to the extent set forth in this Agreement. The table of contents and headings contained in this Agreement and the Disclosure Schedule are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement (which, for the avoidance of doubt, includes any Schedule or Exhibit hereto), they shall be deemed to be followed by the words "without limitation." Whenever the singular is used in this Agreement (which, for the avoidance of doubt, includes any Schedule or Exhibit hereto), the same shall include the plural, and whenever the plural is used herein, the same shall include the singular, where appropriate.

            (b) No provision of this Agreement will be interpreted in favor of, or against, either party hereto by reason of the extent to which any such party or its counsel participated in the drafting thereof or by reason of the extent to which any such provision is inconsistent with any prior draft hereof or thereof.

            (c) If more than one provision contained in this Agreement relates to the same subject matter, then each such provision shall apply thereto with equal force and effect, and the more specific provision shall not be presumed or deemed to prevail over, or exclude the application of, the more general provision.

            (d) No less than five Business Days prior to the First Closing Date, Seller may provide Buyer a revised Disclosure Schedule in order to reflect changes resulting solely from events that occur after the date hereof which are not caused by the intentional misconduct or reckless acts of Seller. Within five Business Days following the delivery of such revised Disclosure Schedule, Buyer may elect to terminate this Agreement by written notice to Seller if the matters reflected in any such change or changes would, individually or in the aggregate, cause the condition to the obligation of Buyer set forth in Section 6.2(a) not to be satisfied if such change or changes were not set forth in Seller's Disclosure Schedule. In the event that Buyer does not make such election by such date, the Disclosure Schedule as so revised shall constitute Seller's Disclosure Schedule for all purposes of this Agreement, including, without limitation, Section 9.1(a).

            SECTION 12.4. Entire Agreement; No Other Representations; Third-Party Beneficiaries. (a) This Agreement (including the Transaction Documents and all exhibits and schedules hereto and thereto), the Disclosure Schedule and the Confidentiality Agreement constitute the entire agreement, and supersede all prior agreements, understandings, representations and warranties, both written and oral, among the parties with respect to the subject matter of this Agreement.

            (b) Buyer acknowledges that neither Seller nor any Affiliate nor any officer, director, employee, representative or agent of any of them or any Affiliate makes or has made any representation or warranty, express or implied, or any other inducement or promise to Buyer other than in this Agreement or the Transaction Documents.

            (c) Except as otherwise provided herein, the terms and provisions of this Agreement are intended solely for the benefit of the parties hereto, and their respective successors and assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other Person.

            SECTION 12.5. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

            SECTION 12.6. Assignment. Neither this Agreement nor any of the rights, interests or obligations of any party to this Agreement shall be assigned, by operation of law or otherwise by such party without the prior written consent of the other parties, and any such assignment that is not consented to in writing shall be null and void; provided, however, that Buyer may assign this Agreement and any or all rights or obligations hereunder to (i) any wholly-owned Subsidiary of Buyer, provided that any such assignment is not materially adverse to Seller, (ii) any lender or financial guarantor for the purpose of collateral security in connection with the Securitization Financing, or any refinancing thereof or, (iii) following the First Closing Date, any Person to which Buyer or any of its Affiliates proposes to sell all or substantially all of the assets relating to the business of the Company. Upon any such permitted assignment, the references in this Agreement to Buyer shall also apply to any such assignee unless the context otherwise requires. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. Notwithstanding the foregoing, any assignment by either party as permitted under this Section 12.6 shall not relieve the assignor from its obligations under this Agreement.

            SECTION 12.7. Enforcement. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States or any state court that in either case is located in the City of Indianapolis (any such federal or state court, an "Indiana Court"), in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Indiana Court in the event any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement and (b) agrees that it will not attempt to deny or defeat such personal jurisdiction or venue by motion or other request for leave from any such Indiana Court.

            SECTION 12.8. Severability; Amendments; Waiver. (a) Whenever possible, each provision or portion of any provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or portion of any provision in such jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

            (b) This Agreement may be amended, superseded, cancelled, renewed or extended, and the terms hereof may be waived, only by a written instrument signed by each of the parties or, in the case of a waiver, by the party waiving compliance.

            (c) No delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any party of any right, power or privilege, nor any single or partial exercise of any such right, power or privilege, preclude any further exercise thereof or the exercise of any other such right, power or privilege.

            SECTION 12.9. Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties. Each party hereto is entitled to rely on a facsimile signature of the other party as an original.

            SECTION 12.10. Non-recourse. No past, present or future director, officer, employee, incorporator, member, partner, stockholder, Affiliate, agent, attorney or representative of Seller or Buyer shall have any liability for any obligations or liabilities of Seller or Buyer, as applicable, under this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby.

            IN WITNESS WHEREOF, Seller and Buyer have caused this Agreement to be signed by their respective officers thereunto duly authorized, all as of the date first written above.

                                     HILLENBRAND INDUSTRIES, INC.

                                     By: /S/ Frederick W. Rockwood
                                         ---------------------------------------
                                         Frederick W. Rockwood
                                         President and Chief Executive Officer

                                     FFS HOLDINGS, INC.

                                     By: /S/ Douglas M. Schair
                                         ---------------------------------------
                                         Douglas M. Schair

                                     ANNEX A
            AGREED PROCEDURES FOR CALCULATION OF ADJUSTED BOOK VALUE

ADJUSTED BOOK VALUE means, in the aggregate, the following items, each as of the specified date: (i) the Capital and Surplus of FLIC (which includes the carrying value of FLAC and ANLIC); minus (ii) the sum of the Admitted Net Deferred Tax Assets of each of the Insurance Subsidiaries; plus (iii) the sum of the Asset Valuation Reserves held by each of the Insurance Subsidiaries; minus (iv) the Unamortized Statutory Goodwill balance; plus (v) an amount (which may be negative) equal to the tax effected difference between the Fair Market Value and statutory admitted value of Surplus Assets of the Insurance Subsidiaries on a consolidated basis.

CAPITAL AND SURPLUS means line 38, column 1 in the "Liabilities, Surplus and Other Funds" section of the balance sheet in the applicable statutory financial statements (page 3) of the Insurance Subsidiaries, or, if the line number is changed in such statutory financial statements, on the line that supersedes line 38 and reflects capital and surplus.

ADMITTED NET DEFERRED TAX ASSET means line 15.2, column 3 in the "Assets" Section of the balance sheet in the applicable statutory financial statements (page 2) of the Insurance Subsidiaries, or, if the line number is changed in such statutory financial statements, on the line that supersedes line 15.2 and reflects admitted net deferred tax assets.

ASSET VALUATION RESERVE means line 24.1, column 1 in the "Liabilities, Surplus and Other Funds" section of the balance sheet in the applicable statutory financial statements of the Insurance Subsidiaries, or, if the line number is changed in such statutory financial statements, on the line that supersedes line
24.1 and reflects Asset Valuation Reserve.

UNAMORTIZED STATUTORY GOODWILL means the portion of line 2.2, column 3 in the "Assets" section of the balance sheet in the applicable statutory financial statements of the Insurance Subsidiaries that represents unamortized statutory goodwill related to FLIC's purchase of ANLIC, or, if the line number is changed in such statutory financial statements, the portion of the line that supersedes line 2.2 and reflects unamortized statutory goodwill.

FAIR MARKET VALUE shall be determined as follows:

            Real Estate

            The fair market value of Real Estate shall be the appraised value determined by a qualified appraiser acceptable to both Buyer and Seller.

            Mortgage Loans on Real Estate

            The fair market value of mortgage loans on real estate should be determined by adding the present value of future cash flows. The discount rate utilized should be the current risk adjusted interest rate for a loan of the same type, size, location and risk profile. In the computation of the market values of its mortgages, Forethought will obtain the current risk adjusted interest rate from the originator of the mortgage (Key Bank or David L. Babson). Should Buyer dispute the risk adjusted interest rate of any loan, the dispute will be resolved by taking the middle rate of three rates, obtained by three independent mortgage originators, with one such originator selected by Seller, one by Buyer, and one selected by the two other originators.

            Investments other than Real Estate and Mortgage Loans on Real Estate

            For other investments other than real estate and mortgage loans on real estate, Forethought will obtain fair market values from its independent investment advisors (David L. Babson or Conning) which shall not take into account "investment income due and accrued." If Buyer disputes a market value on any such asset, then the Fair Market Value shall be the middle value of three values determined by three independent brokers, with one such broker selected by Seller, one by Buyer and one selected by the two other brokers.

SURPLUS ASSETS means assets not supporting liabilities determined using the procedures set forth below. All assets shall be recorded according to Statutory Accounting Principles.

            Procedure for Determining Surplus Assets

            Surplus Assets should be determined as follows:

                  A. Calculate liabilities ("Backed Liabilities") that must be backed by assets. The Backed Liabilities are total statutory liabilities reported by FLIC, FLAC and ANLIC as would be reported on page 3, line 26 reduced by:

                  1. the Asset Valuation Reserve held by FLIC, FLAC and ANLIC as would be reported on page 3, line 24.1, column 1;

                  2. Contract loans held by FLIC, FLAC and ANLIC as would be reported on page 2, line 6, column 3; and

                  3. Deferred Premiums held by FLIC, FLAC and ANLIC as would be reported on page 2, line 12.2, column 3.

                  B. Select assets from the following asset categories held by
            FLIC, FLAC and ANLIC to back the liabilities. The asset categories should be selected in the following order:

                  1.    Investment income due and accrued

                  2.    Short term investments and cash

                  3.    Bonds with an NAIC designation of 1

                  4.    Bonds with an NAIC designation of 2

                  5.    Bonds with an NAIC designation of 3

                  6.    Bonds with an NAIC designation of 4

                  7.    Bonds with an NAIC designation of 5

                  8.    Bonds with an NAIC designation of 6

                            (collectively, the "Included Asset Categories").

                  C. Continue to include all assets in an asset category until the cumulative statutory admitted value of all such assets in the Included Asset Categories equals or exceeds the Backed Liabilities.

            The computation of statutory admitted values for assets and statutory liabilities must be in accordance with Statutory Accounting Principles. The Accounting and Actuarial principles, methods and assumptions utilized must be consistent with those utilized by FLIC, FLAC and ANLIC in their Statutory filings, dated September 30, 2003. Except as otherwise specified herein, line number and page number references are to the Statutory filings of FLIC, FLAC and ANLIC, dated September 30, 2003.

      Procedure for calculating the difference between the Fair Market Value and Statutory Admitted Value of Surplus Assets

            The difference between the Fair Market Value and Statutory Admitted Value of Surplus Assets is comprised of the sum of the following two components:

            1. Allocation of excess gains/losses on assets backing liabilities calculated as follows:

                  a. For whichever category of assets (listed above) that, when added to the prior categories causes the cumulative statutory admitted value of assets in included categories to exceed the Backed Liabilities, compute the ratio of excess assets as follows: One (1) minus ((i) Statutory Admitted Value of assets in the last included asset category necessary to equal the Backed Liabilities divided by (ii) the Statutory Admitted Value of all assets in the last included asset category). The components (in (i) and (ii) herein) are as calculated in the Procedure for Determining Surplus Assets;

                  b. Compute the difference between the Fair Market Value and Statutory Admitted Value on all assets in the last included asset category.;

                  c. Multiply the difference determined in part b. by the amount calculated in part a.

            2. The difference between the Statutory Admitted Value and Fair Market Value of the invested assets not in the Included Asset Categories.

      The sum of 1 and 2 should be multiplied by 0.65 to determine the tax-effected difference between the Fair Market Value and the Statutory Admitted Value of Surplus Assets.

                                     ANNEX B
                         SELLER PRE-CLOSING TRANSACTIONS

Seller shall cause the following transactions to be effected prior to the First Closing in the order set forth below:

1.    FLIC declares and pays to the Company a dividend of all of the FLAC
      Shares.

2. FLIC redeems 1,000 shares of its common stock from the Company for an aggregate redemption price of cash in the amount of $168,000,000 (or such other amount that Buyer notifies Seller of in writing at least five Business Days prior to the First Closing Date) (the "Redemption Price"), which is to be paid to the Company at the time such redemption is effected.

3. The Company pays the Redemption Price in cash to FLAC as a contribution of capital.

                                     ANNEX C
                         BUYER PRE-CLOSING TRANSACTIONS

            The following transactions are listed in the chronological order in which the transactions must occur:

            1. Initially, a purchaser (the "Initial Purchaser") enters into a binding written agreement with a third party (the "Second Purchaser") to sell to the Second Purchaser, on the day following the First Closing Date, all of the Buyer's Class B non-voting common stock issued to the Initial Purchaser by Buyer for $2 million.

            2. The Initial Purchaser will purchase directly from Buyer, in exchange for $2 million in cash, all of Buyer's Class B non-voting common stock immediately prior to the First Closing. The cash used by the Initial Purchaser to purchase Buyer's Class B non-voting common stock must not be borrowed from or be paid directly or indirectly by the Second Purchaser or any party related to the Second Purchaser.

            3. In accordance with the terms of the binding agreement referenced above in 1., on the day following the First Closing Date, the Second Purchaser will acquire from the Initial Purchaser all of the Class B non-voting common stock issued to the Initial Purchaser by Buyer. The consideration used by the Second Purchaser to acquire such stock should not be borrowed from or be paid directly or indirectly by the Initial Purchaser or any party related to the Initial Purchaser.

            4. The stock purchase agreement between Buyer and the Initial Purchaser and the stock purchase agreement between the Initial Purchaser and the Second Purchaser will contain representation and warranties made by: (w) the Initial Purchaser, that the Initial Purchaser has not obtained the funds needed to acquired the Class B non-voting stock from the Second Purchaser, Buyer or any party related to the Second Purchaser or Buyer, (x) the Second Purchaser, that the Second Purchaser has not obtained the funds needed to purchase the Class B non-voting common stock from Buyer, the Initial Purchaser or any party related to Buyer or the Initial Purchaser; (y) the Second Purchaser, that the Second Purchaser has no intent to sell or otherwise transfer the Class B non-voting common stock to any of the other initial buyers of Initial Buyer Common Shares (as determined as of the First Closing Date, the "Initial Investors") or Buyer or any party related to such Initial Investors or Buyer; and (z) the Initial Purchaser and the Second Purchaser that neither the Initial Purchaser nor the Second Purchaser, will take any position with respect to any Tax audit, controversy or claim, financial statement, public filing, Tax Return, administrative filing, or any other filing that is not consistent with the Second Purchaser being the bona fide purchaser and owner of the Class B non-voting common stock.

            For purposes of Annex C of this Agreement a party will be treated as a party related to either the Initial Purchaser, the Second Purchaser, the Buyer or the Initial Investors (the "Pre-Closing Transaction Parties") if such party is: (i) a Person that is either "controlled" or in "control" (as defined pursuant to Section 1.482-(1)(i)(4) of the Treasury Regulations) of any Pre-Closing Transaction Party, (ii) a "controlled taxpayer" with respect to any Pre-Closing Transaction Party as that term is defined pursuant to Section 1.482-1(i)(5) of the Treasury

Regulation, or (iii) is part of the same controlled group as any Pre-Closing Transaction Party (as defined pursuant to Section 1.482-1(i)(6) of the Treasury Regulations).

                                     ANNEX D
              COVENANTS CONCERNING THE SECTION 338(h)(10) ELECTION

            1. Buyer, and to the extent relevant any successor to Buyer, the Company, any Company Subsidiary, the initial holders of the Initial Buyer Common Shares (the "Initial Holders") and the holder of the Class B non-voting common stock, and in each case, any party related to such party will, except to the extent required by a final determination of applicable Law, (x) not take any position on any financial statement, public filing, Tax Return, administrative filing, or any other filing or any position whether written or oral with any Governmental Entity or judicial or administrative body, agency or office, in each case, that is inconsistent with: (a) treating the acquisition of the Company and the Company Subsidiaries being treated as a deemed sale of assets for income tax purposes pursuant to Section 338(h)(10) of the Code or any similar applicable provision of state or local law, (b) treating the Seller's Note as debt, (c) treating Buyer's Class B stock as non-voting stock for federal income tax purposes, or (d) treating the transaction as an exchange that would not be subject to Section 351 of the Code; and

            2. Buyer, Company or any Company Subsidiary, and any successors thereto, will not redeem the Initial Buyer Common Shares for a period of 5 years after the First Closing Date or redeem the Class B non-voting common stock for a period of 3 years after the First Closing Date.

            For purposes of Annex D of this Agreement, a party will be treated as a party related to either the Buyer, the Company, a Company Subsidiary, the Initial Investors, or the holder of Class B non-voting common stock (collectively the "338(h)(10) Parties" and each individually a "338(h)(10) Party") if such party is: (i) a Person that is either "controlled" or in "control" (as defined pursuant to Section 1.482-(1)(i)(4) of the Treasury Regulations) of any 338(h)(10) Party, (ii) a "controlled taxpayer" with respect to any 338(h)(10) Party as that term is defined pursuant to Section 1.482-1(i)(5) of the Treasury Regulation, or (iii) is part of the same controlled group as any 338(h)(10) Party (as defined pursuant to Section 1.482-1(i)(6) of the Treasury Regulations).

                                     ANNEX E

                              COLLATERAL ASSIGNMENT

                         [ATTACHED AS SEPARATE DOCUMENT]

                               DISCLOSURE SCHEDULE

                         [ATTACHED AS SEPARATE DOCUMENT]